SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PracticeWorks, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear Stockholder:

On behalf of the Board of Directors of PracticeWorks, Inc., you are cordially invited to attend a Special Meeting of Stockholders to be held on Tuesday, October 7, 2003, at 11:00 a.m., Eastern time, at 1765 The Exchange, Atlanta, Georgia 30339.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of July 20, 2003, pursuant to which Eastman Kodak Company has agreed to acquire PracticeWorks. If the common stockholders and the series B preferred stockholders, voting separately, adopt the merger agreement and the acquisition is completed, each share of common stock will be canceled and converted into the right to receive $21.50 in cash without interest and each share of series B preferred stock will be canceled and converted into the right to receive an amount that has been calculated to be $7.33 in cash without interest. The proposed transaction is described in detail in the attached notice of a special meeting of stockholders and the proxy statement.

After careful consideration, our board of directors has determined that the merger agreement is advisable and fair to and in the best interests of the stockholders, has approved and adopted the merger agreement and recommends that the stockholders vote “FOR” adoption of the merger agreement.

It is important that your shares of stock be represented at the special meeting, regardless of the number of shares you hold, because approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock and series B preferred stock voting separately. A failure to vote will count as a vote against the merger. Accordingly, you are requested to vote your shares promptly.

Stockholders eligible to vote at this meeting may vote their shares by mailing in their proxies in the manner set forth on the enclosed proxy card. Please mark your votes on the enclosed proxy card, sign and date it and mail it using the enclosed envelope as soon as possible.

If your shares are held in a stock brokerage account or by a bank or other nominee, then your broker or nominee has enclosed a voting instruction card for you to use to indicate your voting preference. It may provide that you can deliver your instructions by telephone or over the internet. While you are welcome to attend the meeting, you are not the record holder, and you would not be permitted to vote unless you obtain a signed proxy from your nominee who is the holder of record.

We hope you are able to attend the special meeting, and we look forward to seeing you there.

Sincerely,

Richard E. Perlman Chairman of the Board	James K. Price President and Chief Executive Officer

This proxy statement is dated August 29, 2003 and was first mailed to stockholders on or about September 3, 2003.

PRACTICEWORKS, INC.

SPECIAL MEETING OF STOCKHOLDERS

NOTICE OF SPECIAL MEETING

PracticeWorks, Inc. will hold a Special Meeting of Stockholders on Tuesday, October 7, 2003, at 11:00 a.m., Eastern time, at 1765 The Exchange, Atlanta, Georgia 30339 for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 20, 2003, by and among PracticeWorks, Inc., Eastman Kodak Company and Peach Acquisition, Inc. Pursuant to the merger agreement, PracticeWorks will merge with Peach Acquisition, a wholly-owned subsidiary of Kodak, with PracticeWorks being the surviving corporation and continuing as a wholly-owned subsidiary of Kodak. Each share of common stock, other than those held by stockholders, if any, who properly exercise their appraisal rights under Delaware law, will be converted into the right to receive $21.50 in cash without interest. Each share of series B preferred stock, other than those held by stockholders, if any, who properly exercise their appraisal rights under Delaware law, will be converted into the right to receive $7.33 in cash without interest; and

2.	To consider such other matters as may properly come before the meeting, and any adjournment or postponement.

The merger cannot be completed unless the holders of a majority of outstanding shares of common stock and series B preferred stock, voting separately, adopt the merger agreement.

We more fully describe the merger in our proxy statement attached to this notice. You should read the attached proxy statement carefully.

You are entitled to vote at the Special Meeting (or any adjournment thereof) only if you were a stockholder of record at the close of business on August 29, 2003. Your vote is important, but you can only vote by returning a signed proxy card to us or otherwise arranging to have your shares represented at the meeting.

By order of the Board of Directors,

Richard E. Perlman Chairman of the Board	James K. Price President and Chief Executive Officer

Atlanta, Georgia

August 29, 2003

IT IS IMPORTANT THAT YOU RETURN THE PROXY OR VOTING INSTRUCTION CARD PROMPTLY. IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, PLEASE VOTE YOUR SHARES BY MAIL OR AS OTHERWISE PERMITTED ON THE ENCLOSED PROXY OR VOTING CARD SO THAT YOUR SHARES WILL BE REPRESENTED. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE VOTE IS TAKEN AT THE MEETING.

PRACTICEWORKS, INC.

SPECIAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

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QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the merger?

A:	In the merger, PracticeWorks will become a wholly-owned subsidiary of Kodak. The common stockholders and the series B preferred stockholders will exchange their shares of PracticeWorks for cash.

Q:	What will PracticeWorks’ stockholders receive in the merger?

A:	PracticeWorks’ common stockholders will receive $21.50 for each share of common stock they own. PracticeWorks’ series B preferred stockholders will receive $7.33 for each share of series B preferred stock they own.

Q:	Does the board of directors of PracticeWorks recommend voting in favor of the proposal described in this document?

A:	Yes. After careful consideration, PracticeWorks’ board of directors recommends that its stockholders vote in favor of the adoption of the merger agreement.

For a more complete description of the recommendations of the board of directors see the sections entitled “The Merger—Reasons for the Merger” on page 13 and “The Special Meeting—Recommendation of the Board of Directors” on page 8.

Q:	What do I need to do now?

A:	Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. We have provided separate proxy cards for the common stockholders and the series B preferred stockholders. If you sign and return the proxy card, but do not include instructions on how to vote, your shares will be voted “FOR” adoption of the merger agreement.

For a more complete description of voting at the meeting, see the section entitled “The Special Meeting—Voting, Revocation and Solicitation of Proxies” on page 7.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

For a more complete description of voting at the meeting, see the section entitled “The Special Meeting—Voting, Revocation and Solicitation of Proxies” on page 7.

Q:	What do I do if I want to change my vote?

A:	If you want to change your vote, send the secretary of PracticeWorks a later-dated, signed proxy card before the meeting or attend the meeting in person. You may also revoke your proxy by sending written notice to the secretary of PracticeWorks before the meeting. If you hold your shares through a broker or bank or other nominee, you should contact your broker or nominee for instructions to change your vote.

For a more complete description of how to change your vote, see the section entitled “The Special Meeting— Voting, Revocation and Solicitation of Proxies” on page 7.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, Kodak will instruct the exchange agent to send all PracticeWorks stockholders written instructions for exchanging their certificates for the cash payment.

Q:	When will I receive payment for my shares?

A:	You will receive payment for your shares after the merger has been completed and you have delivered your share certificates to the exchange agent according to the instructions they send to you.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible. We expect to complete the merger by the end of 2003.

Q:	Am I entitled to dissenters’ or appraisal rights?

A:	Yes. Under Delaware law, holders of PracticeWorks’ common stock and series B preferred stock are entitled to appraisal rights.

For a more complete description, see the section entitled “Appraisal Rights” on page 34.

Q:	Whom should I call with questions?

A:	You should call PracticeWorks’ Investor Relations at (770) 850-5006 with any questions about the merger.

You may also obtain additional information about PracticeWorks from documents we file with the Securities and Exchange Commission by following the instructions in the section entitled “Where You Can Find More Information” on page 35.

SUMMARY OF TERMS

This brief summary highlights selected information from the proxy statement. It does not contain all of the information that may be important to you. We urge you to read carefully the entire proxy statement and the other documents to which we refer in order to understand fully the terms of the merger. See “Where You Can Find More Information” on page 36. Each item in this summary of terms refers to the page where that subject is discussed in more detail.

In addition, we have attached the Agreement and Plan of Merger to the proxy statement as Annex A. We encourage you to read the Agreement and Plan of Merger because it is the legal document that governs the terms of the merger. If there is any inconsistency between the language in this summary of terms and the language in the merger agreement, the language in the merger agreement will control.

The Merger (Page 9)

Kodak will acquire us through the merger of a wholly-owned subsidiary of Kodak with us. As a result, we will become a wholly-owned subsidiary of Kodak. Our name will still be PracticeWorks, Inc. The merger will be completed if (1) a majority of our common stockholders and series B preferred stockholders adopt the merger agreement, (2) we obtain all required approvals and consents, and (3) all other conditions of the merger agreement are satisfied or waived. We expect to complete the merger by the end of 2003. We or Kodak may terminate the merger agreement if the merger is not completed by December 31, 2003.

What You Will Receive in the Merger (Page 23)

As a result of the merger, each share of our common stock will be converted into the right to receive a cash payment of $21.50 per share, without interest, following the closing of the merger. Also, each share of our series B preferred stock will be converted into the right to receive a cash payment that has been calculated to be $7.33 per share, without interest, following the closing of the merger. We refer to these cash payments as the merger consideration. For additional information concerning the calculation of the consideration for the series B preferred stock, please refer to the complete description of the merger agreement beginning on page 23 of this proxy statement.

Recommendation to Stockholders (Page 8)

Our board of directors believes that the merger is advisable and in your best interests, and recommends that you vote “FOR” the proposal to adopt the merger agreement.

Reasons for the Merger (Page 13)

In making its recommendation, our board of directors considered, among other things:

•	the consideration to be received by the common stockholders and the series B preferred stockholders;

•	the William Blair & Company, L.L.C. and Sanders Morris Harris Inc. opinions regarding fairness;

•	the prospects of our company if it remained independent;

•	the terms of the merger agreement;

•	the likelihood of closing the merger; and

•	the inability of our current stockholders to participate in our future growth after the merger.

Opinions of Financial Advisors (Page 14)

William Blair has delivered its written opinion to our board of directors, dated July 20, 2003, that, as of that date and based upon and subject to the matters described in the opinion, the common stock merger consideration to be delivered was fair to the holders of our common stock from a financial point of view. Also, Sanders Morris Harris has delivered its written opinion to our board of directors, dated July 20, 2003, that, as of that date and based upon and subject to the matters described in the opinion, the preferred stock merger consideration to be delivered was fair to the holders of our series B preferred stock from a financial point of view. We have attached a copy of the William Blair opinion to this proxy statement as Annex C and the Sanders Morris Harris opinion to this proxy statement as Annex D. You should read these opinions completely to understand the assumptions made, matters considered and limitation of the review undertaken by the above financial advisors in providing the opinions. The opinions are subject to the qualifications and limitations referred to in their respective texts. The opinions were directed to our board of directors and do not constitute a recommendation to you as to any matter relating to the merger.

The Special Meeting (Page 7)

We have scheduled a special meeting of our common stockholders and series B preferred stockholders to be held at 11:00 a.m., Eastern time, on Tuesday, October 7, 2003, at 1765 The Exchange, Atlanta, Georgia 30339. At the special meeting, you will be asked to adopt the Agreement and Plan of Merger and act on other matters that may properly be submitted to a vote at the special meeting. We do not expect any other matter to be submitted.

Record Date, Voting Securities and Vote Required (Page 7)

You will be entitled to vote at the special meeting if you owned any shares of our common stock or series B preferred stock at the close of business on August 29, 2003. As of that date, there were 18,118,279 shares of our common stock and 955,779 shares of our series B preferred stock outstanding and entitled to be voted at the meeting. You can cast one vote for each share of our common stock and one vote for each share of series B preferred stock that you owned on that date. If you choose not to vote your shares of stock, that will have the effect of a vote “AGAINST” approval of the merger agreement.

The holders of a majority of the outstanding shares of each of our common stock and series B preferred stock must vote “FOR” the adoption of the merger agreement in order to adopt the merger agreement. Nine of our directors and officers, holding 1,321,820 shares, or approximately 7.4% of the outstanding shares, of our common stock have entered into voting agreements with Kodak to vote their shares in favor of approval of the merger agreement (the form of voting agreement they entered into is attached to this proxy statement as Annex B). Therefore, adoption of the merger agreement will require the additional affirmative vote of the holders of approximately 42.6% of our outstanding shares of common stock.

Kodak’s stockholders are not required to approve the merger agreement.

Voting and Revocability of Proxies (Page 7)

You may vote at the special meeting by either returning the enclosed form of proxy or by appearing at the special meeting and voting in person. If you execute and return a proxy, you may revoke that proxy at any time before it is voted by:

•	delivering to our Secretary a written notice, bearing a date later than the date of your proxy, stating that the proxy is revoked;

•	signing and delivering a different proxy relating to the same shares and bearing a date that is later than the date of your previous proxy; or

•	attending the special meeting and voting in person.

If your shares are held in a stock brokerage account or by a bank or other nominee, then your broker or nominee has enclosed a voting instruction card for you to use to indicate your voting preference and instructions for changing your vote. It may provide that you can deliver your instructions by telephone or over the internet. While you are welcome to attend the meeting, you are not the record holder, and you would not be permitted to vote unless you obtain a signed proxy from your nominee who is the holder of record.

General Conditions to Completion of the Merger (Page 24)

For the merger to occur, the holders of shares of each of our common stock and series B preferred stock, voting separately, representing a majority of the respective outstanding shares, must adopt the merger agreement, and we and Kodak must satisfy or otherwise waive all of the other conditions specified in the merger agreement, which include the following:

•	receiving the required regulatory and other approvals described below under the heading “Regulatory Approvals Required to Complete the Merger,” except where the failure to obtain such approvals would not reasonably be expected to have an impact on the ability to consummate the transaction or result in any adverse consequences to either party other than immaterial financial damages;

•	no court or regulatory authority taking any action prohibiting the consummation of the merger;

•	the representations and warranties of the other party being true and correct in all material respects; and

•	the other party performing in all material respects all of the obligations required to be performed by it pursuant to the merger agreement, and delivering certificates confirming satisfaction of the foregoing.

In addition, Kodak’s obligation to consummate the merger is conditioned on our satisfaction, or Kodak’s written waiver, of the following conditions:

•	the receipt of all required third party consents under significant contracts to which we are a party;

•	our working capital balance being no lower than a $2,750,000 deficit at the end of the month immediately preceding the closing;

•	the receipt of an opinion of our legal counsel, Kilpatrick Stockton LLP, with respect to specific tax matters related to our spin off from our former parent company;

•	the receipt of certificates from several of our officers and directors related to our spin off from our former parent company; and

•	the resignation of our directors and officers.

Termination of the Merger Agreement (Page 28)

Under the merger agreement, we will be obligated to pay to Kodak a termination fee of $12 million if any of the following events occurs:

•	if Kodak terminates the merger agreement because our board of directors withdraws, modifies or changes, in a manner materially adverse to the interests of Kodak, its recommendation that our stockholders approve the merger agreement, or fails to reconfirm any such recommendation following the receipt of any acquisition proposal from a third party; or

•	we terminate the merger agreement because our board of directors authorizes us to enter into an agreement with any third party with respect to the merger of PracticeWorks or the sale of all or substantially all of the assets of PracticeWorks.

Treatment of Options, Warrants and Deferred Stock Grants (Page 22)

Under the merger agreement, our board of directors has agreed to take such actions before the closing of the merger, including obtaining any necessary consents or agreements from holders of outstanding options, warrants or deferred stock grants, as are necessary to provide that, at the closing of the merger:

•	each outstanding option, all of which are vested as a result of our having entered into the merger agreement, or warrant, whether vested or unvested, to purchase our common stock whose exercise price is less than the common stock merger consideration will be cancelled in exchange for a cash payment from Kodak equal to the difference between the common stock merger consideration and the exercise price per share of the option or warrant, less applicable withholding taxes;

•	each outstanding deferred common stock grant, whether vested or unvested, will be cancelled in exchange for a cash payment from Kodak equal to the common stock merger consideration; and

•	each outstanding option or warrant to purchase our common stock whose exercise price is equal to or greater than the common stock merger consideration will be cancelled without payment of any consideration from Kodak.

Interests of Directors and Officers in the Merger May Differ from Your Interests as a

Stockholder (Page 19)

Some of our directors and officers have interests in the merger in addition to their interests as stockholders generally, including the following:

•	Our executive officers and directors, along with many other personnel, hold options and deferred stock grants that have vested or will vest as a result of our entering into the merger agreement or the closing of the merger and will be subject to treatment described above.

•	Several of our executive officers have employment agreements that contain change in control provisions that provide for severance payments if the officer leaves employment with us for any reason within six months of the change in control. In addition, these provisions provide tax gross-up payments to the extent that any payments made upon a change in control are subject to excise taxes under Section 4999 of the Internal Revenue Code.

•	Following the merger, Kodak will generally indemnify and provide liability insurance to our present directors and officers, subject to certain exceptions.

•	Although Kodak had not made offers of employment to any PracticeWorks’ officers as of the date of the merger agreement, Kodak is negotiating with some or all of these individuals regarding their continued employment following the merger.

Our board of directors was aware of these interests, or potential interests, and took them into account in approving the merger agreement.

Regulatory Approvals Required to Complete the Merger (Page 22)

Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act, the merger may not be completed until the expiration, or early termination, of a 30-day waiting period following the filing of notifications by both Kodak and us with the Department of Justice and the Federal Trade Commission. The parties filed the notifications on August 8, 2003 and received notice on August 28, 2003 of the early termination of the 30-day working period.

Approvals from or notices to certain other regulatory agencies within and outside the U.S. are also required to complete the merger.

Financing (Page 21)

Kodak has represented in the merger agreement that it has sufficient liquid assets to pay the merger consideration.

Appraisal Rights (Page 34)

Delaware law provides you with appraisal rights in the merger. This means that if you are not satisfied with the amount you are receiving in the merger, you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received in the merger. To exercise your appraisal rights, you must deliver a written objection to the merger to PracticeWorks at or before the special meeting and you must not vote in favor of approval and adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

Payment Procedures (Page 20)

Following the closing of the merger, the exchange agent will mail transmittal materials to our stockholders as of the closing date for their use in exchanging certificates that previously represented shares of our common stock or series B preferred stock for payment of the merger consideration. YOU SHOULD NOT SEND US YOUR CERTIFICATES; INSTEAD, YOU SHOULD FOLLOW THE INSTRUCTIONS IN THE TRANSMITTAL MATERIALS THAT YOU WILL RECEIVE FROM THE EXCHANGE AGENT.

Federal Income Tax Consequences of the Merger (Page 21)

The receipt of cash pursuant to the merger agreement will be a taxable transaction for federal income tax purposes. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

This proxy statement contains statements about future events and expectations which are characterized as forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include those discussed in “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission on March 31, 2003 and in other sections of this proxy statement. The words “believe,” “may,” “will,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive” or similar words, or the negatives of these words, identify forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors.

THE PARTIES TO THE MERGER

PracticeWorks

PracticeWorks is the premier provider of software-based information management technology systems and related services for dentists, orthodontists and oral and maxillofacial surgeons in the United States, and, through our Trophy subsidiary, we are the world’s leading provider of digital and conventional radiology equipment for dental applications. Our product offerings include practice management applications, digital radiography systems, cosmetic imaging systems, electronic data interchange (EDI) and other e-commerce services and conventional x-ray equipment for the dental industry. PracticeWorks also offers ongoing maintenance, support and training related to its practice management software products. Our business is divided into segments as follows: (1) information management technology systems and related services business, which is in turn divided into a domestic and an international segment; and (2) the Trophy radiography business. PracticeWorks’ principal offices are located at 1765 The Exchange, Atlanta, Georgia 30339.

Eastman Kodak Company

Eastman Kodak Company is engaged primarily in developing, manufacturing and marketing traditional and digital imaging products, services and solutions for consumers, professionals, healthcare providers, the entertainment industry and other commercial customers. Kodak is the leader in helping people take, share, enhance, preserve, print and enjoy images—for memories, for information, and for entertainment. Kodak is a major participant in infoimaging—a $385 billion industry composed of devices (digital cameras and personal data assistants (PDAs)), infrastructure (online networks and delivery systems for images) and services and media (software, film and paper) enabling people to access, analyze and print images. Kodak harnesses its technology, market reach and a host of industry partnerships to provide innovative products and services for customers who need the information-rich content that images contain. Kodak’s principal offices are located at 343 State Street, Rochester, NY 14650.

Peach Acquisition, Inc.

Peach Acquisition, Inc. is a Delaware corporation formed solely for the purpose of merging into PracticeWorks and has not conducted any business operations since its organization. Peach Acquisition’s principal business address is 343 State Street, Rochester, NY 14650.

THE SPECIAL MEETING

Date, Time, Place, and Purpose

The special meeting of our stockholders to consider and vote on the merger agreement discussed herein will be held on Tuesday, October 7, 2003 at 11:00 a.m., Eastern time, at our offices located at 1765 The Exchange, Atlanta, Georgia 30339. Other business that properly comes before the meeting will also be transacted.

Record Date

Our board of directors has established the close of business on August 29, 2003 as the record date to determine the stockholders entitled to vote at the special meeting. As of the close of business on the record date, there were 18,118,279 shares of our common stock outstanding which were held by approximately 1,365 holders of record. As of the close of business on the record date there were 955,779 shares of series B preferred stock outstanding, which were held by approximately 865 holders of record. Votes may be cast at the meeting in person or by proxy.

Required Vote and Quorum

The presence at the special meeting, either in person or by proxy, of a majority of the outstanding shares of each of our common stock and our series B preferred stock, counted separately as of the record date, is necessary to constitute a quorum to transact business at the special meeting. If a quorum is not present, it is expected that the special meeting will be adjourned or postponed in order to solicit additional proxies.

Each share of common stock and series B preferred stock is entitled to one vote on the merger agreement. Approval of the proposal requires the separate affirmative vote of a majority of each of the common stock and series B preferred stock outstanding. Series B preferred stock may not be entitled to vote on any other business that may properly come before the meeting.

Abstentions and “broker non-votes” will be counted solely for the purpose of determining whether a quorum is present. Therefore, abstentions and broker non-votes will have the same effect as a vote against the merger agreement. Broker non-votes are shares held by brokers or nominees on behalf of customers that are represented at the meeting but with respect to which the broker or nominee has not been instructed how to vote. Brokers holding shares in street name for customers are prohibited from voting those customers’ shares on whether to approve the merger agreement in the absence of specific instructions from those customers.

Voting Power of Directors and Officers

As a condition to PracticeWorks’ willingness to enter into the merger agreement, nine of our directors and officers, holding 1,321,820 shares, or approximately 7.4% of the outstanding shares of our common stock, agreed to vote their shares of our common stock “FOR” adoption of the merger agreement. (The form of voting agreement entered into by these persons is attached as Annex B to this proxy statement.) Assuming these shares are so voted, adoption of the merger agreement will require the additional affirmative vote of the holders of approximately 42.6% of our common stock outstanding on the record date. None of our officers and directors entered into a comparable voting agreement with respect to any shares of series B preferred stock that they may own. The description under the heading “Security Ownership of Certain Beneficial Owners and Management” contains information regarding the security ownership of certain beneficial owners and management.

Voting, Revocation and Solicitation of Proxies

The proxies for the special meeting are solicited on behalf of our board of directors. You are being requested to complete, date and sign the appropriate proxy card for your shares of common stock or series B preferred stock, as applicable, and promptly return it in the accompanying envelope. If you own both common stock and series B preferred stock, you should receive and submit separate proxy cards.

If your shares are held in a stock brokerage account or by a bank or other nominee, then your broker or nominee has enclosed a voting instruction card for you to use to indicate your voting preference. It may provide that you can deliver your instructions by telephone or over the internet. While you are welcome to attend the meeting, you are not the record holder, and you would not be permitted to vote unless you obtain a signed proxy from your nominee who is the holder of record.

Shares represented by properly executed proxies, if received in time and not revoked, will be voted in accordance with the instructions indicated on the proxies. Except for broker non-votes, if no instructions are indicated in properly executed proxies, those proxies will be voted “FOR” approval of the merger agreement, and in the discretion of the proxy holders designated by our board of directors as to any other matter that may properly come before the special meeting and on which they have the right to vote.

If a quorum is not present at the time the special meeting is convened, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may postpone the special meeting or may adjourn the special meeting with or without a vote of stockholders. If we propose to adjourn the meeting by a vote of stockholders, the persons named in the enclosed form of proxy will vote all of the shares of our common stock and series B preferred stock for which they have authority in favor of an adjournment, unless the proxy indicates a vote against approval of the merger agreement.

We will bear the cost of this solicitation. Our directors, officers and other employees may, without compensation other than reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. We may reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in assisting in the distribution of our proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

Once given, you may later revoke your proxy prior to the vote at the meeting by (1) delivering a written instrument revoking the proxy to our Secretary, (2) delivering another proxy with a later date to our Secretary, or (3) voting in person. Attendance at the meeting will not constitute a revocation of a proxy absent compliance with one of the foregoing three methods of revocation. If your shares are held in a stock brokerage account or by a bank or other nominee, you must follow the instructions given to you by the broker or nominee to change your voting instructions.

We have retained D. F. King & Co., Inc. to assist in distributing the proxy materials to brokerage houses and other nominees and fiduciaries, and to assist in solicitation of proxies by contacting record and beneficial owners of our common stock, for a fee not to exceed $8,000, plus expenses and certain per-call telephone charges. D. F. King is located at 48 Wall Street, New York, New York 10005, and its telephone number at that address is 1-888-869-7406.

Recommendation of the Board of Directors

For the reasons discussed in this proxy statement, our board of directors unanimously approved the merger agreement, believes that the merger is advisable and in your best interests, and recommends that you vote “FOR” adoption of the merger agreement and the consummation of the transactions contemplated therein.

Other Matters to be Considered at the Special Meeting

As of the date of this proxy statement, we are not aware of any business or other matter other than the proposal to adopt the merger agreement. If, however, any additional matter properly comes before the special meeting, the proxy holders will vote the shares that are entitled to vote with respect to these matters in their discretion.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy (or follow the instructions given to you by your broker or nominee) so that your shares may be represented at the meeting.

THE MERGER

This section of the proxy statement describes aspects of the proposed merger and the merger agreement. While we believe that the description covers all material terms of the merger and related transactions, this description may not contain all of the information that is important to you. You should read this entire document and the other documents to which you are referred carefully and in their entirety for a more complete understanding of the merger.

General

The merger agreement provides for a transaction in which Kodak will acquire PracticeWorks by merging Peach Acquisition, a wholly-owned subsidiary of Kodak, with and into PracticeWorks. At the closing of the merger, each share of our common stock and series B preferred stock will cease to be outstanding and will be converted into the right to receive a cash payment, without interest, following the closing of the merger. Each share of our common stock will be converted into the right to receive $21.50 in cash, and each share of our series B preferred stock will be converted into the right to receive $7.33 in cash. The determination of the amount of consideration for the series B preferred stock represents the amount, without a discount, that the series B preferred stockholders would be entitled to receive from us upon a redemption of their stock at the earliest time that we can exercise our redemption right, which is August 8, 2006.

Background

Following the time we became an independent public company in March 2001, our management and our board were intensely focused on implementing a business strategy designed to enhance our position as the premier provider of software-based information technology systems for the dental industry. This strategy included, among other things, integrating practice management software with digital imaging. Our strategic plan did not include a sale of the company. However, the decision of our board to approve the merger and the merger agreement with Kodak and to recommend its adoption to our stockholders ultimately resulted from the following series of events.

Subsequent to our acquisition of cosmetic imaging technology in January 2002, we began to have a business relationship with Kodak through testing of their digital photography equipment for use as part of our dental cosmetic imaging products. We ultimately decided to offer Kodak’s equipment to our customers beginning in July 2002.

As a result of this relationship, our Vice President of Marketing and Corporate Development, received a call in early October 2002 from the general manager of Kodak’s dental systems strategic product group within Kodak’s Health Imaging Group, asking for a private meeting in connection with an upcoming American Dental Association trade show. Kodak’s representatives explained that Kodak was interested in learning more about the dental practice management software business and exploring possible synergies and alliances with their imaging business.

In preparation for and in connection with that meeting, we entered into a confidentiality agreement with Kodak, effective October 16, 2002. At that meeting on October 22, 2002, Kodak’s representatives indicated that they were evaluating expanding Kodak’s participation in the dental industry through a relationship with or acquisition of a dental practice management software business. Our Vice President discussed with Kodak our business, our strategy and vision for our market, but stated that we had no present intentions nor strategic plan that included a sale of our business. Our Vice President met for lunch with Kodak’s representative later in October at which time Kodak’s representative indicated that Kodak was interested in learning more about PracticeWorks. A formal meeting was then scheduled for November 14 and 15 between Kodak representatives and our senior management team, including Richard Perlman, our Chairman, and Jim Price, our Chief Executive Officer, for the purpose of exploring possible relationships.

After the stock market closed on October 22, 2002, we released our earnings for the third quarter of 2002, which were slightly lower than the market had expected. The closing price of our common stock that day was $12.62 per share. Presumably as a result of our earnings being lower than expected, the price of our common stock dropped approximately 60% during trading the next morning, and traded as low as $4.50 per share over the next several days. This sharp drop in our stock price led to several events in late October and early November 2002 unrelated to our discussions with Kodak. First, our management sought the assistance of our legal counsel, Kilpatrick Stockton LLP, and our financial advisor, William Blair & Company, L.L.C., for the purpose of advising management and the board on the possibility of conducting a stock repurchase program and reviewing our defensive mechanisms. As a result of this review, management, in consultation with the board, instructed Kilpatrick Stockton to prepare documents and other information necessary for the board to consider the adoption of a stockholders’ rights plan, or poison pill.

While our management and board were reviewing our defensive mechanisms and the advisability of a stock repurchase program, a representative of a company in the dental industry contacted Mr. Perlman on October 25, 2002 to express his company’s interest in exploring a possible acquisition of our company. Our board of directors, because it believed that the market was undervaluing our stock and because of this inquiry as well as Kodak’s apparent interest, met on October 29, 2002 to consider taking action to protect the company and its stockholders from potential unsolicited takeover bids that would not reflect the intrinsic value that our board believed our company possessed. At this meeting, the board considered the desirability of adopting a stockholders’ rights plan and a stock repurchase program. Representatives of William Blair also had a discussion with the board about rights plans and reviewed the current situation of our company in the stock market. The board directed management to move forward with the preparation of the rights plan and engaged William Blair for purposes of assisting the board to evaluate key provisions of the rights plan, such as its term, trigger percentage and exercise price. The board also resolved that while it would give adequate consideration to any unsolicited indications of interest to acquire the company, our company was not for sale and should not be put up for sale at that time.

At a special meeting on November 5, 2002, the board received a final presentation from our financial advisor and our legal counsel regarding the adoption of a specific stockholders’ rights plan. Based on consultations with these advisors and following deliberation by the directors, the board adopted the stockholders’ rights plan. At that meeting, Mr. Perlman also informed the board that a third possible suitor, a company in the medical industry, had attempted to contact him three times over the previous several days, but he had not yet had any direct contact with that company. Mr. Perlman ultimately made contact with this potential third suitor later that day and that company also expressed its interest in exploring a possible acquisition of our company.

At the same time that our board was considering how to respond to these unsolicited indications of interest, we began serious discussions with Thermo Electron Corporation about our strong interest in acquiring Trophy. Because digital imaging was a key component of our business strategy and we had the advantage of having worked with Trophy as its exclusive distributor in the United States for almost a year, we moved during November and December 2002 to complete our due diligence, negotiate the terms of the acquisition agreement and consummate the transaction on December 23, 2002.

On November 14 and 15, 2002, in the midst of our Trophy acquisition efforts, we held the previously scheduled meetings with representatives of Kodak to review general, technical and financial aspects of our practice management software business in an effort to explore potential alliances and synergistic opportunities between the companies. As a result of the Trophy acquisition, we did not have any further substantive discussions with Kodak until early 2003.

During late November and December 2002, the two other companies that had expressed interest in a transaction continued their overtures toward us. The board authorized management to engage in a dialogue with these companies. As a result, after entering into a confidentiality and standstill agreement with the company in the medical industry on December 10, 2002, our management made presentations to that company on

December 11, 2002. Then, on December 16, 2002, we received a written, non-binding expression of interest for up to $15.00 per common share from the company in the dental industry that had previously expressed its interest verbally. On that date, the closing sales price of our common stock on the Nasdaq National Market was $7.68 per share. We then entered into a confidentiality and standstill agreement with that dental company on December 31, 2002.

In January 2003, with the Trophy acquisition completed, our management proceeded to have further discussions with representatives from the companies that had expressed interest in pursuing a transaction with us, including Kodak. The purpose of these discussions was to give the interested companies an overview of our business and our financial condition, to determine the level of their interest in a transaction, and to determine whether a transaction with them would be in our best interests. On January 14, 2003, our management made presentations regarding our company generally to representatives of the company in the dental industry that had provided a written non-binding indication of interest. On that same day, we also received a written non-binding indication of interest from the company in the medical industry for $12.00 per share of our common stock, and on January 15, 2003, we received a written non-binding indication of interest from Kodak in the range of $250 million to $350 million for the entire company, inclusive of net debt and preferred stock obligations. On January 14, 2003 and January 15, 2003, the closing sales price of our common stock on the Nasdaq National Market was $8.25 and $8.35 per share, respectively, representing a market capitalization of approximately $184 million and $186 million on those respective dates.

On January 16, 2003 and January 21, 2003, we formally engaged William Blair and Sanders Morris Harris, respectively, to serve as our financial advisors and assist our board on whether and how to respond to these indications of interest. At its regularly scheduled meeting on February 4, 2003, the board formally approved of and ratified these engagements, and the directors approved the proposed fee arrangements with those firms. The company in the medical industry submitted a revised non-binding indication of interest on January 24, 2003, indicating a price of $15.00 per share of our common stock. Kodak also submitted a revised non-binding indication of interest on January 27, 2003 indicating that it could, subject to favorable due diligence, provide a valuation that would be competitive with other indications that we had received of which Kodak had been made aware. On January 24, 2003 and January 27, 2003, the closing sales price of our common stock on the Nasdaq National Market was $8.04 and $8.09, respectively.

At the end of January, we set up a due diligence data room at the offices of Kilpatrick Stockton in Atlanta. The company in the medical industry received updated presentations from our management and visited our data room on January 30 and 31, 2003. This visit was followed by Kodak’s receipt of updated management presentations and a visit to the data room on February 5 and 6, 2003 by Kodak and representatives of its financial and legal advisors, Morgan Stanley and Nixon Peabody LLP. As informal discussions continued with the company in the dental industry, we were advised by our legal counsel that a transaction with that company would raise regulatory concerns. Therefore, we determined that pursuing further discussions with that company would not be beneficial to PracticeWorks and our stockholders. Negotiations with that company trailed off, and they did not pursue due diligence. As the due diligence process was ongoing with the other companies, we instructed Kilpatrick Stockton to prepare a draft merger agreement that William Blair distributed to the companies who had expressed an interest in a transaction. William Blair also distributed instructions to these companies for submitting proposals relating to a possible transaction. The company in the medical industry did not respond to these instructions and we did not have further substantive discussions with it.

During February, Kodak and Morgan Stanley conducted additional due diligence inquiries. On February 26, 2003, Kodak delivered a revised non-binding indication of interest in which it indicated a price range per share of common stock of $13.50 to $14.50 on a fully diluted basis. On that date, the closing sales price of our common stock on the Nasdaq National Market was $7.95 per share. At a special meeting on March 7, 2003, after a discussion with William Blair about the financial aspects of the offer and our legal counsel about our board’s fiduciary duties in connection with it, the board concluded that the offered range did not reflect the intrinsic value of our business, particularly in light of the recently completed Trophy acquisition. In a letter dated March 7, 2003, Mr. Perlman notified Kodak of our board’s determination and indicated to Kodak that its proposal was not sufficient to disrupt our business and other effects that would result from Kodak proceeding to the next level of due diligence.

During March and April, our stock price was experiencing a generally positive trend, rising from $8.94 on March 7 to $11.77 on April 30. In addition, on April 23, 2003, we announced our earnings results for the first quarter of 2003, which exceeded the consensus research analysts’ EPS estimates. William Blair and Morgan Stanley continued to have informal discussions during March and April regarding a possible transaction and an appropriate price. As a result of the discussions between Morgan Stanley and William Blair, our management, along with representatives of William Blair, met with individuals from Kodak and Morgan Stanley on May 16, 2003, in New York. We also held a subsequent conference call on May 30, 2003, with Kodak so that they could update operational and legal diligence matters. On that date, the closing sales price of our common stock was $16.25, a 94.6% increase from the price on the date that Kodak first indicated its interest in a transaction. On June 13, 2003, Kodak delivered a revised indication of interest, in the form of a proposed letter of intent, indicating a price range of $18.75 to $19.75 per share of common stock on a fully diluted basis. On June 13, 2003, the closing sales price of our common stock was $14.87 per share.

At its regularly scheduled meeting in connection with our annual meeting of stockholders on June 17, 2003, the board considered Kodak’s revised proposal. After a discussion with William Blair about the revised price range and advice from our legal counsel on related matters, our board determined that the price range was sufficiently high enough to authorize management and our advisors to continue negotiations with Kodak. In addition, our board agreed to allow Kodak to undertake on-site due diligence at Trophy’s operations in Paris, France, which we had not previously permitted because we had only recently completed the acquisition. In addition, the board authorized management to negotiate and enter into a confidentiality and standstill agreement, including a no-shop provision through July 18, 2003, with Kodak. We entered into this agreement with Kodak on June 20, 2003.

During the week of June 23-27, 2003, under the direction of members of management and a representative of William Blair, representatives of Kodak visited Trophy’s headquarters in Paris, France as well as a data room set up at the offices of our French legal counsel to undertake its due diligence of Trophy’s operations. Following that visit, Kodak’s representatives conducted various conference calls with our management team and visited our offices in Atlanta to meet with management to complete its due diligence investigation.

On July 11, 2003, outside counsel for Kodak delivered their revisions to our proposed draft of merger agreement to our legal counsel, and on July 15, 2003, Morgan Stanley and William Blair entered into negotiations concerning the specific price that Kodak would be willing to pay for each share of our common stock and our series B preferred stock. The closing sales price of our common stock on the Nasdaq National Market on July 15, 2003 had risen to $19.10. These negotiations resulted in the parties agreeing on July 17, 2003, subject to completing the negotiation of the merger agreement to Kodak’s satisfaction, to a price of $21.50 in cash for each share of our common stock and an amount in cash equal to the liquidation preference plus dividends through August 2006 for each share of series B preferred stock. From July 15, 2003 until July 20, 2003 we and Kilpatrick Stockton completed the merger agreement with Kodak and Nixon Peabody. During that time, our board met by telephone on July 16, 2003 and July 18, 2003 to receive updates from our legal counsel and financial advisors as to the progress of negotiations.

After we, our legal counsel and our financial advisors concluded our negotiations with Kodak, our board met in person at the Atlanta offices of Kilpatrick Stockton on July 20, 2003, with one member of the board joining by telephone. William Blair reviewed the terms of the proposed transaction and the background of the transaction with the board. Following the discussion, William Blair delivered its oral opinion to our board of directors, which was subsequently confirmed in writing, to the effect that, as of that date and based upon the qualifications, assumptions, limitations and other matters set forth in the written opinion, the price per share for our common stock was fair, from a financial point of view, to our common stockholders. Sanders Morris Harris then delivered its oral opinion to our board of directors, which was subsequently confirmed in writing, to the effect that, as of that date and based upon the qualifications, assumptions, limitations and other matters set forth in the written opinion, the price per share for our series B preferred stock was fair, from a financial point of view, to our series B preferred stockholders. Our legal counsel then reviewed the final version of the merger agreement with our board and reviewed with the board its fiduciary duties in the context of approving the merger. Following discussion, our board approved the merger and the merger agreement and resolved to submit it to the stockholders for adoption.

Kodak and PracticeWorks then executed the merger agreement and the related agreements later on Sunday, July 20, 2003 and announced the merger at 7:30 a.m., Eastern time, on Monday, July 21, 2003.

Reasons for the Merger

The decision of the board of directors of PracticeWorks to enter into the merger agreement and to recommend that the stockholders adopt the merger agreement was the result of the careful consideration of a number of factors and consultation with:

•	PracticeWorks’ management, regarding the business and financial condition of PracticeWorks, trends in our industry, and the terms and conditions of the proposed merger;

•	William Blair, PracticeWorks’ financial advisor, regarding the financial aspects of the proposed transaction and the fairness, from a financial point of view, of the consideration to be received by the common stockholders;

•	Sanders Morris Harris, PracticeWorks’ financial advisor, regarding the financial aspects of the proposed transaction and the fairness, from a financial point of view, to the series B preferred stockholders; and

•	Kilpatrick Stockton LLP, PracticeWorks’ legal counsel, regarding the proposed terms of the transaction and the obligations of the members of the PracticeWorks board in its consideration of the proposed transaction.

In reaching its decision, the board considered a number of factors, including those set forth below, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, and to recommend that PracticeWorks’ stockholders vote “FOR” adoption of the merger agreement.

•	Merger Consideration. PracticeWorks’ board of directors considered the $21.50 per share cash consideration that the common stockholders will receive and the $7.33 per share that the series B preferred stockholders will receive if the merger is consummated and the possibility that it will deliver greater value to the stockholders than might be expected if PracticeWorks remained independent. The board considered that the $21.50 per share price of common stock was the highest price indicated at any point by any interested party, was higher than any sales price per share in the open market since its spin-off from VitalWorks Inc. (formerly InfoCure Corporation) and represented a 21.6% premium to the closing price of $17.68 on July 18, which was the last trading date immediately preceding the first announcement of the merger. The board considered that the $7.33 per share price of series B preferred stock is an amount that the holders would receive upon a redemption in August 2006, the earliest date at which we have the right to redeem the series B preferred stock. In addition, the offered price per share of series B preferred stock represented a 76.6% premium to the closing price of $4.15 on July 18, which was the last trading date immediately preceding the first announcement of the merger.

•	Opinions Regarding Fairness. PracticeWorks’ board of directors considered the presentation made by William Blair, PracticeWorks’ financial advisor, and the oral opinion confirmed by delivery of a written opinion on the same day, to the effect that, as of that date and subject to the matters and assumptions stated in the opinion, the merger consideration to be received by PracticeWorks’ common stockholders was fair, from a financial point of view, to such stockholders. The full text of this opinion is attached to this proxy statement as Annex C.

PracticeWorks’ board of directors also considered the presentation made by Sanders Morris Harris, PracticeWorks’ financial advisor, and the oral opinion confirmed by delivered of a written opinion on the same day, to the effect that, as of that date and subject to the matters and assumptions stated in the opinion, the merger consideration to be received by PracticeWorks’ series B preferred stockholders was fair, from a financial point of view, to such stockholders. The full text of this opinion is attached to this proxy statement as Annex D.

•	Review of Prospects in Remaining Independent. PracticeWorks’ board of directors considered PracticeWorks’ financial condition, results of operations and business and earnings prospects if it were to remain independent in light of the relevant factors, including the continuing growth of PracticeWorks’ dental practice management software business and the digital radiography business of its subsidiary Trophy Radiologie, S.A. In addition, the board considered the risk to stockholders that the price for our stock might be subject to market volatility as it has been in the past. The board also considered the possibility of increased competition that PracticeWorks might face in the imaging market in the future.

•	Terms of the Merger Agreement. The PracticeWorks board of directors considered the terms of the merger agreement, including the terms relating to termination of the merger agreement and the terms of the voting agreement. The board of directors noted that the voting agreement and the termination payment provisions of the merger agreement could have the effect of discouraging (but not prohibiting) alternative proposals for a business combination between PracticeWorks and a third party but that such provisions are customary for transactions of this size and type. The board of directors noted that the merger agreement permits PracticeWorks and its board to respond to a bona fide acquisition proposal that the board determines is reasonably likely to result in a proposal that is more favorable to the stockholders. The Board noted, however, that PracticeWorks would be required to pay Kodak a fee of $12 million if it terminates the merger agreement to enter into an alternative transaction. Finally, the Board noted that the merger agreement does not contain any financing contingency provisions.

•	Likelihood of Closing. The board of directors considered the limited nature of the closing conditions included in the merger agreement. Specifically, the board of directors considered the likelihood that the merger would be approved by requisite regulatory authorities and that the merger agreement would be approved and adopted by PracticeWorks’ stockholders.

•	Taxability; No Participation in Future Growth. The board of directors also considered that the merger will be a taxable transaction to PracticeWorks’ stockholders and that because our stockholders are receiving cash for their stock, they will not participate in the future growth of either PracticeWorks or Kodak.

The foregoing discussion of the information and factors considered by PracticeWorks’ board of directors, while not exhaustive, includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, PracticeWorks’ board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors.

Opinion of William Blair & Company, L.L.C.

William Blair & Company, L.L.C. was retained to act as a financial advisor to PracticeWorks in connection with its proposed merger with Kodak and related matters. As part of its engagement, PracticeWorks requested William Blair to render an opinion as to whether the consideration to be received by the holders of the common stock of PracticeWorks was fair to such holders from a financial point of view. On July 20, 2003, William Blair delivered its oral opinion, subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions and qualifications stated in its opinion, the consideration of $21.50 in cash per share of common stock of PracticeWorks was fair, from a financial point of view, to those holders.

William Blair provided the opinion described above for the information and assistance of the PracticeWorks Board of Directors in connection with its consideration of the merger. The terms of the merger agreement, however, were determined through negotiations between PracticeWorks and Kodak, and were approved by the PracticeWorks Board of Directors.

THE FULL TEXT OF WILLIAM BLAIR’S WRITTEN OPINION, DATED JULY 20, 2003, IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT AND INCORPORATED INTO THIS DOCUMENT BY REFERENCE. YOU ARE URGED TO READ THE ENTIRE OPINION CAREFULLY TO LEARN ABOUT THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY WILLIAM BLAIR IN RENDERING ITS OPINION. WILLIAM BLAIR’S OPINION RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF THE OUTSTANDING SHARES OF COMMON STOCK OF PRACTICEWORKS IN THE MERGER PURSUANT TO THE MERGER AGREEMENT, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW THAT STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT OR THE MERGER. WILLIAM BLAIR DID NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY PRACTICEWORKS TO ENGAGE IN THE MERGER. THE FOLLOWING SUMMARY OF WILLIAM BLAIR’S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. WILLIAM BLAIR’S OPINION WAS DIRECTED TO THE BOARD OF DIRECTORS OF PRACTICEWORKS FOR ITS BENEFIT AND USE IN EVALUATING THE FAIRNESS OF THE COMMON STOCK MERGER CONSIDERATION. WE URGE YOU TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

In connection with its opinion, William Blair examined or discussed:

•	a draft of the merger agreement dated July 19, 2003;

•	certain audited historical financial statements of PracticeWorks for the two years ended December 31, 2002;

•	the unaudited financial statements of PracticeWorks for the six months ended June 30, 2003;

•	certain internal business, operating and financial information and forecasts of PracticeWorks (the “Forecasts”), prepared by the senior management of PracticeWorks;

•	information regarding publicly available financial terms of certain other business combinations William Blair deemed relevant;

•	the financial position and operating results of PracticeWorks compared with those of certain other publicly traded companies William Blair deemed relevant;

•	current and historical market prices and trading volumes of the common stock of PracticeWorks; and

•	certain other publicly available information on PracticeWorks.

William Blair also held discussions with members of the senior management of PracticeWorks to discuss the foregoing. William Blair also considered other matters which it deemed relevant to its inquiry, and took into account the accepted financial and investment banking procedures and considerations that it deemed relevant. In connection with its engagement, William Blair was requested to approach, and held discussions with, a limited number of third parties to solicit indications of interest in a possible acquisition of PracticeWorks.

In rendering its opinion, William Blair assumed and relied upon, without independent verification, the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with William Blair for purposes of its opinion, including without limitation the Forecasts provided by senior management of PracticeWorks, and William Blair did not assume any responsibility or liability therefor. William Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of PracticeWorks, nor were any such valuations or appraisals provided to William Blair. William Blair was advised by the senior management of PracticeWorks that the Forecasts examined by William Blair were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of PracticeWorks. In that regard, William Blair assumed, with the consent of the PracticeWorks’ board of directors, that (1) the

Forecasts would be achieved in the amounts and at the times contemplated and (2) all material assets and liabilities (contingent or otherwise) of PracticeWorks were as set forth in PracticeWorks’ financial statements or other information made available to William Blair. William Blair expressed no opinion with respect to the Forecasts or the estimates and judgments on which they were based. William Blair also assumed that the definitive merger agreement would not differ in any material respects from the draft thereof dated July 19, 2003 furnished to William Blair.

William Blair’s opinion did not address the relative merits of the merger as compared to any alternative business strategies that might exist for PracticeWorks. William Blair’s opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair as of, the date of such opinion. Although subsequent developments may affect its opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion. William Blair relied as to certain legal matters on advice of counsel to PracticeWorks, and assumed that the merger would be consummated on the terms described in the merger agreement, without any waiver of any material terms or conditions by PracticeWorks.

William Blair did not express any opinion as to the price at which the common stock of PracticeWorks will trade at any future time. The trading price may be affected by a number of factors, including but not limited to:

•	changes in the prevailing interest rates and other factors which generally influence the price of securities;

•	adverse changes in the current capital markets;

•	the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of PracticeWorks or in the healthcare information technology market;

•	any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities; and

•	timely completion of the merger on the terms and conditions that are acceptable to all parties at interest.

In addition, William Blair did not express any opinion as to the consideration to be received in the merger by the holders of the series B preferred stock of PracticeWorks or the relative allocation of the consideration to be received by the holders of the common stock of PracticeWorks and the holders of the series B preferred stock of PracticeWorks.

The preparation of an opinion regarding fairness is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the financial terms of the proposed merger and add to the total mix of information available. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the consideration to be received by the holders of the common stock of PracticeWorks. Rather, in reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in its analyses as a comparison is directly comparable to PracticeWorks or the merger. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

William Blair is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. William Blair is familiar with PracticeWorks, having provided certain investment banking services to PracticeWorks and its board of directors from time to time, including having acted as financial advisor with respect to PracticeWorks’ acquisition of Trophy in December 2002, having acted as financial advisor with respect to the adoption of PracticeWorks’ stockholder rights plan in November 2002, having acted as lead managing underwriter with respect to PracticeWorks’ offering of 5.2 million shares of common stock in June 2002, and having acted as a financial advisor to PracticeWorks in connection with, and having participated in certain of the negotiations leading to, the merger agreement. Furthermore, in the ordinary course of its business, William Blair and its affiliates may beneficially own or actively trade common shares and other securities of PracticeWorks or Kodak for its own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in these securities.

PracticeWorks hired William Blair based on its qualifications and expertise in providing financial advice to companies and its reputation as a nationally recognized investment banking firm. Pursuant to a letter agreement dated January 16, 2003, PracticeWorks agreed to pay William Blair upon consummation of the merger, a fee equal to 0.9% of the total consideration received by the Company and its stockholders as a result of the merger, which is an amount approximately equal to $4,437,000 less the amount of $700,000 which was payable to William Blair upon the delivery of its opinion as to the fairness, from a financial point of view, of the consideration to be received by PracticeWorks’ common stockholders. In addition, PracticeWorks has agreed to reimburse William Blair for all of its out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services and will indemnify William Blair against potential liabilities arising out of its engagement.

Opinion of Sanders Morris Harris Inc.

Sanders Morris Harris Inc. has acted as our financial advisor in connection with the series B preferred stock merger consideration. Sanders Morris Harris has advised our board of directors that, in its opinion, the series B preferred stock merger consideration to be paid by Kodak is fair, from a financial point of view, to our series B preferred stockholders. The full text of the Sanders Morris Harris opinion, which describes the procedures followed, assumptions made and other matters considered in the opinion, is included in this document as Annex D. You should read the full opinion.

SANDERS MORRIS HARRIS’ OPINION IS DIRECTED TO OUR BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE SERIES B PREFERRED STOCK MERGER CONSIDERATION TO THE SERIES B PREFERRED STOCKHOLDERS. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO PROCEED WITH THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW THE STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER OR ANY OTHER RELATED MATTER.

In arriving at its written opinion, Sanders Morris Harris, among other things:

•	reviewed the series B preferred stock certificate of designation and the merger agreement;

•	reviewed PracticeWorks’ Annual Report on Form 10-K and related financial information for the year ended December 31, 2002, and Quarterly Reports on Form 10-Q and related financial information for the quarters ended from March 31, 2002 through March 31, 2003;

•	reviewed certain information relating to the business, earnings, cash flow, assets and prospects of PracticeWorks furnished to Sanders Morris Harris by PracticeWorks;

•	conducted discussions with members of senior management of PracticeWorks concerning the company’s business and prospects;

•	reviewed the historical market prices and trading activity for PracticeWorks’ series B preferred stock and common stock;

•	compared the results of operations of PracticeWorks with those of certain companies, which Sanders Morris Harris deemed reasonably similar to PracticeWorks;

•	analyzed the nature and financial terms of certain business combinations involving companies in lines of business Sanders Morris Harris believes to be generally comparable to those of PracticeWorks;

•	performed a discounted cash flow analysis based on the financial projections provided to Sanders Morris Harris by PracticeWorks;

•	compared the implied returns to the series B preferred stockholders that would be realized upon receiving the preferred stock merger consideration with the implied returns that would be realized upon redeeming the series B preferred stock on August 8, 2006;

•	performed a Black-Scholes call option analysis to arrive at a theoretical call option value to compare with the preferred stock merger consideration; and

•	reviewed such other matters as Sanders Morris Harris deemed necessary, including an assessment of general economic, market and monetary conditions.

In preparing its opinion, Sanders Morris Harris relied on the accuracy and completeness of all information supplied or otherwise made available to it by PracticeWorks. Sanders Morris Harris did not independently verify the furnished information, or undertake an independent appraisal of the assets of PracticeWorks. Sanders Morris Harris’ opinion is based upon market, economic, financial and other conditions as they exist and could be evaluated as of the date of the opinion.

Sanders Morris Harris assumed that there had been no material change in PracticeWorks’ financial condition, results of operations, business or prospects since the date of the last financial statements made available to Sanders Morris Harris. Sanders Morris Harris relied on the advice of PracticeWorks’ counsel as to all legal matters with respect to PracticeWorks and the merger. In addition, Sanders Morris Harris did not make an independent evaluation appraisal or physical inspection of the assets or individual properties of PracticeWorks, nor was it furnished with any such appraisals.

The preparation of an opinion regarding the fairness, from a financial point of view, of the series B preferred stock merger consideration to the series B preferred stockholders involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to particular circumstances. Therefore, the Sanders Morris Harris opinion is not readily susceptible to partial analysis or summary description. Furthermore, in arriving at its opinion, Sanders Morris Harris did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis or factor. Accordingly, Sanders Morris Harris believes that its analysis must be considered as a whole and that considering any portion of its analysis and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Sanders Morris Harris made many assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of PracticeWorks. Estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values. In addition, analyses relating to the value of the businesses do not purport to be appraisals or to reflect the prices at which the business may actually be sold.

PracticeWorks will pay Sanders Morris Harris approximately $1,479,000 in connection with the delivery of its opinion and financial advice in connection with the transaction. In addition, PracticeWorks has agreed to reimburse Sanders Morris Harris for all its related expenses, and to indemnify Sanders Morris Harris against certain liabilities, including liabilities under federal securities laws.

Interests of Certain Persons in the Merger

Employment agreements

In connection with the spin-off from VitalWorks, PracticeWorks entered into three-year employment agreements with Richard E. Perlman, James K. Price, James C. Davis and James A. Cochran, and in May 2001 it entered into a two-year employment agreement with C. Lamar Roberts, each on substantially the terms described below. The individual employment agreements currently provide for an annual base salary of $350,000 for Messrs. Perlman and Price, $250,000 for Dr. Davis, $225,000 for Mr. Cochran, and $230,000 for Mr. Roberts. The agreements also provide for a severance payment for each executive equal to three times his then current annual base salary rate for Messrs. Perlman, Price, Davis and Cochran and one times his then current base salary rate for Mr. Roberts upon the termination of the executive’s employment by PracticeWorks without cause or by the executive for good reason or in the event of a change in control. The employment agreements entitle the executives to participate in our employee benefit programs and provide for other customary benefits.

Each employment agreement provides for 100% vesting of all outstanding stock options upon a change in control. The employment agreements also provide for an additional tax gross up payment to be made by PracticeWorks to the executive in the event that, upon a change in control, any payments made to the executive are subject to an excise tax under Section 4999 of the Internal Revenue Code. Finally, the employment agreements prohibit the executive from engaging in certain activities that compete with PracticeWorks, seek to recruit its employees or disclose any of its trade secrets or otherwise confidential information.

Ownership of stock options

Under the merger agreement, each outstanding option, all of which are vested, and each warrant and deferred stock grant, whether or not vested, will be cancelled in connection with the merger. In the case of each option and warrant, the exercise price of which is less than the common stock merger consideration, the holder will receive a cash payment equal to the amount that the common stock merger consideration exceeds the exercise price per share of that stock option or warrant, less applicable amounts to cover withholding taxes. Each option or warrant whose exercise price is equal to or greater than the common stock merger consideration will be cancelled without payment. In the case of each deferred stock grant, the holder will receive an amount equal to the common stock merger consideration, less applicable amounts to cover withholding taxes. The following table show the number of options and deferred stock grants held by our executive officers and directors.

Executive Officers and Directors	Options	Deferred Stock Grants
Richard E. Perlman	800,458	52,306
James K. Price	800,650	52,306
James C. Davis	434,520	—
James A. Cochran	258,922	35,646
C. Lamar Roberts	301,297	—
William R. Jellison	30,000	—
Raymond H. Welsh	46,634	—
William A. Schutzer	37,500	—
J. Thomas Presby	27,500	—

Indemnification; insurance

The merger agreement provides that, for a period of six years after the closing date of the merger, Kodak will cause the surviving corporation in the merger to indemnify our directors and officers against liabilities arising out of facts or events occurring at or prior to the closing date of the merger to the extent that we are permitted to indemnify our officers and directors under Delaware General Corporation Law, our certificate of incorporation, our by-laws and pursuant to any indemnification agreements, as in effect on the date of the merger agreement.

The merger agreement also provides that we will obtain continuing coverage under our directors and officers liability insurance for our officers and directors for six years after the closing date of the merger. We must consult with Kodak if the cost of such insurance is to exceed 150% of premium for the policy period in effect at the closing date.

Other employment matters

Although Kodak had not made offers of employment to any of our officers as of the date of the merger agreement, Kodak is negotiating with some or all of these individuals regarding their continued employment following the merger.

Effective Time of the Merger

The merger will be consummated if it is approved by our stockholders and the other conditions to the merger are either satisfied or waived, and will become effective at the time of filing of the certificate of merger with, and acceptance for recording of the certificate of merger by, the Delaware Secretary of State, or at a later time as specified in the certificate of merger. Subject to these conditions, we expect the merger will become effective by the end of 2003.

Payment for Common Stock and Series B Preferred Stock

The merger agreement provides that StockTrans, Inc. will act as the exchange agent for the merger. After the closing date of the merger, the exchange agent will mail transmittal materials to all of our common stockholders and series B preferred stockholders as of the closing of the merger for use in exchanging their stock certificates for payment of the applicable merger consideration to common stockholders and series B preferred stockholders. All certificates so surrendered will be cancelled. Upon surrender to the exchange agent of such stock certificates, together with duly executed transmittal materials, the exchange agent will deliver the applicable merger consideration to the common stockholders and the series B preferred stockholders. Neither the exchange agent, PracticeWorks nor Kodak will be liable to any stockholder for any property delivered to a public official pursuant to any abandoned property, escheat or similar law. After the closing of the merger, there will be no transfers of common stock or series B preferred stock on our stock transfer books.

If you are a stockholder of PracticeWorks as of the closing of the merger, the transmittal materials will be delivered to you. If you provide the exchange agent with special delivery or payment instructions, your signatures on the transmittal materials must be guaranteed by a bank or brokerage firm that is a participant in the Securities Agents Medallion Program. Additionally, if the certificates representing the shares of stock are registered in the name of a person other than the signer of the transmittal materials, then the signature(s) of the registered owner or a person with fully authority to sign on behalf of the registered owner on the transmittal materials, stock power or certificates must be guaranteed by a bank or brokerage firm that is a participant in the Securities Agents Medallion Program.

To prevent federal income tax withholding of 31% of the aggregate merger consideration payable to you, you must provide the exchange agent with your correct taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the substitute Form W-9 that will be included in the transmittal materials sent to you.

The method of delivery of certificates for shares of our common stock, series B preferred stock, transmittal materials and any other required documents is at your option and risk. If delivery is made by mail, we recommend that you use registered mail with return receipt requested, properly insured.

DO NOT DELIVER YOUR STOCK CERTIFICATES AT THIS TIME. WAIT UNTIL YOU RECEIVE THE TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT AFTER THE MERGER IS CONSUMMATED.

Financing

Upon completion of the merger, Kodak will pay the merger consideration of $21.50 per share of common stock and $7.33 per share of series B preferred stock, equal to an aggregate of approximately $470 million. Kodak has represented in the merger agreement that it has sufficient liquid assets to pay the merger consideration.

Management and Operations After the Merger

The surviving corporation resulting from the merger will be a wholly-owned subsidiary of Kodak, and will be called “PracticeWorks, Inc.” Under the merger agreement, the directors and officers of the surviving corporation will be the directors and officers of Peach Acquisition who are in office immediately prior to the close of the merger. The certificate of incorporation and the by-laws of the surviving corporation will be those in effect for Peach Acquisition immediately prior to the merger.

Federal Income Tax Consequences of the Merger

The following summary describes certain material federal income tax consequences applicable to holders of our common stock, and holders of options and warrants for the purchase of our common stock, as a result of the disposition of shares, options and warrants pursuant to the merger. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, final, temporary and proposed United States Treasury regulations promulgated thereunder, and the administrative and judicial interpretations thereof, all as in effect as of the date of this proxy statement. Such laws or interpretations may differ at the date of closing of the merger or thereafter. The effectiveness of the merger is not conditioned upon the receipt of any ruling from the Internal Revenue Service or any opinion of counsel as to tax matters, other than matters relating to our spin off from VitalWorks.

This summary is for general information only. The tax treatment applicable to each holder of our common stock or series B preferred stock, and holders of options and warrants for the purchase of our common stock, will depend in part upon each holder’s particular situation. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, broker-dealers, persons who are not citizens of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States, and stockholders who acquired their shares of common stock through the exercise of employee stock options or otherwise as compensation. The following discussion relates only to shares of our common stock that are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code.

EACH STOCKHOLDER, OPTIONHOLDER AND WARRANTHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

The merger will be a taxable transaction to our stockholders for federal income tax purposes. Each stockholder will recognize gain or loss equal to the difference between the amount of aggregate cash received pursuant to the merger agreement and the stockholder’s tax basis in shares of our common stock or series B preferred stock. The gain or loss will be capital gain or loss if the shares are capital assets in the hands of the holder. This capital gain or loss will be long term if the holding period for such shares is more than one year at the time of the merger, and short-term capital gain or loss if the holding period for such shares is not more than one year. The maximum federal income tax rate on long-term capital gain applicable to a non-corporate stockholder is 15%, and the maximum federal income tax rate on short-term capital gain applicable to a non-corporate stockholder is 35%. Capital gain realized by a corporate stockholder will be subject to a maximum federal income tax rate of 35%. The current year deductibility of capital losses recognized by a non-corporate stockholder is limited to such stockholder’s capital gains plus $3,000, and the current year deductibility of capital losses recognized by a corporate stockholder is limited to such stockholder’s capital gains.

Under the Internal Revenue Code, a stockholder may be subject, under certain circumstances, to “backup withholding” at a 31% rate on cash payments made in exchange for our common stock unless the stockholder provides his correct taxpayer identification number on a Substitute Form W-9, such as will be included with the letter of transmittal that will be provided to stockholders after the closing of the merger, or is eligible for an exemption from this requirement. Exempt persons (including, among others, corporations) are not subject to backup withholding, provided that they indicate their exempt status on a Substitute Form W-9. The amount of any backup withholding from a payment to a stockholder will be allowed as a credit against such stockholder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

Treatment of Options, Warrants and Deferred Stock Grants

Under the merger agreement, our board of directors has agreed to take such actions before the closing of the merger, including obtaining any necessary consents or agreements from holders of outstanding options, warrants or deferred stock grants, as are necessary to provide, at the closing of the merger:

•	each outstanding option, all of which are vested as a result of our having entered into the merger agreement, or warrant, whether vested or unvested, to purchase our common stock whose exercise price is less than the common stock merger consideration will be cancelled in exchange for a cash payment from Kodak equal to the difference between the common stock merger consideration and the exercise price per share of the option or warrant, less applicable withholding taxes;

•	each outstanding deferred stock grant, whether vested or unvested, of our common stock will be cancelled in exchange for a cash payment from Kodak equal to the common stock merger consideration; and

•	each outstanding option, or warrant to purchase our common stock whose exercise price is equal to or greater than the common stock merger consideration will be cancelled without payment of any consideration from Kodak.

Regulatory Approvals

Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act, the merger may not be completed until the expiration, or early termination, of a 30-day waiting period following the filing of notifications by both Kodak and us with the Department of Justice and the Federal Trade Commission. The parties filed the notifications on August 8, 2003 and received notice on August 28, 2003 of the early termination of the 30-day waiting period.

Approvals from or notices to certain other regulatory agencies within and outside the U.S. may also be required to complete the merger.

THE MERGER CANNOT PROCEED IN THE ABSENCE OF REQUISITE REGULATORY APPROVALS. KODAK AND PRACTICEWORKS HAVE FILED OR SHORTLY WILL FILE ALL APPLICATIONS AND NOTICES, AND WILL PROMPTLY TAKE OTHER APPROPRIATE ACTION, WITH RESPECT TO ANY REQUISITE APPROVALS OR THE ACTION OF ANY REGULATORY AUTHORITY. THERE CAN BE NO ASSURANCE, HOWEVER, THAT ALL REGULATORY APPROVALS WILL BE OBTAINED, OR THAT AN APPROVAL WILL NOT CONTAIN A CONDITION THAT CAUSES IT TO FAIL TO SATISFY THE MERGER AGREEMENT’S CONDITIONS TO CONSUMMATE THE MERGER.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. While we believe that the description covers all material terms of the agreement, this summary may not contain all information that is important to you. You should read the merger agreement, and the other information that is contained in this proxy statement, carefully and in their entirety for a more complete understanding of the merger. The complete text of the merger agreement is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement.

The Merger and Effective Time

Peach Acquisition, Inc., a newly formed, wholly-owned subsidiary of Kodak, will merge with and into PracticeWorks. Peach Acquisition, which is a Delaware corporation, was formed solely for the purpose of the merger and has no significant assets and no operations of its own. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at a later time specified in the certificate.

Consideration to be Received in the Merger

At the time the merger becomes effective, each issued and outstanding share of our common stock, except shares held by stockholders exercising appraisal rights, will be converted into the right to receive $21.50 in cash without interest from Kodak. At the time the merger becomes effective, each issued and outstanding share of our series B preferred stock, except shares held by stockholders exercising appraisal rights, will be converted into the right to receive from Kodak an amount in cash without interest equal to the greater of:

•	the liquidation preference (defined in the certificate of designation for the series B preferred stock) of the series B preferred stock as of the effective time of the merger, plus an amount per share of series B preferred stock equal to the sum of (a) all dividends (whether or not declared) accrued and unpaid thereon to the effective time of the merger to the extent not already included in the liquidation preference, and (b) the amount of all dividends that would accrue through August 8, 2006 on such share if it remained outstanding; or

•	an amount per share that would be distributed among the holders of series B preferred stock pro rata based on the number of shares of common stock that such holders would receive assuming conversion of all outstanding shares of the series B preferred stock pursuant to the certificate of designation.

This calculation of the consideration for the series B preferred stock represents the greater of the amount, without any discount for present value, that the series B preferred stockholders would be entitled to receive from us upon a redemption of their stock at the earliest time that we are entitled to exercise our redemption right, which is August 8, 2006, or the amount that the series B preferred stockholders would receive if they elected to convert their shares to common stock immediately prior to the effective time of the merger at the current conversion ratio. Under the first alternative, the liquidation preference as of the date we entered into the merger agreement was $5.44. In addition, dividends of $0.65 per share had accrued through June 30, 2003 and $1.24 per share would accrue from that date through August 8, 2006. Therefore, the total amount under the first alternative is $7.33 for each share of series B preferred stock.

Under the second alternative, the shares of series B preferred stock are convertible into a number of shares of common stock equal to the current aggregate liquidation preference divided by the current conversion price. Assuming conversion of all outstanding shares of our series B preferred stock, the current aggregate liquidation preference is equal to the number of shares of series B preferred stock outstanding, 955,779, multiplied by $6.09, or $5,820,694. Dividing this liquidation preference by the current conversion price of $36.387 would result in the issuance of approximately 159,966 shares of our common stock to the current series B preferred stockholders. Therefore, an aggregate amount of approximately $3,439,276, or $3.60 per share of series B preferred stock, would be payable under the second alternative. As a result, the greater amount under these calculations is the amount under the first alternative, or $7.33 for each share of series B preferred stock.

Conditions to Completion of the Merger

In addition to the merger requiring the approval of our stockholders, we and Kodak must satisfy or otherwise waive all of the other conditions specified in the merger agreement, which include the following:

•	receiving the required regulatory and other approvals described below under the heading “Regulatory Approvals,” except where the failure to obtain such approval or consent would not reasonably be expected to have an impact on the ability to consummate the transaction or result in any adverse consequences to either party other than immaterial financial damages;

•	no court or regulatory authority taking any action prohibiting the merger’s consummation;

•	the representations and warranties of the other party being true and correct in all material respects; and

•	the other party performing in all material respects all of the obligations required to be preformed by it pursuant to the merger agreement, and delivering certificates confirming satisfaction of the foregoing.

Kodak’s obligation to consummate the merger is further conditioned on our satisfaction, or Kodak’s written waiver, of the following conditions:

•	the receipt of all required third party consents under significant contracts to which we are a party, other than those consents or approvals that would not have a material adverse effect on PracticeWorks or on the benefits of the merger to Kodak, provided that we are not required to obtain the consent of Bank of America;

•	our working capital balance being not less than a $2,750,000 deficit at the end of the month immediately preceding the closing;

•	the receipt of an opinion from our legal counsel, Kilpatrick Stockton LLP, with respect to tax matters related to our spin off from VitalWorks;

•	the receipt of tax certificates from several of our officers and directors related to our spin off from VitalWorks; and

•	the resignation of all of our officers and directors at closing.

No assurances can be provided that all of these conditions can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement, neither we nor Kodak have reason to believe that any of the conditions set forth above will not be satisfied.

Conduct of the Business Pending the Merger

The following is a general summary of the material agreements that we and Kodak have regarding actions prior to the merger.

PracticeWorks

We have agreed that we will operate the business in the ordinary course consistent with past practices through the closing of the merger. In addition, we have agreed, without the prior written consent of Kodak, not to:

•	issue any additional shares of our capital stock or any rights to acquire our capital stock (except pursuant to already existing rights to acquire our capital stock) or make any dividend or distribution with respect to our capital stock (except for dividends that we are required to pay on our series B preferred stock);

•	enter into or amend employment-related agreements, grant any salary or wage increase or increase any employee-related benefits, except as required by law or by contract, or in connection with new hires or normal individual increases in compensation to employees other than those whose base annual compensation is in excess of $100,000, in the ordinary course of business consistent with past practice;

•	establish or amend, except as may be required by law or by contract, employee related benefit plans;

•	except for dispositions that we have previously disclosed to Kodak or in the ordinary course of business consistent with past practices, sell assets, inventory and services;

•	except for purchases we have previously disclosed to Kodak, acquire any assets, business or properties of any other entity;

•	transfer, permit to lapse or obtain or fail to obtain any authorization, permit, marketing authorization or other governmental approval material to our business or operations;

•	amend our certificate of incorporation or by-laws, or those of any of our subsidiaries;

•	enter into or terminate any material contract or amend or modify in any material respect any significant contract or any license or agreement relating to our intellectual property, except for matters we have previously disclosed to Kodak or in the ordinary course of business consistent with past practice;

•	settle any claim or proceeding except for claims involving solely money damages in amount not to exceed $100,000 (net of undisputed insurance coverage, claims paid by indemnification obligations of third parties and a specifically identified balance sheet reserve identified on our financial statements);

•	take any action that is not clearly identified in our 2003 budget (except that we may take actions that deviate from the budget as long as the aggregate expenditures resulting from such actions do not exceed $250,000) or take any action or fail to take any action reasonably required in order to complete the development of new products under development;

•	except for transactions that we have previously disclosed to Kodak, borrow money or guarantee or secure the liabilities of others;

•	except for transactions that we have previously disclosed to Kodak, enter into any transaction which could or would be excluded from our balance sheet prepared in accordance with generally accepted accounting principles; or

•	take any action that is intended or reasonably likely to result in any of our representations and warranties contained in the merger agreement becoming untrue in any material respect, any of the conditions to the merger not being satisfied or resulting in a violation of any provision of the merger agreement.

Kodak

Kodak has agreed that it will not take any action that is reasonably likely to result in any of its representations and warranties being untrue in any material respect, any conditions to the merger not being satisfied, or resulting in a material violation of the merger agreement.

No Other Negotiations

We have also agreed to a “no shop” provision, which means that we will not solicit or encourage inquiries or proposals with respect to, or furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition proposals, including the acquisition or purchase of all or a substantially all of our assets, or a substantial equity interest in us, or any of our subsidiaries or any merger or other business combination with us or any of our subsidiaries other than as contemplated by the merger agreement. We agreed to instruct our officers, directors, agents, advisors and affiliates to refrain from taking any action that would conflict with this provision. We also agreed to notify Kodak if we receive any unsolicited inquiries or proposals.

If we are not otherwise in breach or violation of this non-solicitation covenant, until our stockholders approve the merger agreement, our board of directors has a “fiduciary out” under the merger agreement, pursuant to which we may provide information in response to a written request by a person who has made an unsolicited bona fide written acquisition proposal and who has executed a confidentiality agreement and engage in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal. These actions may only be taken to the extent that our board of directors determines in good faith that the proposal could reasonably result in a transaction more favorable to our stockholders from a financial perspective than the merger or if legal counsel advises our board of directors that a failure to furnish information, negotiate or enter into appropriate agreements could reasonably be expected to subject the directors to liability for failure to exercise their fiduciary duties.

Additional Provisions of the Merger Agreement

Representations and Warranties

The merger agreement contains representations and warranties, subject to certain qualifications, made by us as to, among other things:

•	our organization and the organization of our subsidiaries;

•	our capital structure;

•	our power and authority to carry on business;

•	our authorization to enter into the contemplated transactions;

•	our consummation of the transactions not constituting a violation of, or requiring consent under, our organizational documents, contracts and laws;

•	the accuracy of our Securities and Exchange Commission and other reports;

•	the accuracy of our financial statements;

•	the absence of undisclosed liabilities;

•	the absence of material changes or events;

•	our interests in real and personal properties;

•	our compliance with applicable laws;

•	the absence of litigation and regulatory action;

•	our significant contracts;

•	our employee benefits and labor matters;

•	our insurance;

•	environmental matters;

•	taxes;

•	our intellectual property;

•	absence of restrictive agreements;

•	absence of questionable payments; and

•	the receipt of fairness opinions from our financial advisors.

In addition, the merger agreement contains representations and warranties subject to certain qualifications, made by Kodak and Peach Acquisition as to, among other things:

•	its authorization to enter into the contemplated transactions;

•	its consummation of the transactions not constituting a violation of, or requiring consent under, its organizational documents, contracts and laws; and

•	its access to adequate liquid assets to pay the merger consideration.

Other Covenants

The merger agreement contains additional agreements relating to, among other things:

•	the preparation, filing and distribution of this proxy statement;

•	our convening and holding a meeting of stockholders as soon as practicable;

•	access to information and cooperation between Kodak and us regarding certain filings with governmental and other agencies and organizations;

•	Kodak’s obligation to cause the surviving corporation to indemnify our officers and directors and provide directors’ and officers’ liability insurance under our existing policy for a period of six years following the consummation of the merger;

•	notification to Kodak of any significant changes; and

•	public announcements by us and Kodak.

Post-Merger Compensation and Benefits

After the merger, our employees will be entitled to participate in our compensation and benefit plans in which they participated prior to the merger, or benefit and compensation plans substantially equivalent for at least twelve months following the merger. For purposes of determining eligibility to participate in Kodak’s compensation and benefit plans and the vesting of benefits, Kodak will give effect to years of service with us, as if that service had been with Kodak.

Amendment, Waiver and Termination

Prior to the closing date of the merger, any merger agreement provision may be waived in writing by the party benefiting from the provision. In addition, any merger agreement provision may be amended or modified by written agreement between Kodak and us, except that, when and if our stockholders approve the merger agreement, no amendment that would require further stockholder approval may be made without such approval.

The merger agreement may be terminated and the merger abandoned at any time before the closing of the merger upon the mutual consent of Kodak and PracticeWorks, or as follows:

•	by the non-breaching party, if either party fails to, or cannot, cure a material breach of any of its representations or warranties, or a breach of its covenants or agreements, contained in the merger agreement within 30 days after written notice of the breach;

•	by either party, if the merger is not consummated by December 31, 2003;

•	by either party, if the merger is not approved by both our common stockholders and our series B preferred stockholders;

•	by Kodak, at any time prior to stockholder approval if our board of directors withdraws, or modifies or changes, its recommendation that our stockholders approve the merger agreement, or fails to reconfirm any such recommendation following the receipt of any acquisition proposal from a third party within five days of a written request from Kodak to do so; or

•	by us, at any time prior to stockholder approval if our board of directors authorizes us to enter into an agreement, immediately following termination of the merger agreement, with any third party with respect to the merger of PracticeWorks or the sale of all or substantially all of the assets of PracticeWorks.

Termination Fee

Under the merger agreement, we will be obligated to pay to Kodak a termination fee of $12 million if any of the following events occurs:

•	if Kodak terminates the merger agreement because our board of directors withdraws, or modifies or changes its recommendation that our stockholders approve the merger agreement, or fails to reconfirm any such recommendation following the receipt of any acquisition proposal from a third party within five days of a written request from Kodak to do so; or

•	we terminate the merger agreement because our board of directors authorizes us to enter into an agreement, immediately following termination of the merger agreement, with any third party with respect to the merger of PracticeWorks or the sale of all or substantially all of the assets of PracticeWorks.

Expenses and Fees

Each party will be responsible for any expenses it incurs in connection with negotiating and consummating the merger.

THE VOTING AGREEMENT

This section describes the material terms of the voting agreement among Kodak, Peach Acquisition, and the directors and senior executive officers of PracticeWorks. While we believe that this description covers all material terms of the agreement, this summary may not contain all information that is important to you. You should read the voting agreement, and the other information that is contained in this proxy statement carefully and in their entirety for a more complete understanding of the voting agreement. The complete text of the voting agreement is attached to this proxy statement as Annex B and is incorporated by reference into this proxy statement.

In connection with the merger, our directors and senior executive officers have entered into a voting agreement with Kodak and Peach Acquisition. Pursuant to the voting agreement, these stockholders have agreed, severally and not jointly, to grant to Kodak an irrevocable proxy whereby all of these stockholders’ shares of common stock, which in the aggregate consists of 1,321,820 shares or 7.4% of the outstanding shares of our common stock, will be voted in favor of adoption and approval of the Agreement and Plan of Merger.

Each of these stockholders has also separately agreed to allow Kodak to vote these shares against any proposal made in opposition to, or in competition with, the merger, against proposals involving the merger, sale, reorganization, or other significant corporate action of PracticeWorks or any subsidiary, and against any other action that is intended to, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the merger.

Each director and senior executive officer, in his capacity as a stockholder, has also agreed that he will not, directly or indirectly:

•	solicit, initiate, encourage or induce the making, submission or announcement of an acquisition proposal;

•	participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, an acquisition proposal;

•	engage in discussions with any person with respect to an acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any acquisition proposal.

Each of these stockholders who is a director is permitted to take such actions if it would be necessary for the director to do so in order to exercise his fiduciary duties.

Each of these stockholders has agreed not to sell, transfer, assign, encumber or otherwise dispose of any of his shares unless the transferee becomes a party to the voting agreement. Finally, each of these stockholders has also agreed not to exercise any rights to demand appraisal of any shares he owns in connection with the merger. The voting agreement will terminate, and the proxy granted will cease to be irrevocable, upon either the termination of the merger agreement or the effective time of the merger.

MARKET PRICES FOR STOCK

Market Prices for Common Stock

On October 1, 2002, our common stock commenced trading on the Nasdaq National Market under the symbol “PRWK.” Prior to October 1, 2002, our common stock traded on the American Stock Exchange. The following table sets forth the range of the high and low bid prices per share as reported by the Nasdaq National Market and the low and high sales prices of our common stock on the American Stock Exchange for the respective periods.

	Price Range
	Low	High
Fiscal Year 2001
First Quarter ended March 31, 2001	$4.25	$8.35
Second Quarter ended June 30, 2001	$4.90	$8.43
Third Quarter ended September 30, 2001	$5.35	$10.20
Fourth Quarter ended December 31, 2001	$5.70	$10.00

Fiscal Year 2002
First Quarter ended March 31, 2002	$8.96	$13.30
Second Quarter ended June 30, 2002	$12.75	$19.40
Third Quarter ended September 30, 2002	$12.50	$18.65
Fourth Quarter ended December 31, 2002	$4.50	$17.50

Fiscal Year 2003
First Quarter ended March 31, 2003	$6.30	$11.09
Second Quarter ended June 30, 2003	$10.02	$19.80
Third Quarter (through August 25)	$17.61	$21.45

On August 25, 2003, the closing market price of our common stock was $21.36 per share. We advise you to obtain current market quotations for your shares. The closing price of our common stock on July 18, 2003, the last day before we announced the merger agreement, was $17.68.

Market Prices for Series B Preferred Stock

Our series B preferred stock trades on the OTC Bulletin Board under the symbol “PRWRP.OB”. The following table sets forth, for the periods indicated, the quarterly high and low sales price information for our series B preferred stock on the OTC Bulletin Board.

	Price Range
	Low	High
Fiscal Year 2001
Third Quarter ended September 30, 2001	$0.75	$1.95
Fourth Quarter ended December 31, 2001	$1.50	$2.20

Fiscal Year 2002
First Quarter ended March 31, 2002	$1.95	$2.30
Second Quarter ended June 30, 2002	$2.12	$3.25
Third Quarter ended September 30, 2002	$3.10	$3.50
Fourth Quarter ended December 31, 2002	$2.90	$3.45

Fiscal Year 2003
First Quarter ended March 31, 2003	$2.90	$3.00
Second Quarter ended June 30, 2003	$2.90	$4.10
Third Quarter (through August 25)	$3.85	$7.30

On August 25, 2003, the closing market price of our series B preferred stock was $7.21 per share. We advise you to obtain current market quotations for your shares. The closing price of our series B preferred stock on July 18, 2003, the last day before we announced the merger agreement, was $4.15.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of August 25, 2003, as to shares of our common stock held by persons known to us to be the beneficial owners of more than five percent of our common stock:

Name and Address of Beneficial Owner of Class	Amount of Beneficial Ownership		Percent(1)

Barry M. Kitt The Pinnacle Fund, L.P. Suite 240, 4965 Preston Park Blvd. Plano, TX 75093	908,986	(2)	5.1%

Ceramco, Inc. 570 W. College Ave. York, PA 17404	1,417,742		7.9

Gabelli Funds, LLC GAMCO Investors, Inc. MJG Associates, Inc. Gabelli Securities, Inc. Gabelli Group Capital Partners, Inc. Gabelli Asset Management, Inc. Mario J. Gabelli One Corporate Center Rye, New York 10580 }	1,385,502	(3)	7.7

Paulson & Co., Inc. 650 Fifth Avenue New York, NY 10019	1,631,003	(4)	9.1

(1)	Based on an aggregate of 17,905,863 shares of PracticeWorks common stock issued and outstanding as of July 31, 2003.
(2)	Based upon an amendment to Schedule 13G, dated January 31, 2003, filed with the SEC by Mr. Kitt. Mr. Kitt disclaims beneficial ownership of certain shares reported, including 894,875 shares beneficially owned by The Pinnacle Fund, L.P. Mr. Kitt is the general partner of Pinnacle Advisors, L.P., the general partner of The Pinnacle Fund, L.P. The Pinnacle Fund filed an amendment to Schedule 13G, dated January 31, 2003, with the SEC as the beneficial owner of 894,875 shares, which is reported as 5.1% of the outstanding common stock, with sole voting and dispositive power over the shares.
(3)	Based upon a Schedule 13D/A, dated August 12, 2003, filed with the SEC. Of the shares beneficially owned, 232,300 are reported as held by Gabelli Funds, LLC, 677,877 are reported as held by GAMCO Investors, Inc., 3,500 are reported as held by MJG Associates, Inc., and 471,825 are reported as held by Gabelli Securities, Inc.
(4)	Based upon a Schedule 13G/A, dated August 11, 2003, filed with the SEC. Paulson & Co. disclaims beneficial ownership of all reported shares.

The following table sets forth information, as of August 25, 2003, as to shares of our common stock held by (1) our named executive officers and directors and (2) our named executive officers and directors as a group. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, PracticeWorks believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

The number of shares shown as beneficially owned by each beneficial owner in the table below includes shares that can be acquired by that beneficial owner through stock option exercises on or prior to September 30, 2003. In calculating the percentage owned by each beneficial owner, PracticeWorks assumed that all shares issuable upon exercise of options on or prior to September 30, 2003 are exercised by that person. The total number of shares outstanding used in calculating the percentage owned assumes no exercise of options held by other beneficial owners.

Name of Beneficial Owner	Total Common Stock		Exercisable Options		Number of Shares Beneficially Owned	Percent of Class(1)
Richard E. Perlman	324,934	(2)	800,458		1,125,392	6.0%
James K. Price	456,606	(3)	800,650		1,257,256	6.7
James C. Davis	266,139	(4)	434,520		700,659	3.8
James A. Cochran	4,719		258,922		263,641	1.5
C. Lamar Roberts	2,865		301,297		304,162	1.7
William R. Jellison	15,000		30,000		45,000	*
Raymond H. Welsh	58,256		46,634		104,884	*
William A. Shutzer	171,500		37,500		209,000	1.2
J. Thomas Presby	0		27,500	(5)	27,500	*
All executive officers and directors as a group (11 persons)	1,301,644		3,155,776		4,457,420	21.2%

*	Less than 1%
(1)	Based on an aggregate of 17,905,863 shares of PracticeWorks common stock issued and outstanding as of July 31, 2003.
(2)	155,811 of these shares are owned by a limited liability company of which Mr. Perlman is the sole managing member.
(3)	1,612 of these shares are owned by Mr. Price’s brother. Mr. Price maintains voting control over these shares.
(4)	4,950 of these shares are held in trust for the benefit of relatives of Dr. Davis. Dr. Davis has control over these shares.
(5)	All options are held by J. Thomas Presby, LLC, a limited liability company of which J. Thomas Presby is the sole member.

APPRAISAL RIGHTS

Under the Delaware General Corporation Law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock and/or series B preferred stock. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Annex E of this proxy statement.

Section 262 requires that stockholders be notified not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes PracticeWorks’ notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex E since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to PracticeWorks a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against approval and adoption of the merger agreement. Voting against or failing to vote for approval and adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of approval and adoption of the merger agreement. A vote in favor of the approval and adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of PracticeWorks common stock and PracticeWorks series B preferred stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of PracticeWorks common stock or PracticeWorks series B preferred stock.

All demands for appraisal should be addressed to the General Counsel at PracticeWorks, Inc., 1765 The Exchange, Atlanta, Georgia 30339, before the vote on the merger is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of PracticeWorks common stock or the PracticeWorks series B preferred stock. The demand must reasonably inform PracticeWorks of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of PracticeWorks common stock or series B preferred stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of PracticeWorks common stock or series B preferred stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each PracticeWorks stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of PracticeWorks common stock or series B preferred stock. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of PracticeWorks common stock or series B preferred stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its PracticeWorks common stock or series B preferred stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, PracticeWorks stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

STOCKHOLDER PROPOSALS

If the merger is consummated, there will be no public stockholders and no public participation in any future meetings of the surviving corporation’s stockholders. If the merger is not consummated, our stockholders will continue to be entitled to attend and participate in our stockholders meetings. If there is a 2004 annual meeting of stockholders, we expect it will take place in June 2004. Stockholders who wish to present proposals appropriate for consideration at our 2004 annual meeting must submit the proposals in proper form to Sue Griffin, Vice President of Corporate Communications, 1765 The Exchange, Atlanta, Georgia 30339, no earlier than February 18, 2004 and no later than March 19, 2004 or they will not be considered for inclusion in our proxy statement and form of proxy relating to such meeting. Our by-laws contain detailed requirements that the stockholder’s notice must satisfy. Any stockholder notice and any request for a copy of our by-laws should be in writing and addressed to Secretary, in care of Sue Griffin, Vice President of Corporate Communications, 1765 The Exchange, Atlanta, Georgia 30339.

WHERE YOU CAN FIND MORE INFORMATION

PracticeWorks is subject to information filing and reporting requirements of the Securities Exchange Act of 1934 and files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials filed with the Securities and Exchange Commission at its public reference room in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at (800) SEC-0330. In addition, the SEC also maintains an internet website at http://www.sec.gov that contains reports, proxy statements and other information. PracticeWorks also makes its public filings available on its website at http://www.practiceworks.com.

Statements contained in this proxy statement or in any document incorporated in this proxy statement by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an annex to this proxy statement or such other document, each such statement being qualified in all respects by such reference. All information relating to Kodak or Peach Acquisition, Inc. in this proxy statement has been provided to us by Kodak.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

PRACTICEWORKS, INC.

EASTMAN KODAK COMPANY

and

PEACH ACQUISITION, INC.

dated as of

July 20, 2003

Table of Contents-(continued)

Table of Contents-(continued)

Page
6.03	Conditions to Obligation of Purchaser and Acquisition Sub		A-30
	(A)	Representations and Warranties	A-30
	(B)	Performance of Obligations of the Company	A-30
	(C)	Company Third Party Consents	A-30
	(D)	Working Capital Deficit	A-30
	(E)	Opinions of Counsel	A-31
	(F)	Resignations	A-31
	(G)	Company Directors’ and Officers’ Tax Certificates	A-31

ARTICLE VII—TERMINATION

7.01	Termination		A-31
7.02	Effect of Termination		A-32

ARTICLE VIII—OTHER MATTERS

8.01	Survival		A-32
8.02	Waiver; Amendment		A-32
8.03	Counterparts		A-32
8.04	Governing Law		A-32
8.05	Expenses		A-33
8.06	Confidentiality		A-33
8.07	Notices		A-33
8.08	Definitions		A-33
8.09	Entire Understanding; No Third Party Beneficiaries		A-35
8.10	Employee Matters		A-35
8.11	Headings		A-35
8.12	Interpretation; Effect		A-35
8.13	Binding Effect		A-35

EXHIBITS

Exhibit A – Certificate of Merger

SCHEDULES

Schedule 3.01(B) – Capital Stock
Schedule 3.01(E) – Benefit Plan Contractual Obligations
Schedule 3.01(F) – Dispositions
Schedule 3.01(G) – Acquisitions
Schedule 3.01(J) – Contracts
Schedule 3.01(L) – 2003 Budget
Schedule 3.01(M) – Permitted Liens
Schedule 3.01(N) – Off Balance Sheet Financings
Schedule 4.01(B) – Shares
Schedule 4.01(C) – Agreements Related to Capital Stock
Schedule 4.01(D) – Subsidiaries
Schedule 4.01(G) – Regulatory Approvals
Schedule 4.01(H)(i) – Filing of SEC Reports
Schedule 4.01(I) – Absence of Undisclosed Liabilities
Schedule 4.01(K) – Properties
Schedule 4.01(L) – Litigation
Schedule 4.01(M) – Compliance with Laws

Schedule 4.01(N)(i) – Company Contracts
Schedule 4.01(N)(ii) – Significant Contract Defaults
Schedule 4.01(N)(iii) – Contracts with Clients
Schedule 4.01(O) – Brokers
Schedule 4.01(P)(i) – Compensation and Benefit Plans
Schedule 4.01(P)(ii) – Multi-Employer Plans
Schedule 4.01(P)(iii) – Eligibility Criteria
Schedule 4.01(P)(iv) – Change in Control Payments
Schedule 4.01(Q)(ii) – Representatives of Non-U.S. Employees
Schedule 4.01(R) – Insurance
Schedule 4.01(S) – Environmental Matters
Schedule 4.01(T) – Taxes
Schedule 4.01(V)(i) – Proprietary Rights
Schedule 4.01(V)(iii) – Software
Schedule 4.01(W) – No Restrictive Agreements

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, is dated as of the 20th day of July, 2003 (as it may be amended from time to time hereafter, the “Plan”), and is entered into by and among PracticeWorks, Inc., a Delaware corporation (the “Company”), Eastman Kodak Company, a New Jersey corporation (“Purchaser”), and Peach Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser (“Acquisition Sub”).

RECITALS:

(A)    The respective Boards of Directors of Purchaser, Acquisition Sub and the Company have approved the Plan and declared advisable the transactions contemplated hereby, including the merger of Acquisition Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein;

(B)    The Company Board has determined that the acquisition of the Company by the Purchaser as described herein is advisable and fair to, and in the best interests of, the stockholders of the Company and has resolved to recommend that the Plan be adopted by the stockholders of the Company;

(C)    Contemporaneously with the execution and delivery of the Plan, as a condition and inducement to Purchaser’s and Acquisition Sub’s willingness to enter into the Plan, all of the directors and executive officers, in their capacity as stockholders of the Company, are entering into a voting and irrevocable proxy agreement (the “Stockholders’ Agreement”) pursuant to which, among other things, such stockholders will vote their shares of the Company’s capital stock in favor of the Merger and the transactions contemplated by the Plan;

(D)    Concurrently with its approval of the execution and delivery of the Plan, the Company Board has taken action to ensure that, pursuant to the Rights Agreement, dated as of November 6, 2002, between the Company and StockTrans, Inc., as Rights Agent (the “Company Rights Plan”): (i) neither Purchaser nor Acquisition Sub will become an “Acquiring Person” (as defined in the Company Rights Plan) as a result of the Plan, the Merger or the Stockholders’ Agreement; (ii) no “Share Acquisition Date” or “Distribution Date” (each as defined in the Company Rights Plan) will occur as a result of the execution, delivery or approval by stockholders of the Plan, the consummation of the Merger in accordance with the Plan or the execution, delivery or performance of the Voting Agreement; and (iii) all outstanding rights to purchase Series D Participating Cumulative Preferred Stock of the Company issued and outstanding under the Company Rights Plan will expire without further action or consideration as of the Effective Time; and

(E)    Concurrently with its approval of the execution and delivery of the Plan, the Company Board has taken such actions as may be required to cause Section 203 of the DGCL not to apply to the Plan or the transactions contemplated hereby and resolved that it will not withdraw, revoke or modify its action in any manner which would cause Section 203 of the DGCL or any other state takeover statute to become applicable to the Plan and the transactions contemplated hereby.

In consideration of their mutual promises and obligations, the parties hereto adopt and make the Plan and prescribe the terms and conditions thereof and the manner and basis of carrying it into effect, as follows (capitalized terms are used with the meanings ascribed thereto in the Plan at the locations noted in Section 8.08(C)):

ARTICLE I

THE MERGER

1.01.    The Merger.    On the Effective Date:

(A)    The Continuing Corporation.    Acquisition Sub shall merge with and into the Company, the separate existence of Acquisition Sub shall cease and the Company (sometimes hereinafter referred to from and after the

Effective Time as the “Continuing Corporation”) shall survive the Merger. The name of the Continuing Corporation shall be “PracticeWorks, Inc.” The Continuing Corporation shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Continuing Corporation with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law (the “DGCL”).

(B)    Certificate of Incorporation; Bylaws; Directors; Officers.    The certificate of incorporation and by-laws of the Continuing Corporation shall be those of the Acquisition Sub in effect immediately prior to the Effective Time. The directors of Acquisition Sub in office immediately prior to the Effective Time shall be the directors of the Continuing Corporation and the officers of Acquisition Sub in office immediately prior to the Effective Time shall be the officers of the Continuing Corporation, in each case, together with such other or additional directors and officers as may thereafter be elected, who in the case of directors shall hold office until such time as their successors are elected and qualified.

1.02.    Effective Date.

(A)    If the conditions set forth in Article VI have been satisfied or waived in writing, the effective date (the “Effective Date”) of the Merger shall be the date of the Meeting as described in Section 5.02. If those conditions have not been satisfied or waived on such date, the Effective Date shall occur on such later date as the parties hereto mutually agree after such conditions are satisfied or waived; provided, however, that if the parties are not able to agree upon such date, the Effective Date shall be such date as Purchaser shall notify the Company in writing not less than five (5) days prior thereto, which date shall not be more than fifteen (15) days after the satisfaction or waiver of such conditions. Notwithstanding anything to the contrary in the preceding, the occurrence of the Effective Date shall be subject to the satisfaction or written waiver of all of the conditions set forth in Article VI.

(B)    Prior to or on the Effective Date, Acquisition Sub and the Company shall execute and deliver to the Secretary of State of the State of Delaware, a certificate of merger, in substantially the form of Exhibit A hereto in accordance with applicable law, specifying the date and time at which the Merger shall become effective. The time on the Effective Date at which the Merger becomes effective is referred to as the “Effective Time.” On the date of such filing, a closing shall be held at 10:00 a.m., Eastern Standard Time, on the Effective Date at such location as the parties hereto shall otherwise agree.

ARTICLE II

CONSIDERATION

2.01.    Consideration.    Subject to the provisions of the Plan, at the Effective Time:

(A)    Outstanding Acquisition Sub Common Stock.    Each of the shares of Acquisition Sub common stock issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger, become and be converted into one validly issued, fully paid and non-assessable share of Company Common Stock, which shall be owned by Purchaser, and which shall constitute all of the issued and outstanding capital stock of the Company.

(B)    Outstanding Company Common Stock.    Each share (excluding shares held by the Company or any Company Subsidiaries (“Excluded Shares”) and Dissenting Shares) of Company Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted solely into the right to receive from Purchaser $21.50 in cash without interest (the “Common Stock Merger Consideration”).

(C)    Outstanding Company Series B Preferred Stock.    Each share, other than Excluded Shares and Dissenting Shares, of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive an amount in cash, without interest, equal to the greater of: (i) the Liquidation Preference (as defined in the Company’s Certificate of Designation, Powers, Preferences and Rights of the Series B Convertible Preferred Stock, as filed with the Delaware Secretary of State on March 20, 2002 (the “Certificate of Designation”)) of the Company Series B Preferred Stock as of the Effective Time, plus an amount per share of Series B Preferred Stock equal to the sum of (a) all dividends (whether or not declared) accrued and unpaid thereon to the Effective Time to the extent not already included in the Liquidation Preference, and (b) the amount of all dividends that would accrue thereafter on such share if it were outstanding through August 8, 2006; or (ii) an amount per share that would be distributed among the holders of Company Series B Preferred Stock pro rata based on the number of Shares of Company Common Stock that such holders would receive assuming conversion of all outstanding shares of the Company Series B Preferred Stock pursuant to Section 7 of the Certificate of Designation, as such Certificate of Designation may subsequently be amended (the “Preferred Stock Merger Consideration”). The Common Stock Merger Consideration and the Preferred Stock Merger Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

2.02.    Stockholder Rights.     At the Effective Time, other than pursuant to Section 2.06, holders of Company Common Stock and Series B Preferred Stock shall cease to be, and shall have no rights as, stockholders of the Company, or other rights except the right to receive the Merger Consideration provided under this Article II, without interest.

2.03.    Exchange Agent and Exchange Procedures.

(A)    Purchaser shall designate StockTrans, Inc. to act as exchange agent and paying agent for the exchange of the certificates representing shares of Company Common Stock and Series B Preferred Stock for the Merger Consideration upon surrender of the certificates for the Company Common Stock or Series B Preferred Stock (the “Exchange Agent”). Purchaser will, on or prior to the Effective Time, deposit with the Exchange Agent the Merger Consideration to be paid in respect of the Company Common Stock, Company Series B Preferred Stock and Company Derivative Securities.

(B)    As soon as reasonably practicable after the Effective Date, the Exchange Agent shall mail or cause to be mailed to each person who was a holder of record of shares of the Company Common Stock or Company Series B Preferred Stock, as the case may be, immediately prior to the Effective Time: (i) a letter of transmittal; and (ii) instructions for use in effecting the surrender of the certificates representing the Company Common Stock held by such holder (the “Common Stock Certificates”) nominally representing the Company Common Stock; or (iii) instructions for use in effecting the surrender of the certificates representing the Company Series B Preferred Stock held by such holder (the “Series B Preferred Stock Certificates”) nominally representing the Company Series B Preferred Stock.

(C)    The Merger Consideration will be delivered to holders of Common Stock Certificates and holders of Series B Preferred Stock Certificates only upon such holder’s delivery to the Exchange Agent of: (i) properly completed and duly executed transmittal materials as described in Section 2.03(B) (in the form provided by the Exchange Agent); and (ii) the certificates representing all of such shares of Company Common Stock or Series B Preferred Stock, as the case may be, or an indemnity in form and substance satisfactory to the Purchaser and the Exchange Agent, in their reasonable judgment, if any of such certificates are lost, stolen or destroyed. Promptly after such delivery, the Exchange Agent shall mail its check to the address specified by the holder in the letter of transmittal in the aggregate amount of the Common Stock Merger Consideration for the number of shares of Company Common Stock held by such holder immediately prior to the Effective Time or the aggregate amount of the Preferred Stock Merger Consideration for the number of shares of Company Series B Preferred Stock held by such holder immediately prior to the Effective Time. No interest will be paid or shall accrue on the Merger Consideration payable upon surrender of any such certificates. The Exchange Agent shall prepare and mail to each holder to whom Merger Consideration has been sent the appropriate Form 1099B.

(D)    Any amount of the Merger Consideration that remains undistributed to the holders of the Company Common Stock and the Company Series B Preferred Stock for a period of six (6) months after the Effective Time shall be delivered to Purchaser by the Exchange Agent upon demand, and any former stockholders of the Company who have not previously complied with this Section 2.03 shall thereafter look only to Purchaser for payment of their claim for the Merger Consideration.

(E)    Neither the Exchange Agent, nor any of the Company, Acquisition Sub or Purchaser shall be liable to any holder of shares of the Company Common Stock or the Company Series B Preferred Stock with respect to any amount of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law, rule, regulation, statute, order, judgment or decree.

(F)    At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of the Company Common Stock or Series B Preferred Stock shall be made thereafter. In the event that, after the Effective Time, Company Common Stock Certificates or Series B Preferred Stock Certificates are presented to Purchaser or the Surviving Corporation in compliance with this Section 2.03, they shall be canceled and exchanged for the applicable Merger Consideration as provided in this Section 2.03, subject to applicable law in the case of Dissenting Shares.

2.04.    Excluded Shares.    Each of the Excluded Shares shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

2.05.    Stock Options and Warrants.    At the Effective Time, each outstanding Company Stock Option, Company Warrant, and Company Deferred Stock Grant (collectively, “Company Derivative Securities”), whether or not exercisable or issuable (in the case of outstanding Company Deferred Stock Grants) at the Effective Time and regardless of the respective exercise (or base) prices thereof, if any, subject to the terms and conditions of the Company’s 2000 Stock Option Plan, as amended to date, or other applicable governing document, will be addressed pursuant to the following provisions:

(A)    (i) Each Company Stock Option with an exercise (or base) price less than the per share Common Stock Merger Consideration; (ii) each Company Warrant with an exercise (or base) price less than the per share Common Stock Merger Consideration; and (iii) each Company Deferred Stock Grant, in each case whether vested or unvested or subject to any other restrictions at the Effective Time shall be converted into an obligation of the Purchaser to pay, and the right of the holder thereof to receive, in full satisfaction of each such Company Derivative Security, cash in an amount equal to: (a) in the case of each share of Company Common Stock underlying each Company Stock Option and Company Warrant, the excess of the Common Stock Merger Consideration per share over the exercise price of such Company Derivative Security, and (b) in the case of each share of Company Common Stock underlying each Company Deferred Stock Grant, the Common Stock Merger Consideration.

(B)    Each Company Derivative Security with an exercise (or base) price equal to or greater than the per share Common Stock Merger Consideration shall be cancelled as of the Effective Time and be of no further effect.

(C)    The Company Board shall take such actions prior to the Effective Time as may be necessary to cause the Company Derivative Securities to be treated as described in (A) and (B) above as of the Effective Time including, as necessary, amending the plans and agreements under which the Company Stock Options, Company Deferred Stock Grants and Company Warrants have been issued and, to the extent required under the terms of the Derivative Securities or the plans under which they were issued, obtaining the consent of the holders of the Company Derivative Securities to the amendments of the plans and agreements.

(D)    As soon as practicable and in any event no more than five (5) business days after the Effective Date, the Purchaser shall cause the Exchange Agent to send to the holders of all certificates previously representing Company Derivative Securities: (i) a transmittal letter (the “Derivative Security Transmittal Letter”); and (ii) instructions for use in surrendering any certificates, instruments or agreements representing the Company Derivative Securities; provided, however, that with respect to the exchange and payment for any Company Stock Option, such exchange and payment will be made based on the records of the Company’s third party administrator of the Company’s 2000 Stock Option Plan as of the Effective Date and all certificates, instruments, and agreements representing Company Stock Options and Company Deferred Stock Grants shall be deemed delivered and cancelled upon payment therefor.

(E)    In each case, promptly after receipt of a fully executed Derivative Security Transmittal Letter and such certificates, instruments or agreements nominally representing the Company Derivative Securities, the Exchange Agent shall mail its check to the address specified by the holder in the letter of transmittal in the aggregate amount of the consideration to which such holder is entitled as described in Section 2.05(A) above. No interest, dividends or other amount will be paid or shall accrue on the Company Derivative Securities from and after the Effective Time.

2.06.    Appraisal Rights.

(A)    Notwithstanding anything in the Plan to the contrary, shares of Company Common Stock and Company Series B Preferred Stock that are issued and outstanding immediately prior to the Effective Time and which are held by Company stockholders who have properly exercised appraisal rights with respect to such shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be exchangeable for the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to demand payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be deemed to have been converted into and have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon.

(B)    The Company shall give Purchaser: (i) prompt notice of any demands for payment for Dissenting Shares pursuant to the DGCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company; and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment pursuant to the DGCL. The Company shall not, except with the prior written consent of Purchaser or as otherwise required by applicable law, make any payment with respect to any such demands for payment or offer to settle or settle any such demands.

ARTICLE III

ACTIONS PENDING CONSUMMATION

3.01.    Forbearances of the Company.    From the date hereof until the Effective Time, except as expressly contemplated by the Plan, without the prior written consent of Purchaser, the Company will not, and will cause each of the Company Subsidiaries not to:

(A)    Ordinary Course.    Except as otherwise disclosed in Schedules 3.01(B), 3.01(F), 3.01(G), 3.01(J), 3.01(M), or 3.01(N) of the Disclosure Letter delivered by the Company to the Purchaser simultaneously with the execution of this Plan (together with all other Schedules, the “Disclosure Letter”), (i) conduct the business of the Company (whether directly or by any of the Company Subsidiaries, the “Company’s Business”) and the business of Trophy Radiologie, S.A. (the “Trophy Business”) other than in the ordinary and usual course, (ii) fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with clients, customers, suppliers, and employees, or (iii) take any action reasonably likely to have a Material Adverse Effect; including, whether in writing or orally, special promotions to clients or customers, special incentives to sales employees, sales with return rights, release of reserves for bad debt and service obligations, changes in methodology for booking revenues, extending terms, or other similar activities.

(B)    Capital Stock.    Other than pursuant to exercise or conversion prior to the Effective Time of the Company Derivative Securities outstanding on the date hereof in accordance with their terms and except as described in Schedule 3.01(B) of the Disclosure Letter: (i) issue, sell or otherwise permit to become outstanding, or authorize the creation or issuance of, any shares of capital stock of the Company or of any Company Subsidiary, including any Rights, any employee stock options, warrants, deferred stock grants or other rights to acquire capital stock or its equivalents; or (ii) enter into any agreement with respect to the foregoing. Except with respect to the Rights disclosed on Schedule 3.01(B) of the Disclosure Letter, the Company shall cause all rights to acquire outstanding shares of the capital stock of any of the Company Subsidiaries held by entities other than Company or the Company Subsidiaries to be cancelled as of the Effective Date so that the Company or a Company Subsidiary holds all of the outstanding capital stock of all Company Subsidiaries as of the Effective Date and there are no outstanding options, warrants or other rights to acquire capital stock of any Company Subsidiary as of the Effective Date.

(C)    Dividends or Distributions.    Make, declare, pay or set aside for payment any dividend or other distribution with respect to capital stock in cash, in any other assets or in Company capital stock (other than dividends from wholly owned Company Subsidiaries to the Company or another wholly-owned Company Subsidiary and dividends that may accrue under the Certificate of Designation prior to the Effective Date) on or in respect of, or declare or make any distribution on, any shares of its capital stock.

(D)    Compensation; Employment Agreements; Related Matters.    Enter into or amend any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or any Company Subsidiary, or grant any salary, pay or wage increase or increase any employee benefit, or cause to accrue any obligation of the Company or any Company Subsidiary for extraordinary payments except: (i) for changes that are required by applicable law; (ii) to satisfy contractual obligations existing as of the date hereof under employment, consulting, severance, change of control or other agreements; (iii) for employment or other arrangements for, or grants of awards to, newly hired employees in the ordinary course of business consistent with past practice in accordance with the Company’s budget as described in Section 3.01(L) below; or (iv) for normal individual increases in compensation to employees, other than those whose base annual compensation is in excess of $100,000, in the ordinary course of business consistent with past practice.

(E)    Benefit Plans.    Establish or amend (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of the Company or any of the Company Subsidiaries.

(F)    Dispositions.    Except for the dispositions described on Schedule 3.01(F) of the Disclosure Letter and the sale of assets, inventory and services in the ordinary course of business consistent with past practice, sell, transfer, lease, mortgage, encumber, or license or otherwise dispose of any of its assets, business or properties.

(G)    Acquisitions.    Except for the purchase of assets as described on Schedule 3.01(G) of the Disclosure Letter, acquire any assets, business, or properties of any other entity.

(H)    Authorizations, Permits.    Transfer from the Company or permit any Company Subsidiary to transfer, encumber, permit to lapse or expire, or fail to obtain any authorization, permit, marketing authorization or other approval of any Governmental Authority material to the business or operations of the Company or any Company Subsidiary.

(I)    Governing Documents.    Except for any amendment to the Company’s Certificate of Incorporation required in connection with the approval of the Plan by the holders of the Series B Preferred Stock, amend the Company’s Certificate of Incorporation or by-laws or the charter or by-laws of any of the Company Subsidiaries.

(J)    Contracts.    Except for the items described on Schedule 3.01(J) of the Disclosure Letter and contracts with customers in the ordinary course of business, enter into or terminate any material contract, or amend or modify in any material respect any of its existing Significant Contracts or any license or agreement relating to the use by the Company or any of the Company Subsidiaries of any Intellectual Property or any license to another person by the Company or any of the Company Subsidiaries of any Intellectual Property other than in connection with the sale of Products in the ordinary course.

(K)    Claims.    Settle any claim, action or proceeding, except for any claim, action or proceeding in an amount of not more than $100,000 (net of the amount of: (i) applicable insurance coverage not disputed by the insurance carrier; (ii) claims paid by indemnification obligations of third parties; and (iii) a specifically identified balance sheet reserve reflected on the Company’s Financial Statements).

(L)    Current Budget and Plans.    Take any actions, including acquisition of capital items, hiring of employees, changes in warranties, sales promotions of products or services of the Company or the Company Subsidiaries not clearly identified and provided for in the Company’s budget for 2003 as set forth on Schedule 3.01(L) of the Disclosure Letter or take any action or fail to take any action reasonably required in order to complete the development of new products under development in accordance with the development plans previously delivered to Purchaser. Notwithstanding the foregoing, the Company may take actions that deviate from such budget so long as the aggregate expenditures resulting from such actions do not exceed $250,000.

(M)    Indebtedness, Liens.    Except as listed on Schedule 3.01(M) of the Disclosure Letter, incur any indebtedness, incur any obligations to guarantee or secure the liabilities of others, including any obligation of the Company with respect to obligations of the Company Subsidiaries, or any obligation of the Company Subsidiaries for liabilities of the Company or any other Company Subsidiary; or incur or permit to exist any Lien on any assets or rights of the Company or any Company Subsidiary, except as listed on Schedule 3.01(M) of the Disclosure Letter.

(N)    Off Balance Sheet Financings.    Except as described in Schedule 3.01(N) of the Disclosure Letter, enter into, or permit any Company Subsidiary to enter into, any sale/lease back, synthetic lease, receivables financing or other transaction however entitled which would or could be excluded from the Company’s balance sheet prepared in accordance with GAAP.

(O)    Adverse Actions.    Take any action that is intended or is reasonably likely to: (i) result in any of its representations and warranties set forth in the Plan being or becoming untrue in any material respect at any time at or prior to the Effective Time; (ii) result in any of the conditions to the Merger set forth in Article VI not being satisfied; or (iii) result in a violation of any provision of the Plan, or cause any covenants or agreements of the Company or any of the Company Subsidiaries not to be fulfilled in accordance with their terms.

(P)    Violative Actions.    Take any action or enter into any agreement or commitment which would be in violation of any of the foregoing.

3.02.    Forbearances of Purchaser and Acquisition Sub.    From the date hereof until the Effective Time, except as expressly contemplated by the Plan, without the prior written consent of the Company, which consent shall not be unreasonably withheld, neither Purchaser nor Acquisition Sub will, and each will cause each of their respective Subsidiaries not to, take any action that is intended or is reasonably likely to: (i) result in any representations and warranties of Purchaser or Acquisition Sub set forth in the Plan being or becoming untrue in any material respect at any time at or prior to the Effective Time; (ii) result in any of the conditions to the Merger set forth in Article VI not being satisfied; or (iii) result in a material violation of any provision of the Plan, or cause any covenants or agreements of the Purchaser or Acquisition Sub not to be fulfilled in accordance with their terms.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.01.    Representations and Warranties of the Company.    The Company hereby represents and warrants to Purchaser and Acquisition Sub as follows:

(A)    Organization, Standing, Authority and Registrations.    The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, with its principal executive offices located in Atlanta, Georgia. As of the date hereof, the Company has 100,000,000 authorized shares of common stock, par value $0.01 per share (“Company Common Stock”) and 20,000,000 authorized shares of Preferred Stock, par value $0.01 per share (“Company Preferred Stock”), of which 17,720,002 shares of Company Common Stock and 955,779 shares of Series B Convertible Preferred Stock (“Company Series B Preferred Stock”) were issued and outstanding as of the date hereof. The Company is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be duly qualified is not reasonably likely to have a Material Adverse Effect on the Company or the Company’s Business. Each of the Company and the Company Subsidiaries has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except for such authorizations, the absence of which is not reasonably likely to have a Material Adverse Effect.

(B)    Shares.    The outstanding shares of Company Common Stock and Series B Preferred Stock are validly issued and outstanding, fully paid and nonassessable. As of the date hereof, except as described on Schedule 4.01(B) to the Disclosure Letter and other than pursuant to the Company Rights Plan, there are no shares of Company Common Stock authorized and reserved for issuance, the Company does not have any Rights issued or outstanding with respect to Company Common Stock, and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights. The number of shares of Company Common Stock which are issuable and reserved for issuance upon exercise of Company Derivative Securities as of the date hereof are listed on Schedule 4.01(B) of the Disclosure Letter.

(C)    Options, Warrants, Deferred Stock Grants, Rights.    Schedule 4.01(C) of the Disclosure Letter contains a list of all plans, agreements or other arrangements pursuant to which the Company has issued any options, warrants and other rights to acquire the capital stock of the Company. As of the date hereof, the Company has outstanding employee stock options to purchase 5,778,273 shares of the Company’s common stock and outstanding stock options to purchase 25,000 shares of the Company’s common stock issued to consultants or others (collectively, “Company Stock Options”), warrants to purchase 506,560 shares of the Company’s common stock (“Company Warrants”), deferred stock grants to acquire 140,283 shares of the Company’s common stock (“Company Deferred Stock Grants”) and rights pursuant to the Company Rights Plan. Schedule 4.01(C) of the Disclosure Letter lists the exercise or strike prices of all outstanding Company Stock Options and Company Warrants and the number of shares issuable upon exercise of such Company Stock Options and Company Warrants at each such price, and the number of shares covered. There are no preemptive rights in respect of the Company Common Stock.

(D)    Company Subsidiaries.    Schedule 4.01(D) of the Disclosure Letter contains a list of all the Company Subsidiaries. Except as set forth on Schedule 4.01(D) of the Disclosure Letter, no equity securities of any of the Company Subsidiaries are or may become required to be issued (other than to the Company or a wholly-owned Company Subsidiary) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements relating to the rights of the Company to vote or to dispose of shares of capital stock of a Company Subsidiary. All of the shares of capital stock of each Company Subsidiary are duly and validly authorized and issued, fully paid and nonassessable and, except as set forth on Schedule 4.01(D) of the Disclosure Letter, are owned by the Company or a Company Subsidiary free and clear of any liens, encumbrances, charges, security interests, restrictions (including restrictions on voting rights or rights of disposition), defaults, or equities of any character or claims or third party rights of whatever nature (collectively, “Liens”). Each Company Subsidiary is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be duly qualified will not have a Material Adverse Effect. The term “Company Subsidiary” means any entity in which the Company, directly or indirectly, (i) owns or controls fifty percent (50%) or more of any class of such entity’s voting securities or is entitled to elect one or more members of the governing board of such entity; (ii) in the case of partnerships, serves as a general partner; (iii) in the case of a limited liability company, serves as a managing member; or (iv) otherwise has effective control by contract, the ability to elect a majority of the directors, trustees or managing members thereof, or otherwise. None of the Company nor any Company Subsidiary owns any other equity interest in any other entity or has any obligation to make any contribution to the equity of, acquire any equity of or make any loan or guaranty of any liability of any other entity except as described on Schedule 4.01(D) of the Disclosure Letter.

(E)    Corporate Power.    The Company and each of the Company Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its material properties and assets.

(F)    Corporate Authority.    The Board of Directors of the Company (the “Company Board”) has approved the Plan and has authorized the execution hereof in counterparts. Subject to any necessary receipt of approval by its stockholders referred to in Section 6.01(A), each of the Plan and the transactions contemplated hereby has been authorized by all necessary corporate action of the Company, and is a valid and binding agreement of the Company enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(G)    No Defaults.    Except as described on Schedules 4.01(G) and 4.01(N)(ii) of the Disclosure Letter, subject to the approval by the stockholders of the Company, the required regulatory approvals listed on Schedule 4.01(G) of the Disclosure Letter, the required filings under federal and state securities laws, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and approvals of any applicable exchange or stock market of the Merger and the other transactions contemplated hereby, the execution, delivery and performance of the Plan and the consummation by the Company of the transactions contemplated hereby, does not and will not: (i) constitute a breach or violation of, or a default under, or cause or allow the acceleration pursuant to, any material law, rule or regulation or any judgment, decree, order, material permit or license; (ii) constitute a breach or violation of, or default under, or cause or allow the acceleration of any obligation pursuant to any Significant Contract; (iii) constitute a breach or violation of, or a default under, its Certificate of Incorporation or By-laws, or similar governing documents of the Company or any Company Subsidiary; or (iv) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental or nongovernmental permit or license or the consent, or, except to the extent that the failure to obtain such consent or approval would not have a Material Adverse Effect, approval of any other party to any such agreement, indenture or instrument.

(H)    Company Reports.

(i)    Except as set forth on Schedule 4.01(H)(i) of the Disclosure Letter, the Company has timely filed all material reports, registrations, statements and other filings, together with any amendments required to be made with respect thereto, that were required to be filed since February 20, 2001, with the Securities and Exchange Commission (“SEC”) (all such reports being collectively referred to herein as the “Company Reports”). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of the Plan with respect to Company Reports filed before the date of the Plan), each of the Company Reports complied in all material respects with the statutes, rules, regulations and orders enforced or promulgated by the SEC, including Regulation FD, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has filed all contracts, agreements and other documents or instruments required to be filed as exhibits to the Company Reports. The Company has not received any comments from the staff of the SEC nor any notice that a review of the Company Reports is imminent or underway.

(ii)    The consolidated balance sheets of the Company as of December 31, 2002 and 2001 and the related consolidated statements of earnings, stockholders’ equity and cash flows for the years ended December 31, 2002 and December 31, 2001 (including the related notes and schedules thereto) contained in the Company’s Form 10-K for the year ended December 31, 2002 (such statement, notes and any schedules thereto, the “Company’s Financial Statements”), present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles applied on a consistent basis during the periods involved except as otherwise noted therein, including all requirements of other applicable law including applicable provisions of the Sarbanes-Oxley Act of 2002 and all regulations of the SEC with respect thereto (“GAAP”). The Company has supplied the Purchaser with its unaudited consolidating and consolidated balance sheets for March 31, 2003 and June 30, 2003 and its unaudited consolidating and consolidated statements of earnings, stockholders’ equity (consolidated only) and cash flows for the three and six (6) months then ended, as well as interim monthly financial statements for each month ended after June 30, 2003 to the month end which is not fewer than fifteen (15) days prior to the date of the Plan, each of which is accurate and complete, fully reflects the books and records of the Company and is prepared in accordance with GAAP consistently applied (except as indicated in the notes thereto) (the “Company’s Interim Financials”). The Company maintains for itself and the Company Subsidiaries an adequate and standard system of accounting and internal controls established and administered in accordance with GAAP and any other applicable law. No Company Subsidiary has any obligation to make any filings with SEC or other Governmental Authority except for statutory audits of Company Subsidiaries in Europe or other non-U.S. jurisdictions.

(I)     Absence of Undisclosed Liabilities.    Except as described on Schedule 4.01(I) of the Disclosure Letter, none of the Company or the Company Subsidiaries has any obligation or liability (whether accrued, contingent or otherwise) other than: (i) liabilities accrued on the balance sheet contained in the Company’s Financial Statements or described in the notes thereto; (ii) liabilities incurred in the ordinary and usual course of business since December 31, 2002 and reflected as incurred on the Company’s Interim Financials; and (iii) other liabilities which will not, individually or in the aggregate, have a Material Adverse Effect.

(J)    Absence of Changes.    Since December 31, 2002, the Company’s Business and Trophy’s Business has been conducted in the ordinary and usual course, consistent with past practice and there has not been any event, occurrence, development or state of circumstances or facts which has had or is reasonably likely to have a Material Adverse Effect.

(K)    Properties.    None of the Company nor any Company Subsidiaries owns or has owned any real property. Except as described on Schedule 4.01(K) of the Disclosure Letter, the Company and the Company Subsidiaries have good and marketable title, free and clear of all Liens, to all of the properties and assets, tangible and intangible, reflected in the Company Reports as being owned by the Company or the Company Subsidiaries as of the dates thereof, other than those Liens that: (i) do not impair the ability of the Company or the Company Subsidiaries to use such properties and assets in the ordinary course of business or (ii) are Liens for Taxes not yet due and payable. Schedule 4.01(K) of the Disclosure Letter lists all leases or other agreements for the use of real property and material personal property not owned by the Company or a Company Subsidiary but used in the business of the Company or a Company Subsidiary. All such property or assets are in good condition, reasonable wear and tear excepted. True and complete copies of all such leases or other agreements, and all amendments to, modifications of, or waivers relating to such leases or other agreements have heretofore been provided to Purchaser for review.

(L)    Litigation; Regulatory Action.    Except as listed on Schedule 4.01(L) of the Disclosure Letter, no litigation, proceeding or controversy (“Litigation”) before any court, arbitrator, mediator, or federal, state, local or foreign governmental authority, instrumentality or agency (“Governmental Authority”), is pending against the Company or the Company Subsidiaries which if determined adversely to the Company or the Company Subsidiary subject to the Litigation has or is reasonably likely to result in: (i) individually or in the aggregate a Material Adverse Effect; or (ii) the loss of any Intellectual Property used in any of the Company’s or any Company Subsidiaries’ products, and no such Litigation has been threatened in writing.

(M)    Compliance with Laws.    Except as listed on Schedule 4.01(M) of the Disclosure Letter, to the knowledge of the Company:

(i)    Each of the Company and the Company Subsidiaries, in the conduct of its respective business, is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), the Graham Leach Bliley Act of 1999, the rules and regulations and any orders of the U.S. Federal Food & Drug Administration (“FDA”), the European Medical Device Directive, regulations governing “CE” marking, laws governing the internet, health and safety, privacy and any similar statutes, laws, regulations, ordinances, rules judgments, orders or decrees, however designated, applicable to the Company, any of the Company Subsidiaries or their employees in any jurisdiction of the U.S. or outside the U.S., including the European Union, where the products and services of the Company’s Business or Trophy’s Business have been or are sold or planned to be sold (collectively, “Applicable Law”); and

(ii)    Each of the Company, the Company Subsidiaries, their respective officers and employees of any of the preceding has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit the Company and the Company Subsidiaries to own and operate their businesses as presently conducted and that are material to the Company’s Business or Trophy’s Business; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and all marketing authorizations and other permits, however designated, authorizing the marketing and sale of the products of the Company and the Company Subsidiaries in each U.S. or non-U.S. jurisdiction from which revenues are derived, are held free and clear by the Company or a Company Subsidiary except as set forth on Schedule 4.01(M) of the Disclosure Letter, and, no suspension or cancellation of any of them is threatened in writing; and all such filings, applications and registrations are current.

(N)    Contracts.

(i)    Company Contracts.    The Company has listed on Schedule 4.01(N) of the Disclosure Letter each of the following contracts, agreements, commitments, arrangements, leases, insurance policies, or other instruments to which either the Company or any Company Subsidiary is a party, or by which any of them is bound or to which any of their properties or assets is subject (each, a “Company Contract”):

(a)    any contract providing for annual payments in excess of $100,000 or aggregate payments in excess of $250,000 and any trade obligations or purchase order or open accounts where the amount accrued exceeds $100,000;

(b)    any lease of real property;

(c)    any partnership, joint venture or similar contract, any other equity interests in any entity which is not a Company Subsidiary, or any rights to acquire from any person any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such person, or any obligation to make capital contributions, loans or investments in any person, or payments to any person for any development work with respect to the Products or future products of the Company or any Company Subsidiary;

(d)    any executory or partially executory or uncompleted contract relating to the acquisition or disposition of any business or any significant assets (whether by merger, sale of stock, sale or purchase of assets or otherwise) including equipment, tooling, molds or other assets used or to be used in the production of the Products;

(e)    any outstanding indenture, mortgage, promissory note, loan agreement, guarantee or other contract or commitment for the borrowing of money by the Company or any Company Subsidiary or the deferred purchase price of property in excess of $100,000 (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(f)    any license, franchise or similar contract material to the Company or any Company Subsidiary or any agreement or license relating to any trade name or Intellectual Property that is material to the Company or any Company Subsidiary including all contracts, agreements, or assignments of Intellectual Property from any employee, former employee, consultant or contractor involved in the development of any Products or services or any Intellectual Property contained in or used in connection with such Products or services of the Company’s Business or Trophy’s Business which is currently being marketed or sold or licensed or supported (each, a “Product”);

(g)    all existing contractual obligations for continued employment, and all agreements for severance or change of control or similar payments and the amounts of such payments;

(h)    any contracts between any employee, officer or director of the Company or any Company Subsidiary or any member of the immediate family of such persons or any corporation or other entity of which any employee, officer or director or immediate family member is an executive officer, director or controls, on the one hand, and the Company or any Company Subsidiary, on the other hand;

(i)    any contract with any distributor of the Company’s Business and the largest thirty (30) distributors, based on revenues, of Trophy’s Business, any contracts with any network solution provider, or contracts with vendors for sale or service of Products offered in e-commerce; and

(j)    all contracts, agreements and other document or instruments of the Company and the Company Subsidiaries that are required to be described in the Company Reports or to be filed as exhibits thereto and contracts to which Trophy is a party that are material to Trophy’s Business.

A true and complete copy of each such Company Contract and all amendments to, modifications of or waivers related to such Company Contract have been supplied to Purchaser.

(ii)    Defaults.    Except as described on Schedule 4.01(N)(ii) of the Disclosure Letter, as of the date hereof, none of the Company or any Company Subsidiary is in default in any material respect under any Company Contract that is identified as being a significant contract on Schedule 4.01(N)(ii) of the Disclosure Letter (each, a “Significant Contract”) and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, which could permit the other party thereto to terminate the Significant Contract, to reduce the rights of the Company or the applicable Company Subsidiary, to seek substantial damages or any combination of the foregoing. Except as listed on Schedule 4.01(N)(ii) of the Disclosure Letter, no Significant Contract may be modified or is terminable by the other party thereto upon a change of control of the Company. To the knowledge of the Company, no other party to any Significant Contract is in default with respect thereto.

(iii)    Contracts with Clients.    Except as set forth on Schedule 4.01(N)(iii) of the Disclosure Letter, or for instances of noncompliance which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect, each of the Company and the Company Subsidiaries is in compliance with the terms of each contract with any customer to whom the Company or any Company Subsidiary provided goods or services in excess of $100,000 in 2002, or reasonably expects to provide such amount of goods or services in 2003 (each, a “Client”) and there are no side letters, oral or written promises, or contract modifications outside the scope of the Company’s standard agreements with any such Client and each such contract is in full force and effect with respect to the applicable Client. Except as described on Schedule 4.01(N)(iii) of the Disclosure Letter, there are no disputes pending or threatened in writing, or complaints outstanding with any Client under the terms of any such contract or with any former Client which individually or in the aggregate would be reasonably likely to have a Material Adverse Effect or which would indicate any epidemic failure of any function of any Product.

(O)    No Brokers.    All negotiations relative to the Plan and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto or its affiliates for a brokerage commission, finder’s fee or other like payment, except as listed on Schedule 4.01(O) of the Disclosure Letter.

(P)    Employee Benefit Plans.

(i)    Schedule 4.01(P)(i) of the Disclosure Letter is a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable “change of control” or similar plans, contracts or arrangements maintained or contributed to by the Company or any of the Company Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries, other than arrangements to which the Company or any of the Company Subsidiaries are required to contribute under Applicable Law (the “Compensation and Benefit Plans”). True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been made available to Purchaser. The Company has filed all Forms 5500 due with respect to each Compensation and Benefit Plan in the U.S.

(ii)    All Compensation and Benefit Plans that are “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (“Multiemployer Plans”), covering employees or former employees of the Company and the Company Subsidiaries (the “ERISA Plans”), to the extent subject to ERISA, are in substantial compliance with ERISA. None of the Company or any Company Subsidiary participates in or is obligated to contribute to any Multi-Employer Plan or similar concept for employees outside the U.S. except as set forth on Schedule 4.01(P)(ii) of the Disclosure Letter. Each ERISA Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and which is intended to be qualified, under Section 401(a) of the Code, has received a favorable determination letter or will timely request and expects to receive a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. There is no litigation pending or threatened in writing relating to the Compensation and Benefit Plans, in the U.S. or in any jurisdiction outside the U.S. Neither the Company nor any of the Company Subsidiaries has engaged in a transaction with respect to any ERISA Plan that would subject the Company or any of the Company Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

(iii)    Neither the Company nor any of the Company Subsidiaries has any obligations for retiree health and life benefits under any plan, except as mandated by the continuation coverage requirements of ERISA and the Code as to which the Company and the Company Subsidiaries are in compliance in all material respects. Except as described on Schedule 4.01(P)(iii) of the Disclosure Letter, there has been no amendment to, announcement by the Company or any of the Company Subsidiaries relating to, or change in eligibility criteria for employee participation or coverage under, any Compensation and Benefit Plan that is not reflected in such Compensation and Benefit Plan. The Company and the Company Subsidiaries who sponsor or contribute to Compensation and Benefits Plans subject to the jurisdiction of Governmental Authorities outside the United States are in substantial compliance with Applicable Law.

(iv)    Except as described on Schedule 4.01(P)(iv) of the Disclosure Letter, neither the execution and delivery of the Plan nor the consummation of the transactions contemplated hereby will: (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Company or any of the Company Subsidiaries under any Compensation and Benefit Plan or otherwise from the Company or any of the Company Subsidiaries other than as required under Applicable Law; (b) increase any benefits otherwise payable under any Compensation and Benefit Plan; (c) result in any acceleration of the time of payment, vesting or funding through a grantor trust, or otherwise of any such benefit; or (d) result in the imposition to the recipient of any excise tax pursuant to Section 4999 of the Code.

(Q)    Labor Relations.

(i)    No unfair labor practice charges or complaints involving the Company or any Company Subsidiary are pending or threatened in writing before the National Labor Relations Board (“NLRB”) or any workers’ council or any Governmental Authority with respect to U.S. or non-U.S. employees of the Company or any of the Company Subsidiaries.

(ii)    None of the Company nor any of the Company Subsidiaries is a party to, or is bound by, any collective bargaining agreement with any labor union or labor organization; is the subject of a proceeding seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment; or has any employees as to whom a labor union been certified by the NLRB as bargaining agent; except for the workers’ councils or similar representatives of non-U.S. employees which are listed on Schedule 4.01(Q)(ii) of the Disclosure Letter, together with the material terms of any agreement between such entity and the applicable Company Subsidiary.

(iii)    There is no strike, slowdown, work stoppage, lockout or other labor dispute actually pending, or, to the knowledge of the Company, threatened against the Company or a Company Subsidiary.

(iv)    There is no current or, to the knowledge of the Company, threatened union organizing or election activities involving any nonunion employees of the Company or any Company Subsidiary.

(v)    The Company and each Company Subsidiary has complied in all material respects with all Applicable Laws including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, the Americans With Disabilities Act, the Family and Medical Leave Act, nondiscrimination, human rights, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes and all social charges, occupational safety and health and plant closing laws rules and regulations, and has not violated any person’s rights, whether based in tort, contract or law, arising out of or relating in any way to that person’s employment (actual or alleged), application for employment or termination of employment with the Company or any Company Subsidiary.

(vi)    The Company and the Company Subsidiaries with employees outside the United States have complied with all other Applicable Laws with respect to such employees in all material respects.

(R)    Insurance.    The Company and the Company Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All of the insurance policies, binders, or bonds maintained by the Company or the Company Subsidiaries are in full force and effect and were issued in reliance on complete and accurate applications; the Company and the Company Subsidiaries are not in default thereunder or breach thereof; and all claims thereunder have been filed in due and timely fashion. No such claims in amounts in excess of $100,000 have been denied or are subject to a reservation of rights, except as set forth on Schedule 4.01(R) of the Disclosure Letter. A list of all insurance policies maintained by or for the benefit of the Company or the Company Subsidiaries or their directors, officers, employees, agents or independent contractors is set forth on Schedule 4.01(R) of the Disclosure Letter.

(S)    Environmental Matters.    Except as disclosed in Schedule 4.01(S) of the Disclosure Letter: (i) the Company, the Company Subsidiaries or, to the Company’s knowledge, any entities which formerly were subsidiaries of the Company or any Company Subsidiary (“Former Subsidiaries”) and none of the real property currently or previously owned, leased, operated or used by Company, the Company Subsidiaries or Former Subsidiaries or their respective predecessors) is or was in violation of any Environmental Laws, except for Violations which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) neither the Company, the Company Subsidiaries or, to the Company’s knowledge, Former Subsidiaries (or their respective predecessors) has Released at, on, from or under any real property (or, to the Company’s knowledge, any other real property previously owned, leased, operated or used by the Company, the Company Subsidiaries or Former Subsidiaries or their respective predecessors) any Hazardous Substances in violation of any Environmental Laws, except for violations which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and there has been no such Release by any previous owner or operator of any of the real property; (iii) none of the real property has during the Company’s ownership, leasing, operation or use, or, to the Company’s knowledge, prior to such ownership, leasing, operation or use, (a) had any underground storage tanks, as defined in 42 U.S.C. 6991(1)(A)(i), whether empty, filled or partially filled with any substance, or (b) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether in friable or non-friable condition; (iv) neither the Company, the Company Subsidiaries or Former Subsidiaries has received any request for information, notice or order alleging that it may be a potentially responsible party under any Environmental Laws for the investigation or remediation of a Release or threatened Release of Hazardous Substances; (v) during the Company’s ownership, leasing, operation or use, or, to the Company’s knowledge, prior to such ownership, leasing, operation or use, no event has occurred with respect to any of the real property which, with the passage of time or the giving of notice, or both, would constitute a violation or non-compliance with any applicable Environmental Law or Company permit; and (vi) there is no lien, notice, litigation or threat of litigation relating to an alleged unauthorized Release of any Hazardous Substance on, about or beneath the real property (or any portion thereof), or the migration of any Hazardous Substance to or from property adjoining or in the vicinity of the real property, or alleging any obligation under Environmental Laws; the Company and the Company Subsidiaries hold all Permits required under any Environmental Law in connection with the use of the Real Property or the operation of the Business.

“Environmental Laws” means, collectively, all federal, state and local statutes, European Union laws or directives, statutes in any jurisdiction in which the Company or any Company Subsidiary has operations or sells products, common law, authorizations, regulations, ordinances, codes, published guidelines and policies, directives, judgments, injunctions, decrees and orders (including all amendments thereto) pertaining to environmental matters including but not limited to: (A) the protection, investigation or restoration of the environment, health, safety (whether of employees, customers or other persons or property) or natural resources, (B) the handling, use presence, transport, disposal, release or threatened release of any Hazardous Substance, or (C) air, indoor air, noise employee exposure, water vapor, surface water, groundwater, soil, natural resources, chemical use, health, safety and sanitation), or threat of injury to persons or property relating to any Hazardous Substance. Without limiting the generality of the foregoing, Environmental Laws include the Comprehensive Environmental Response, Compensation and Liability Act, the Medical Waste Tracking Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Water Drinking Act, the Toxic Substance Control Act and the Occupational Safety and Health Act and comparable statutes in any other U.S. or non-U.S. jurisdiction in which the Company or the Companies Subsidiaries do business or sell Products, directly or indirectly.

“Hazardous Substances” means and includes: (A) any hazardous materials, hazardous wastes, hazardous substances and toxic substances as those or similar items are defined under any Environmental Law; (B) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (C) any polychlorinated biphenyls or polychlorinated biphenyl containing materials or fluids; (D) radon; (E) any other hazardous, explosive, flammable, infectious, carcinogenic, mutagenic, radioactive, toxic or noxious substance, material, pollutant, contaminant or solid, liquid or gaseous waste, including any radiation in connection with the manufacture, sale or use of current or past products of the Company and the Company Subsidiaries; (F) any petroleum, petroleum hydrocarbons, petroleum products, crude oil or any fractions thereof, natural gas or synthetic gas; and (G) any substance that, whether by its nature or its use, is or becomes subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires or will require environmental investigation, monitoring or remediation.

“Release” has the same meaning as given it by the Comprehensive Environmental Response and Liability Act of 1980, as amended and the regulations promulgated thereunder, and by any Applicable Laws outside the U.S.

(T)    Taxes.    Except as described on Schedule 4.01(T) of the Disclosure Letter: (i) all reports and returns with respect to Taxes and Tax related information reporting requirements that are required to be filed with any taxing authority or retained by or with respect to the Company or the Company Subsidiaries under Applicable Laws in the U.S. and in other jurisdictions where the Company or the Company Subsidiaries are located, have assets or conduct business, including without limitation consolidated Federal income tax returns of it and the Company Subsidiaries that are includible therein (collectively, the “Company Tax Returns”), have been duly filed, or requests for extensions have been timely filed and have not expired, and such Company Tax Returns were true, complete and accurate in all material respects; (ii) all material Taxes due have been paid in full and with respect to Trophy, there have been no tax audits since December 31, 2002 and with respect to the Company and all Company Subsidiaries, other than Trophy, there have been no tax audits, except as disclosed on Schedule 4.01(T) of the Disclosure Letter; (iii) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Company Tax Returns which are reasonably likely to result in a determination that would have a Material Adverse Effect on the Company, except as reserved against in the Company Financial Statements prior to the date of the Plan; (iv) no currently effective waivers of statutes of limitations have been given by or requested with respect to any Taxes of the Company or the Company Subsidiaries; (v) none of the Company, the Company Subsidiaries, Purchaser or any direct or indirect subsidiary of Purchaser, as a consequence of the Company’s actions prior to the Effective Time, will be obligated to make a payment to an individual that would be a “parachute payment” as such term is defined in Section 280G of the Code without regard to whether such payment is to be paid in the future; (vi) the Company and the Company Subsidiaries have never been a member of an affiliated, combined, consolidated or unitary tax group for purposes of filing any consolidated Company Tax Return, other than, for purposes of filing U.S. federal income tax returns, groups of which the Company is the common parent; (vii) no claim has ever been made by a US or foreign taxing jurisdiction contending that the Company or its subsidiaries did not timely file Company Tax Returns; (viii) no unsatisfied liens have been filed against the Company or its subsidiaries which have arisen in connection with any failure to pay any Tax; (ix) the Company and each subsidiary has withheld and paid all Taxes required in connection with amounts paid or due to any employee, independent contractor, creditor, shareholder or other third party and have complied with all laws related to the payment and withholding of taxes; (x) neither the Company nor any affiliates are a party to a Tax-sharing or Tax allocation agreement; (xi) no US nor foreign entity has liability for any tax under Treas. Reg. Section 1.1502-6 (or similar provision of state, local, or foreign law) and (xii) neither the Company nor its affiliates are collapsible corporations nor have either entities filed elections under Code Section 341(f).

For purposes of the Plan, “Taxes” shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, premium, recording, documentary, documentary stamps, real estate transfer, transfer, back-up withholding, value added or similar taxes imposed on the income, properties or operations of it or the Company Subsidiaries, together with any interest, additions, or penalties with respect thereto and with respect to any information reporting requirements imposed by the Code or any similar provision of foreign, state or local law, together with any interest in respect of such additions or penalties.

The “spin off” of the Company from its former parent (VitalWorks Inc., formerly known as InfoCure Corporation, “Former Parent”) pursuant to the terms of the Agreement and Plan of Distribution, dated March 5, 2001, as between Former Parent and the Company (the “Spin-off Agreement”) qualified for non-recognition of gain or loss under Section 355 (a) and Section 361(c) of the Code and the Company has not taken any actions which could reasonably contribute to a determination by the Internal Revenue Service that the transactions under the Spin-off Agreement (the “Distribution”) were not tax free. To the knowledge of the Company, at the time of the Distribution neither the Company nor the Former Parent was party to any plan, agreement, understanding, arrangement or substantial negotiations whereby fifty percent (50%) or more (determined on the basis of either vote or value) of the stock of the Company was to be acquired by one or more persons; and no officer, director, or “controlling shareholder” (within the meaning of Treasury Regulation Section 1.355-7T(h)(3)) of the Company had discussions with any investment banker regarding a public offering of the Company’s capital stock at the time of the Distribution or within one (1) year after the Distribution.

(U)    Accuracy of Information.    The statements with respect to the Company and the Company Subsidiaries contained in the Plan, the Schedules to the Disclosure Letter, the Exhibits, the Annexes and any other written documents executed and delivered by or on behalf of it (by an authorized representative of the Company) pursuant to the terms of the Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(V)    Proprietary Rights.

(i)    Schedule 4.01(V)(i) of the Disclosure Letter sets forth all patents, trademarks, service marks, trade names, copyrights and franchises for which governmental approval or registration has been obtained, all applications for any of the foregoing and all permits, grants and licenses or other rights running to or from the Company or any of the Company Subsidiaries relating to any of the foregoing used by the Company or the Company Subsidiaries or intended to be used in products under development by the Company or the Company Subsidiaries. The intellectual property listed on Schedule 4.01(V)(i) and, to the extent in human or machine-readable form, all inventions, whether patentable or not, invention disclosures, improvements trade secrets, proprietary information, know how, technology, technical data and all moral and economic rights of inventors or authors (however denominated) throughout the world used by the Company or the Company Subsidiaries or intended to be used in products under development by the Company or the Company Subsidiaries are collectively referred to herein as the “Intellectual Property.” Except as described in Schedule 4.01(V)(i), the Company or a Company Subsidiary owns, or is licensed to, or otherwise has, the right to use the Intellectual Property that is required for the conduct of the Company’s Business or Trophy’s Business or used in connection with the creation, production, maintenance or servicing of any Products or any products or services planned or in development by the Company or any Company Subsidiary. Except as set forth on Schedule 4.01(V)(i) of the Disclosure Letter, none of the Company or any Company Subsidiary is in violation of, or infringing upon, any patent, trademark, service mark, trade name, copyright or franchise of any third party, and no written claims have been asserted, nor is there any litigation pending or threatened claiming such infringement. Except as set forth on Schedule 4.01(V)(i) of the Disclosure Letter, none of the Company or any Company Subsidiary has licensed or encumbered any of the Intellectual Property to any third party except pursuant to agreements and licenses with customers of the Company or the Company Subsidiaries in the ordinary course of business or except pursuant to support development or supply contracts or arrangements with third parties, nor have any other distribution rights with respect to the Intellectual Property been granted by the Company or any Company Subsidiary to a third party. None of the Company or any Company Subsidiary is in breach of any agreement set forth in Schedule 4.01(V)(i) of the Disclosure Letter, nor have any claims with respect to any such agreement been asserted nor is there any litigation pending or threatened claiming any such breach, nor have any claims been asserted that any of the terms and conditions of such agreements violate the laws of any jurisdiction or treaty. The Company and each Company Subsidiary has and is using reasonable efforts to protect its rights in and to maintain the secrecy of its trade secrets and other proprietary rights and information.

(ii)    No third party, including Thermo Electron Corp., has claimed or, to the Company’s knowledge, has reason to claim that any Person employed by, or serving as an independent contractor of the Company or any Company Subsidiary has (i) violated or may be violating any terms or conditions of his or her employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation proprietary to such third party or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Company or any Company Subsidiary which suggests that such a claim might be contemplated. To the Company’s knowledge, no person employed by or serving as an independent contractor of the Company, any Company Subsidiary or any predecessor of the Company or any Company Subsidiary has employed or proposed to employ any trade secret or any information or documentation proprietary to any former employer, or has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product for the development or sale of any service or proposed service of the Company or any Company Subsidiary.

(iii)    Except as set forth on Schedule 4.01(V)(iii) of the Disclosure Letter:

(a)    The computer software of the Company included in the Intellectual Property and the Products (the “Software”) performs in all material respects in accordance with the documentation and other written material used in connection with the Software and to the Company’s knowledge is free of material defects in programming and operation, is in machine-readable form, contains all current revisions of such Software and includes all computer programs, materials, know-how and processes related to the Software. The Company has delivered, or will deliver prior to the Effective Date, to Purchaser true and complete copies of all user and technical documentation related to the Software.

(b)    The Company owns the entire right, title and interest in, to and under, or has acquired a license to use the Software used by it in the conduct of the Company’s Business or Trophy’s Business.

(c)    All right, title and interest in and to the Software owned by the Company is free and clear of all Liens except as set forth on Schedule 4.01(V)(iii)of the Disclosure Letter. The Software owned by the Company or any Company Subsidiary or licensed by the Company or any Company Subsidiary is fully transferable to the Purchaser and its Affiliates. Except as set forth on Schedule 4.01(V)(iii), none of the Company or any Company Subsidiary has any obligation to compensate any person for the development, use, sale or exploitation of the Software nor has the Company or any Company Subsidiary granted to any other person or entity any license, option or other rights to develop, use, sell or exploit in any manner the Software, whether requiring the payment of royalties or not, except pursuant to agreements and licenses with customers of the Company or the Company Subsidiaries entered into in the ordinary course of business.

(d)    The Company and each Company Subsidiary has used commercially reasonable efforts to prohibit the public disclosure of the source code for the Software to any person or entity other than certain employees of the Company or a Company Subsidiary. The Company used commercially reasonable efforts to protect the confidential and proprietary nature of the Software.

(W)    No Restrictive Agreements.    Except as set forth on Schedule 4.01(W), none of the Company or any Company Subsidiary has entered into any agreement which restricts or affects the use of any of the Company Intellectual Property by the Company or any other entity controlled by, controlling or under common control with the Company or limits the business activities or products of the Company or any Company Subsidiary which may be produced, marketed or sold in any geographic area.

(X)    Absence of Questionable Payments.    None of the Company or any Company Subsidiary or, to the Company’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any Company Subsidiary, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act. Neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any current director, officer, agent, employee or other person acting on behalf of the Company or any Company Subsidiary, has accepted or received any unlawful contributions, payments, gifts, or expenditures. The Company is in compliance with the provisions of Section 13(b) of the Securities Exchange Act.

(Y)    Opinion of Financial Advisor.    The Company has received the opinions of: (i) William Blair & Company, L.L.C. dated the date hereof, to the effect that, as of such date, the Common Stock Merger Consideration to be received in the Merger by the holders of the Company Common Stock; and (ii) Sanders Morris Harris, LLC dated the date hereof, to the effect that, as of such date, the Preferred Stock Merger Consideration to be received in the Merger by the holders of the Company Series B Preferred Stock is fair to such stockholders from a financial point of view, and a copy of such opinions have been delivered to Purchaser. The Company has been authorized by William Blair & Company, L.L.C. and Sanders Morris Harris, LLC to permit the inclusion of their respective opinions in their entirety in the Proxy Statement.

4.02.    Purchaser and Acquisition Sub Representations and Warranties.    Purchaser and Acquisition Sub, jointly and severally, hereby represent and warrant to the Company, as follows:

(A)    Recitals.    Purchaser is a corporation duly organized and validly existing in good standing under the laws of the State of New Jersey, with its principal executive offices located in Rochester, New York. Acquisition Sub is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, with its principal executive offices located in Rochester, New York. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by the Plan.

(B)    Corporate Authority.    The Board of Directors of Purchaser and Acquisition Sub each has approved the Plan and has authorized the execution hereof in counterparts. Subject to the required regulatory approvals referred to in Section 6.01(B), the Plan has been authorized by all necessary corporate action of Purchaser and Acquisition Sub, and is a valid and binding agreement of Purchaser and Acquisition Sub, enforceable against Purchaser and Acquisition Sub in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(C)    No Defaults.    Subject to any required filings under federal and state securities laws, and the matters described in Section 5.07 below the execution, delivery and performance of the Plan, and the consummation of the transactions contemplated hereby by it, does not and will not: (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Purchaser or Acquisition Sub or of any of their respective subsidiaries or to which they or any of their respective subsidiaries or properties is subject or bound, which breach, violation or default is reasonably likely to have a Material Adverse Effect on Purchaser or Acquisition Sub; (ii) constitute a breach or violation of, or a default under, the charter or by-laws of Purchaser or Acquisition Sub; or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, or the consent or approval of any other party to any such agreement, indenture or instrument other than such consent or approval, which if not obtained, would not be reasonably likely to have a Material Adverse Effect on Purchaser or Acquisition Sub.

(D)    Accuracy of Information.    The statements with respect to Purchaser and Acquisition Sub contained in the Plan, the Exhibits, the Annexes and any other written documents executed and delivered by or on behalf of Purchaser or Acquisition Sub pursuant to the terms of the Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(E)    Capital Resources.    Purchaser has sufficient liquid assets to provide for payment of the Merger Consideration in accordance with the provisions set forth on Article II.

ARTICLE V

COVENANTS

The Company hereby covenants to Purchaser and to Acquisition Sub, and Purchaser and Acquisition Sub hereby covenant to the Company, as applicable, that:

5.01.    Efforts.    Subject to the terms and conditions of the Plan, Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as reasonably practicable and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with each other to that end. Without limiting the generality of the foregoing, the Company shall, and shall cause the Company Subsidiaries to, use best efforts to obtain the consent or approval of all persons party to a Significant Contract with the Company, to the extent such consent or approval is required in order for the Continuing Corporation to receive the benefits thereof.

5.02.    Company Proxy Statement; Stockholder Approval.    As promptly as reasonably practicable following the date hereof, but in all cases on or before the 20th business day after the date of the Plan, the Company shall prepare and file with the SEC a proxy statement (the “Proxy Statement”), and the Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC or its staff with respect thereto and to cause the Proxy Statement to be mailed to the holders of Company Common Stock and Company Series B Preferred Stock in connection with the transactions contemplated hereby as promptly as practicable following the date hereof. The Company shall notify Purchaser as soon as reasonably practicable upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, and shall provide Purchaser with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. In connection with the foregoing, the Company shall call a special meeting (the “Meeting”) of the holders of Company Common Stock and Company Series B Preferred Stock to be held as soon as practicable for purposes of voting upon the approval of the Plan, and the Company shall use its reasonable best efforts (subject to the provisions of Section 5.06) to solicit and obtain votes of the holders of Company Common Stock and Company Series B Preferred Stock in favor of the approval of the Plan. The Company Board shall recommend approval of the Plan by such holders, unless the Company Board has complied with Section 5.06 and determines in good faith after receiving written advice from outside legal counsel, given in good faith, that withdrawal of its recommendation is required in order for its directors to comply with their fiduciary duties under applicable law.

5.03.    Compliance with Securities Laws.    The Company shall ensure that the Proxy Statement and all amendments or supplements thereto (A) will comply in all material respects with the provisions of the Securities Exchange Act of 1934, as amended, and any other applicable statutory or regulatory requirements, and (B) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided, however, that in no event shall the Company be liable for any untrue statement of a material fact or omission to state a material fact in the Proxy Statement made in reliance upon, and in conformity with, written information concerning Purchaser or Acquisition Sub furnished by or on behalf of Purchaser or Acquisition Sub by an authorized representative specifically for use in the Proxy Statement.

5.04.    Press Releases.    The Company will not, without the prior approval of Purchaser (whose approval shall not be unreasonably withheld or delayed), and Purchaser and Acquisition Sub will not, without the prior approval of the Company (whose approval shall not be unreasonably withheld or delayed), issue any press release or written statement for general circulation relating to the transactions contemplated hereby, or otherwise publicly disclose the terms and conditions of such transactions, except as otherwise required by law. It is anticipated that the first public announcement of the Plan or the transactions contemplated hereby will be a joint press release of the Company and Purchaser, acceptable to both parties, after the execution and delivery of the Plan.

5.05.    Access; Information.    From and after the date of the Plan:

(A)    Subject to applicable law and preservation of the attorney-client privilege, upon reasonable notice, the Company shall and shall cause the Company Subsidiaries to afford Purchaser and its officers, employees, counsel, accountants and other authorized representatives, full and complete access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts and records, audit and tax work papers, personnel, professional advisors and such other persons or matters as Purchaser may reasonably request.

(B)    Purchaser will not use any information obtained pursuant to this Section 5.05 for any purpose unrelated to the consummation of the transactions contemplated by the Plan and planning the post-acquisition activities of the Company and the Company Subsidiaries and, if the Plan is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.06) unless and until such time as: (i) such information or documents become publicly available other than by reason of any action or failure to act by Purchaser; (ii) any such information or document is required by law or applicable published stock exchange rule to be disclosed; or (iii) Purchaser must provide such information in response to an examination or similar request of a Governmental Authority charged with supervision of it or any of its subsidiaries (subject to prior notice to, and consultation with, the Company). In the event of the termination of the Plan, Purchaser will, upon request by the Company, deliver to the Company all documents so obtained by Purchaser or confirm to the Company that all such documents have been destroyed. All parties hereto acknowledge that the letter agreement dated June 20, 2003, between the Company and Purchaser (the “Letter Agreement”), remains in full force and effect, and that the provisions of this Section 5.05 remain subject to the terms and conditions of such agreement.

(C)    As soon as practicable after the close of each month, but not later than the 15th of the month, commencing with the financial statements for the month ending July 31, 2003, the Company will provide the Purchaser with copies of its unaudited consolidating and consolidated financials statements for such month each of which shall be complete and accurate and prepared in conformity with the Company’s Financial Statements, consistently applied.

5.06.    Acquisition Proposals.    In the case of the Company, it shall not, and it shall cause the Company Subsidiaries, the directors, officers, or employees of the Company or any of Company Subsidiaries, or any of their respective attorneys, bankers, accountants, agents or other advisors (collectively, the “Company Representatives”) not to, solicit or encourage inquires or proposals with respect to, or furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of the Company or any of the Company Subsidiaries or any merger or other business combination with the Company or any of the Company Subsidiaries other than as contemplated by the Plan; and the Company shall notify Purchaser immediately if and the terms of any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, the Company or any of the Company Subsidiaries. All pending negotiations or discussions by Company Representatives have been terminated and the Company’s confidential information has been destroyed and returned as provided in the applicable confidentiality agreement. Nothing in the Plan will prevent the Company or the Company Board from: (i) providing information in response to a request therefore by a person who has made an unsolicited bona fide written proposal for an acquisition or purchase of the type described in the preceding sentence; or (ii) engaging in any negotiations or discussions with any person who has made such an unsolicited bona fide written proposal, if and only to the extent that, in each such case referred to in clause (i) or (ii), the Company Board determines in good faith (after consultation with its financial advisors) that the proposal could reasonably result in a transaction more favorable to the holders of shares, as a group in their capacity as shareholders of Company Common Stock, from a financial point of view than the Merger or if counsel to the Company advises the Company Board of Directors that the failure to furnish information, negotiate or enter into appropriate agreements with such person could reasonably be expected to subject the Company’s directors to liability for breach of their fiduciary duties or for failure to conform to the requirements of the securities laws, in each case subject to the provisions of Article VII. If negotiations or discussions are initiated in accordance with the preceding sentence, the Company agrees that it will notify Purchaser immediately.

5.07.    Regulatory Applications.    Each of the parties hereto shall use its reasonable best efforts to promptly prepare and submit (and in any event, within twenty (20) business days after the date of the Plan or such shorter period as may be required by Applicable Law), applications to the appropriate Governmental Authorities responsible for competition or antitrust matters for approval of or non-objection to the Merger, including filings under the Hart-Scott-Rodino Act of 1976, as amended (“HSR”) and any other competition or antitrust filing required to be filed as a result of the execution and delivery of the Plan or as a condition to the consummation of the Merger in the European Union or any member state thereof or other jurisdiction (collectively with the filings under HSR, the “Competition Filings”).

The parties will cooperate in good faith to identify as soon as practicable (and in any event, within ten (10) days after the date of the Plan), all of the Competition Filings or any other appropriate filings to secure all other approvals, consents and rulings which are necessary for the consummation of the Merger and make all such filings promptly thereafter.

Without limiting the foregoing, each of the parties hereto agrees to cooperate with the other and, subject to the terms and conditions set forth in the Plan, use its reasonable best efforts to prepare and file all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by the Plan. In furtherance and not in limitation of the foregoing, the parties shall use their best efforts to resolve any objections as may be asserted with respect to the Competition Filings, provided, however, in that no event shall Purchaser or the Company be required, in order to secure the consents, approvals or absence of objections under the Competition Filings, as applicable, be required to limit or divest any existing business activity or engage in litigation. Each of the Company and Purchaser shall, to the extent practicable, consult with the other, subject to applicable laws relating to the exchange of information, with respect to all written information submitted to, any regulatory authorities in connection with the transactions contemplated by the Plan. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and regulatory authorities necessary or advisable to consummate the transactions contemplated by the Plan and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby. In furtherance and not in limitation of the foregoing sentence, the Purchaser and Acquisition Sub, on the one hand, and the Company, on the other hand, shall promptly inform the other of any material communication from the United States Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated hereby. If any such party receives a request for additional information or documentary material from any such Governmental Authority with respect to the Merger and transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request.

5.08. Current	Information.

(A)    The Company shall promptly notify Purchaser of: (i) any significant change in the business or operations of the Company or any Company Subsidiary; (ii) any significant variation in sales or revenues from the budget for 2003 set forth on Schedule 3.01(L) of the Disclosure Letter; (iii) any complaints, investigations or hearings of any Governmental Authority relating to the Company or any Company Subsidiary; (iv) the institution of Litigation involving or relating to the Company or any Company Subsidiary wherein injunctive relief is sought or the amount of damages claimed, individually or in the aggregate for a series of related claims, exceeds $100,000, or, if no amount of damages is, individually or in the aggregate for a series of related claims, claimed then wherein the amount of damages if reasonably estimable, exceeds $100,000 or any significant documents or pleadings to be made or received in any such pending litigation; (v) any event or condition that would cause any of the Company’s representations or warranties set forth herein not to be true and correct as of the Effective Time or prevent the Company from fulfilling its obligations hereunder; or (vi) the receipt of any letter or other communication from any Governmental Authority, including the SEC and the FDA, with respect to the business or operations of the Company or any Company Subsidiaries with regard to a review, audit, inspection or similar activity by such Governmental Authority or any warning letters, recall notices, field notifications or alerts from the FDA or any Non-U.S. Governmental or quasi-Governmental Authority.

(B)    Purchaser shall notify the Company of: (i) any event or condition that would cause any of Purchaser’s representations or warranties set forth herein not to be true and correct as of the Effective Date or prevent Purchaser from fulfilling its obligations hereunder; or (ii) of any denial of any application filed by Purchaser with any Governmental Authority with respect to the Plan.

5.09.    Indemnification/Liability Coverage.

(A)    For six (6) years after the Effective Date, Purchaser shall cause the Continuing Corporation to, indemnify, defend and hold harmless the present and former directors, officers and employees of the Company and the Company Subsidiaries (each, an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring at or prior to the Effective Date (including, without limitation, the transactions contemplated by the Plan) to the extent such persons are entitled to indemnification under the DGCL, the Company’s Certificate of Incorporation and by-laws and pursuant to indemnification agreements, as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation.

(B)    The Company shall secure “tail” or “run-off” coverage under its existing directors’ and officers’ liability insurance policy, containing comparable coverage to that currently provided, prior to the Effective Date covering persons who are currently covered by such insurance against “wrongful acts” as defined by such insurance policy, committed prior to the Effective Date. Such “tail” or “run-off” coverage shall cover a period of at least six (6) years after the Effective Date, provided, however, that if the cost of maintaining such coverage will exceed one hundred fifty percent (150%) of the premium for the policy period in effect as of the Effective Date, the Company will consult with Purchaser before obtaining such coverage. The parties acknowledge that the cost of such “tail” or “run-off” coverage shall not be required to be included in the budget for 2003 set forth on Schedule 3.0(L) of the Disclosure Letter.

(C)    Any Indemnified Party wishing to claim indemnification under Section 5.09(A), upon learning of such claim, action, suit, proceeding or investigation, shall promptly notify Purchaser thereof, provided, that the failure so to notify shall not affect the obligations of Purchaser and the Continuing Corporation under Section 5.09(A) unless and to the extent such failure impairs the ability of the Purchaser to obtain coverage for the action under its insurance or the ability of the Purchaser to defend the claim. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Date), (i) the Continuing Corporation shall have the right to assume the defense thereof, if it so elects, and (ii) if the Continuing Corporation fails to assume such defense in a reasonable period of time after notice from the Indemnified Party, the Indemnified Party may, on notice to Purchaser and the Continuing Corporation, conduct its own defense, and the Continuing Corporation shall pay all reasonable fees and expenses of counsel for the Indemnified Parties promptly as statements therefore are received.

5.10.    Certain Tax Elections.    Prior to the earlier of the Effective Date or the due date under the Code, the Company shall file or cause to be filed with the Internal Revenue Service an election to treat the acquisition of Trophy under Section 338(g) of the Code together with all other information necessary to establish the bases for such election. The Company shall permit the Purchaser to review the proposed filing prior to its submission to the Internal Revenue Service and consider any comments which Purchaser may have with respect thereto. The Company has, or within five (5) business days after execution of the Plan shall, deliver to Purchaser true and complete copies of all valuations of assets, including the assets of Trophy, in its possession. The Company shall, prior to closing, supply documentation evidencing receipt by the Internal Revenue Service of the timely filing of the election.

In connection with the filing of any Company Tax Returns that are filed after the signing of this agreement, neither the Company nor its Subsidiaries shall make any election or adopt any accounting method inconsistent with its prior Company Tax Return filings and shall make all filings in accordance with past business practices.

5.11.    Certain Intellectual Property Information.    Simultaneously herewith, the Purchaser and Company shall enter into a joint privilege agreement relating to certain of the Company’s Intellectual Property and the Company shall deliver to Purchaser true and complete copies of all opinions, studies, clearances and other records relating to the Company’s and Trophy’s Intellectual Property.

5.12.    Consents, Permits, Authorizations.    The Company shall, and shall cause the Company Subsidiaries to, use their commercially reasonable efforts to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Plan, including to obtain, prior to the Effective Date, all material licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities as are required to be obtained prior to the Effective Time for consummation of the transactions contemplated by the Plan and to vest in the Continuing Company and its subsidiaries all such licenses, permits, consents, approvals, authorizations and qualifications to conduct the Company’s Business and Trophy’s Business, including all marketing authorizations (however designated) to sell the products of the Company’s Business and Trophy’s Business, whether held by them or others on their behalf prior to the Effective Date.

5.13.    Warrant.    The Company shall use its reasonable best efforts to terminate that certain Warrant to Subscribe for Ordinary Shares, dated March 28, 2002, in favor of Singer & Friedlander Limited, pursuant to which it may acquire up to one percent (1%) of the outstanding shares of PracticeWorks Limited on a fully diluted basis.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

6.01.    Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligation of each of Purchaser and the Company to consummate the Merger is subject to the fulfillment or written waiver by Purchaser and the Company prior to the Effective Time of each of the following conditions:

(A)    Stockholder Approvals.    The Plan and the Merger shall have been duly adopted by the requisite vote of the holders of Company Common Stock and Company Series B Preferred Stock, including, as to the latter, approval of any necessary amendments to the Certificate of Designation necessary to cause the Company Series B Preferred Stock to participate in the transactions contemplated by the Plan in accordance with its terms.

(B)    Regulatory Approvals.    All of the Competition Filings shall have been made and any approvals or consents of the applicable Governmental Authorities required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, except where the failure to obtain such approval or consent would not reasonably be expected to have an impact on the ability of the parties to consummate the transaction or result in any adverse consequences to any party hereto other than immaterial financial damages.

(C)    No Injunction.    No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by the Plan.

(D)    No Litigation.    There shall be no action or proceeding pending or threatened which challenges the consummation of the transactions contemplated by the Plan or seeks to obtain material damages with respect thereto or to void or terminate or invalidate any Significant Contract of the Company or any Company Subsidiary.

6.02.    Conditions to Obligation of the Company.    The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:

(A)    Representations and Warranties.    The representations and warranties of Purchaser and Acquisition Sub set forth in the Plan shall be true and correct in all material respects, or with respect to any representation or warranty which is limited by materiality or Material Adverse Effect as written, such representations and warranties shall be true and correct as written, as of the date of the Plan and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of the Plan or some other date shall be true and correct as of such date), and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Purchaser and Acquisition Sub by an officer of Purchaser and Acquisition Sub to such effect.

(B)    Performance of Obligations Of Purchaser and Acquisition Sub.    Purchaser and Acquisition Sub shall have performed in all material respects all obligations required to be performed by each of them under the Plan at or prior to the Effective Time, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of Purchaser and Acquisition Sub by an officer of Purchaser and Acquisition Sub to such effect.

6.03.    Conditions to Obligation of Purchaser and Acquisition Sub.    The obligation of Purchaser and Acquisition Sub to consummate the Merger is also subject to the fulfillment or written waiver by Purchaser prior to the Effective Time of each of the following conditions:

(A)    Representations and Warranties.    The representations and warranties of the Company set forth in the Plan shall be true and correct in all material respects, or with respect to any representation or warranty which is limited by materiality or Material Adverse Effect as written, such representations and warranties shall be true and correct as written, as of the date of the Plan and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of the Plan or some other date shall be true and correct as of such date), and Purchaser shall have received a certificate, dated the Effective Date, signed on behalf of the Company by an officer of the Company to such effect.

(B)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under the Plan at or prior to the Effective Time, and Purchaser shall have received a certificate, dated the Effective Date, signed on behalf of the Company by an officer of the Company to such effect; provided, however, that the failure to obtain the termination described in Section 5.13 shall not be deemed to be a failure of the Company to have performed any of its obligations hereunder.

(C)    Company Third Party Consents.    The Company shall have obtained the consent or approval of each person whose approval shall be required under any Significant Contract in order to consummate the transactions contemplated by the Plan except: (i) those which are not reasonably likely to have a material adverse effect on the benefits of the transactions contemplated hereby to the Continuing Corporation or the Purchaser; or (ii) those which may be necessary or required under that certain Credit Agreement, dated as of December 23, 2002, among the Company, as Borrower, the Subsidiaries of the Borrower Identified therein, as Guarantors, and the Bank of America, N.A. as Administrative Agent and Lender, as amended by the First Amendment to Credit Agreement, dated January 31, 2003, and as further amended by the Second Amendment to Credit Agreement, dated February 14, 2003 as such may be amended, from time to time.

(D)    Working Capital Deficit.    The Working Capital Deficit (as defined below) of the Company and the Company Subsidiaries on a consolidated basis as shown on the consolidated Company Interim Financial Statements at the end of the month immediately preceding the Effective Date is not greater than $2,750,000. For purposes of this Section 6.03(D), the term “Working Capital Deficit” shall mean the total current assets of the Company and the Company Subsidiaries on a consolidated basis minus the total current liabilities of the Company and the Company Subsidiaries on a consolidated basis as shown on the consolidated balance sheet of the Company prepared in accordance with GAAP and consistent with prior practice.

(E)    Opinions of Counsel.    The Purchaser shall have received the opinions of counsel to the Company, Kilpatrick Stockton LLP, or other counsel of national reputation reasonably acceptable to Purchaser that the acts or omissions of the Company subsequent to the consummation of the transactions contemplated by the Spin-off Agreement shall not cause those transactions to be taxable under Section 355 of the Code and the Company has no liability to its former parent with respect thereto pursuant to Section 2.04(b) of that certain Tax Disaffiliation Agreement by and between the Former Parent and the Company.

(F)    Resignations.    The directors and officers of the Company and the Company Subsidiaries shall have resigned such offices effective as of the Effective Time.

(G)    Company Directors’ and Officers’ Tax Certificates.    Certificates of each of the Chief Executive Officer and the Chief Financial Officer and each officer and director of the Company who has continuously served in such capacity since the Distribution, and “controlling shareholder” (as defined in Section 1.355-7T(h)(3)) of the Company (determined as of the time of the Distribution and at Closing) certifying that such persons did not have at the time of the Distribution, or within one (1) year after the Distribution, any agreement, understanding, arrangement, plan or discussions with investment bankers regarding a public offering of the Company’s capital stock.

ARTICLE VIl

TERMINATION

7.01.    Termination.    The Plan may be terminated prior to the Effective Date, either before or after receipt of required stockholder approvals:

(A)    By the mutual consent of Purchaser and the Company;

(B)    By Purchaser and Acquisition Sub, on the one hand or the Company, on the other, in the event of: (i) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach (provided that a party may terminate the Plan pursuant to this Section 7.01(B) only with respect to a breach or breaches that would cause the conditions described in Section 6.02(A) or Section 6.03(A), as the case may be, not to be satisfied); or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach;

(C)    By Purchaser and Acquisition Sub, on the one hand, or the Company, on the other, in the event that the Merger is not consummated by December 31, 2003, provided that the terminating party is not then in breach of the Plan;

(D)    By any party hereto, in the event that any stockholder approval contemplated by Section 6.01(A) is not obtained at the Meeting, including any adjournment or adjournments thereof, or in the event that written notice is received which states that any required regulatory approval contemplated by Section 6.01(B) will not be approved or has been denied;

(E)    By the Purchaser at any time prior to the approval of the stockholders of the Company as contemplated by Section 6.01(A), if the Company Board shall have: (i) failed to make its recommendation referred to in Section 5.02; (ii) withdrawn such recommendation required under Section 5.02; (iii) modified or changed such recommendation in a manner materially adverse to the interests of Purchaser; or (iv) failed to reconfirm such recommendation following the receipt of an inquiry or proposal of a type referred to in Section 5.06 within five (5) business days after a written request by Purchaser to do so; or

(F)    By the Company at any time prior to the stockholder approval contemplated by Section 6.01(A), if the Company Board, pursuant to the actions permitted by the second sentence of Section 5.06, should have authorized the Company, immediately following such termination, to enter into an agreement with any third party with respect to the merger of the Company or the sale of all or substantially all of the assets of the Company.

7.02.    Effect of Termination.

(A)    In the event of the termination of the Plan pursuant to this Article VII, the Plan shall forthwith be terminated and have no further effect, except as specifically provided herein and, except as expressly provided herein, there shall be no liability on the part of any party hereto, provided that nothing herein shall relieve any party from liability for fraud in connection with, or any willful breach of, the Plan.

(B)    The Company hereby agrees to pay Purchaser, and Purchaser shall be entitled to payment of, a nonperformance fee (the “Termination Fee”) of Twelve Million Dollars following the termination of the Plan: (i) by Purchaser pursuant to Section 7.01(E); or (ii) by the Company pursuant to Section 7.01(F). Such payment shall be made in immediately available funds within twenty (20) business days after delivery of a notice from Purchaser requesting such payment.

(C)    If the Company fails to pay, if and when due, the amount due pursuant to this Section 7.02, and, in order to obtain such payment, Purchaser commences a suit against the Company for the fee set forth in this Section 7.02 and is determined to be entitled to such fee, the Company shall pay to Purchaser its reasonable costs and expenses, including for investigation, preparation and prosecution of such suit and any settlement negotiations (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the rate prescribed for interest on judgments in such jurisdiction from the date such payment was required to be made.

ARTICLE VIII

OTHER MATTERS

8.01.    Survival.    Section 5.09 and this Article VIII shall survive the Effective Time. If the Plan is terminated pursuant to Article VII prior to the Effective Time, Sections 5.05(B) and this Article VIII shall survive such termination and Section 7.02 shall survive termination of the Plan pursuant to Section 7.01(E) or (F) until all amounts due to the Purchaser shall have been paid in full. All other representations, warranties, covenants and agreements in the Plan will not survive the Effective Time or termination pursuant to Article VII, provided that no such termination will relieve any party of any liability or damages resulting from any willful or intentional breach of the Plan or any willful or intentional material misstatement or failure to state any item required to be stated therein.

8.02.    Waiver; Amendment.    Prior to the Effective Date, any provision of the Plan may be: (A) waived in writing by the party benefiting by the provision; or (B) amended or modified at any time, in either case by an agreement in writing among the parties hereto approved or authorized by their respective Boards of Directors and executed in the same manner as the Plan, except that, after the vote by the stockholders of the Company, no amendment may be made that requires further approval of such stockholders under applicable law without obtaining such approval.

8.03.    Counterparts.    The Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. The Plan shall become effective when one counterpart has been signed by each party hereto.

8.04.    Governing Law.    The Plan shall be governed by, and interpreted in accordance with, the laws of the State of Delaware.

8.05.    Expenses.    Each party hereto will bear all expenses incurred by it in connection with the Plan and the transactions contemplated hereby. Such expenses incurred by the Company and the Company Subsidiaries shall be obligations of the Company and shall be paid by it or by the Continuing Corporation or the Purchaser; provided, however, such expenses shall be current liabilities on the consolidated balance sheet of the Company described in Section 6.03(D).

8.06.    Confidentiality.    Except as otherwise provided in Section 5.05(B) and the terms and conditions of the Letter Agreement, each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

8.07.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), delivered by courier or overnight delivery service or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser or Acquisition Sub to:	Eastman Kodak Company 343 State Street Rochester, NY 14650 Attention: Kenneth K. Doolittle Fax: (585) 724-9448

With a copy to:	Nixon Peabody LLP Clinton Square P.O. Box 31051 Rochester, NY 14603-1051 Attention: Deborah McLean Quinn Fax: (585) 263-1600

If to the Company to:	PracticeWorks, Inc. 1765 The Exchange Atlanta, GA 30339 Attention: Chairman of the Board Fax: (770) 850-5011

With a copy to:	Kilpatrick Stockton LLP 1100 Peachtree Street Suite 2800 Atlanta, GA 30309 Attention: Reinaldo Pascual Fax: (404) 541-3332

8.08.    Definitions.    Any term defined anywhere in the Plan shall have the meaning ascribed to it for all purposes of the Plan (unless expressly noted to the contrary). In addition:

(A)    The term “Material Adverse Effect,” means an event, occurrence or circumstance which: (i) has a material adverse effect on the business, operations, financial condition or results of operations, or prospects of the Company and the Company Subsidiaries, taken as a whole, or on the Company’s Business or Trophy’s Business; or (ii) would materially impair the Company’s ability to timely perform its obligations under the Plan or the consummation of any of the transactions contemplated hereby; provided, that a Material Adverse Effect with respect to the Company shall not include (y) events or conditions generally affecting the Company’s industry or effects resulting from general economic conditions, changes in accounting practices or changes to statutes, regulations or regulatory policies, that do not have a materially more adverse effect on the Company and the Company’s Subsidiaries taken as a whole, the Company’s Business or Trophy’s Business than that experienced by similarly situated companies; or (z) acts of a public enemy, acts of war, terrorism, or national or international calamities.

(B)    The term “Rights” means securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock.

(C)    The definitions for the following terms may be found at the locations noted below:

Defined Term	Location	Defined Term	Location
Acquisition Sub	Preamble	FDA	4.01 (M)(i)
Applicable Law	4.01 (M)(i)	Former Parent	4.01 (T)
Certificate of Designation	2.01 (C)	Former Subsidiaries	4.01 (S)(i)
Client	4.01 (N)(iii)	GAAP	4.01 (H)(ii)
Common Stock Certificates	2.03 (B)	Governmental Authority	4.01 (L)
Common Stock Merger Consideration	2.01 (B)	Hazardous Substances	4.01 (S)
Company	Preamble	HIPAA	4.01 (M)(i)
Company Board	4.01 (F)	HSR	5.07
Company Common Stock	4.01 (A)	Indemnified Party	5.09 (A)
Company Contract	4.01(N)(i)	Intellectual Property	4.01 (V)(i)
Company Deferred Stock Grants	4.01 (C)	Letter Agreement	5.01
Company Derivative Securities	2.05	Liens	4.01 (D)
Company Preferred Stock	4.01 (A)	Litigation	4.01 (L)
Company Reports	4.01 (H)(i)	Material Adverse Effect	8.08 (A)
Company Representatives	5.06	Meeting	5.02
Company Rights Plan	Recitals (D)	Merger	Recitals (A)
Company Series B Preferred Stock	4.01 (A)	Merger Consideration	2.01 (C)
Company Stock Options	4.01 (C)	Multiemployer Plans	4.01 (P)(ii)
Company Subsidiary	4.01 (D)	NLRB	4.01 (Q)(i)
Company Tax Returns	4.01 (T)	Pension Plan	4.01 (P)(ii)
Company Warrants	4.01 (C)	Plan	Preamble
Company’s Business	3.01 (A)	Preferred Stock Merger Consideration	2.01 (C)
Company’s Financial Statements	4.01 (H)(ii)	Proxy Statement	5.02
Company’s Interim Financials	4.01 (H)(ii)	Purchaser	Preamble
Compensation and Benefit Plans	4.01 (P)(i)	Purchaser’s Benefit Plans	8.10
Competition Filings	5.07 (A)	Release	4.01 (S)
Continuing Corporation	1.01 (A)	Rights	8.08 (B)
Derivative Security Transmittal Letter	2.05 (D)	SEC	4.01 (H)(i)
DGCL	1.01 (A)	Series B Preferred Stock Certificates	2.03 (B)
Disclosure Letter	3.01 (B)	Share Acquisition Date	Recitals (D)
Dissenting Shares	2.06 (A)	Significant Contract	4.01 (N)(ii)
Distribution	4.01 (T)	Software	4.01 (V)(iii)(a)
Distribution Date	Recitals (D)	Spin-off Agreement	4.01 (T)
Effective Date	1.02 (A)	Stockholders’ Agreement	Recitals (C)
Effective Time	1.02 (B)	Taxes	4.01 (T)
Environmental Laws	4.01 (S)	Termination Fee	7.02 (B)
ERISA	4.01 (P)(ii)	Trophy	3.01 (A)
ERISA Plans	4.01 (P)(ii)	Trophy’s Business	3.01 (A)
Exchange Agent	2.03 (A)	Working Capital Deficit	6.03 (D)
Excluded Shares	2.01 (B)

8.09.    Entire Understanding; No Third Party Beneficiaries.    The Plan and all Schedules, Exhibits and Annexes hereto represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersede any and all other oral or written agreements heretofore made other than the Letter Agreement, which shall survive the execution and delivery of this Agreement (except as contemplated in the Letter Agreement to be superseded by this Plan). Nothing in the Plan, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of the Plan, except that Section 5.09 is intended to confer on the persons named therein those rights expressly stated in such Section.

8.10.    Employee Matters.    Employees of the Company and the Company Subsidiaries after the Effective Time shall continue to be generally entitled: (A) to participate in the Compensation and Benefit Plans of the Company or the Company Subsidiaries in which the employees participate prior to the Effective Time; or (B) to benefits and compensation which in the aggregate are substantially equivalent to such benefits and compensation, for at least twelve (12) months following the Effective Time, provided that nothing in the Plan or this Section 8.10 shall constitute a promise or guaranty of employment for such twelve- (12) month period or any period or to convert any employee from an employee whose employment is terminable at will, with or without cause. To the extent that employees of the Company and Company Subsidiaries are provided benefits under employee benefit plans, programs and arrangements maintained by or contributed to by Purchaser and its affiliates during such twelve-month period after the Effective Date (“Purchaser’s Benefit Plans”), Purchaser shall, or shall cause its affiliates to, cause each such plan, program or arrangement to treat the prior service with the Company and the Company Subsidiaries of each such employee immediately prior to the Effective Date as service rendered to Purchaser or its affiliates, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not benefit accrual except with respect to vacation benefits) to a substantially similar extent as such service is recognized under corresponding plans, programs or arrangements of the Company and the Company Subsidiaries prior to the Effective Date; and the Purchaser shall cause such Purchaser Benefit Plan, to the extent possible under the terms of such benefits plans, to (i) give credit to such employees for any deductible or out-of-pocket amounts paid by such employees under the corresponding Company Compensation and Benefit Plan for the plan year in which the change occurs; and (ii) waive any preexisting condition limitation that was waived or satisfied under the terms of the Company Benefit Plan immediately prior to the Effective Date and apply any waiting period limitations that would otherwise be applicable to such employee on or after the Effective Date in a manner consistent with the way Purchaser and its affiliates would treat similarly situated employees of Purchaser and its affiliates taking into consideration the service such employees had with the Company and Company Subsidiaries.

8.11.    Heading.    The headings contained in the Plan are for reference purposes only and are not part of the Plan.

8.12    Interpretation; Effect.    When a reference is made in the Plan to Sections, Exhibits, Annexes or Schedules, such reference shall be to a Section of, or Exhibit or Annex or Schedule to, the Plan unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in the Plan, they shall be deemed to be followed by the words “without limitation”, no provision of the Plan shall be construed to require the Company, Purchaser or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

8.13    Binding Effect.    This Plan and the obligations and covenants hereunder that survive the Effective Time, including obligations of and relating to the Continuing Corporation, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

EASTMAN KODAK COMPANY

By:	/s/ DANIEL I. KERPELMAN

Daniel I. Kerpelman, Senior Vice President

PEACH ACQUISITION, INC.

By:	/s/ DANIEL I. KERPELMAN

Daniel I. Kerpelman, President

PRACTICEWORKS, INC.

By:	/s/ JAMES K. PRICE

James K. Price, Chief Executive Officer and President

ANNEX B

VOTING AGREEMENT

AND

IRREVOCABLE PROXY

VOTING AGREEMENT (this “Agreement”), dated as of July 20, 2003, by and among Eastman Kodak Company (“Purchaser”), a New Jersey corporation, Peach Acquisition, Inc. (“Acquisition Sub”), a Delaware corporation and a wholly owned subsidiary of Purchaser, and each of the individuals listed on the signature pages hereto (each, in his or her capacity as stockholder of PracticeWorks, Inc. (the “Company”), a “Stockholder”, and collectively, the “Stockholders”).

WHEREAS, each of the Stockholders is, as of the date hereof, the beneficial owner of the shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company, a Delaware corporation, and options to purchase the Common Stock (“Options”) of the Company, all as set forth on Schedule I hereto;

WHEREAS, Purchaser, Acquisition Sub and the Company concurrently herewith are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Plan”), which provides, among other things, for the acquisition of the Company by merger of Acquisition Sub with and into the Company upon the terms and subject to the conditions set forth in the Plan (the “Merger”); and

WHEREAS, as a condition to the willingness of Purchaser and Acquisition Sub to enter into the Plan, and in order to induce Purchaser and Acquisition Sub to enter into the Plan, the Stockholders have agreed (each in his or her capacity as a stockholder of the Company) to enter into this Agreement.

NOW, THEREFORE, in consideration of the execution and delivery by Purchaser and Acquisition Sub of the Plan and the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows (capitalized terms used but not defined herein have the meanings ascribed to such terms in the Plan):

SECTION 1.    Representations and Warranties of the Stockholders.    Each Stockholder, represents and warrants to Purchaser and Acquisition Sub, severally and not jointly, as follows:

(a)    Stockholder is (i) the owner of record of, or (ii) the sole manager or general partner of the limited liability company or partnership which is the record owner of, or (iii) the trustee of the trust that is the record holder of, and Beneficially Owns (as defined below) and has good and valid title to, the shares of Common Stock set forth opposite his or her name on Schedule I attached hereto, free and clear of any claims, liens, encumbrances, security interests, options, charges and restrictions of any kind. Except as otherwise set forth on Schedule I attached hereto, such Stockholder does not Beneficially Own any other shares of capital stock or other voting securities of the Company. Stockholder has the sole right to dispose of and vote the shares of Common Stock and any shares such Stockholder may acquire, whether upon exercise of any Option or otherwise (collectively, the “Shares”), and none of the Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares Beneficially Owned by such Stockholder, except as set forth in this Agreement.

“Beneficially Own” means that the Stockholder has such ownership, control or power to direct the voting or investment with respect to, or to legally act with respect to the ownership of, shares of Common Stock, including pursuant to any agreement, arrangement or understanding, whether or not in writing or otherwise beneficially owned as provided in Rule 13d-3(a) promulgated under the Securities Exchange Act of 1934 (“Exchange Act”).

(b)    Stockholder has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by all necessary action on the part of any entity or entities on whose behalf Stockholder acts in his or her non-individual capacity (the “Entities”). This Agreement has been duly executed and delivered by Stockholder and constitutes his or her valid and binding obligation and, as applicable, the valid and binding obligation of the Entities enforceable against Stockholder and applicable Entities in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(c)    The execution and delivery of this Agreement do not, and compliance with the terms hereof will not: (A) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any lien upon the Shares Beneficially Owned under any provision of any applicable trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, or instrument, or (B) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or the Entities or any of the Shares Beneficially Owned, except for such conflicts, violations, breaches, defaults or other occurrences which, individually or the aggregate, have not had and would not reasonably be expected to prevent, limit or materially delay the ability of Stockholder to perform his or her obligations under this Agreement.

(d)    Neither the execution, delivery and performance of this Agreement by the Stockholder or the Entities, nor such person’s involvement in the consummation of the transactions contemplated by the Plan (the “Transactions”), will require any consent, approval, authorization, order or permit of, or filing with or notification to any governmental entity, except for (i) applicable requirements of the Exchange Act and the Securities Act and the rules and regulations thereunder and (ii) the applicable requirements of state securities laws, takeover laws or Blue Sky laws except where the failure to obtain or make such consent, approval, authorization, order or permit of, or filing with or notification to any governmental authority will not, and would not have reasonably be expected to, prevent, limit or materially delay the ability of Stockholder to perform his or her obligations under this Agreement. If Stockholder is married and the Shares Beneficially Owned by the Stockholder are jointly held or constitute community property and spousal or other approval is necessary to make this Agreement valid and binding, this Agreement has been duly executed and delivered by, and, constitutes a valid and binding agreement of, such Stockholder’s spouse enforceable against such spouse in accordance with its terms. If this Agreement is being executed by Stockholder in a capacity under (ii) or (iii) of Section 1(a), the Stockholder has full power and authority to enter into this Agreement.

SECTION 2.    Transfer of the Shares.    Each of the Stockholders hereby agrees that at all times during the period commencing with the execution and delivery of this Agreement until the Effective Time or termination of this Agreement, the Stockholder shall not cause or permit any Transfer (as defined below) of any of the Shares to be effected, or discuss, negotiate or make any offer regarding any Transfer of any of the Shares, unless each person to which any such Shares, or any interest therein, is or may be Transferred shall have (i) executed a counterpart of this Agreement and a proxy substantially in the form attached hereto as Exhibit A (the “Proxy”), and (ii) agreed in writing to hold such Shares, or such interest therein, subject to all of the terms and conditions set forth in this Agreement.

A Stockholder shall be deemed to have effected a “Transfer” of Shares if he or she directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such Shares or any interest therein, or (b) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Shares or any interest therein, or (c) takes any action or suffers to be taken any action which would result in the transfer of such Shares by operation of law or court order.

Each of the Stockholders hereby also agrees that, at all times commencing with the execution and delivery of this Agreement until the Effective Time or the termination of this Agreement, he or she shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy (other than the Proxy) in respect of the Shares, or enter into any stockholder agreement or similar arrangement or commitment in contravention of the obligations of such Stockholder under this Agreement with respect to any of the Shares.

SECTION 3.    Grant of Irrevocable Proxy; Appointment of Proxy.

(a)    Concurrently with the execution of this Agreement, the Stockholder herewith delivers to Purchaser the Proxy, which shall be irrevocable to the fullest extent permissible by applicable law, with respect to the Shares.

(b)    Each Stockholder represents and warrants that any proxies (other than the Proxy given in connection with this Agreement) heretofore given in respect of such Shares by such Stockholder are not irrevocable or, if they are not revoked by the execution and delivery of this Agreement and the Proxy or are irrevocable, that, upon execution and delivery of this Agreement, the valid consent to the revocation of such proxies from the party or parties to whom such proxies were heretofore granted will be obtained, and that any such other proxies are hereby revoked. Each Stockholder understands and acknowledges that the Purchaser is entering into the Plan in reliance upon the execution, delivery and performance of this Agreement by such Stockholder.

(c)    Each Stockholder hereby affirms that the Proxy he or she is delivering is given in connection with the execution of the Plan, and that such Proxy is given to secure the performance of the duties of such Stockholder in accordance with this Agreement. Each Stockholder hereby further affirms that his or her Proxy is coupled with an interest and may under no circumstances be revoked. The Proxy is executed and intended to be irrevocable in accordance with the applicable provisions of the Delaware General Corporation Law. The Proxy shall be valid until termination of this Agreement pursuant to Section 7 hereof.

SECTION 4.    Certain Events.    In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock or the acquisition of additional shares of Common Stock or other securities or rights of the Company by Stockholder, the number of Shares shall be adjusted appropriately, and this Agreement and the rights and obligations hereunder shall attach to any additional shares of Common Stock or other securities or rights of the Company issued to or acquired by Stockholder.

SECTION 5.    Certain Other Agreements.    From and after the date of this Agreement until the Effective Time or termination of this Agreement, no Stockholder will, nor will any Stockholder authorize or permit any of his or her affiliates or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly: (i) solicit, initiate, encourage or induce the making, submission or announcement of any acquisition proposal described in Section 5.06 of the Plan, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any such acquisition proposal, (iii) engage in discussions with any person with respect to any acquisition proposal, (iv) approve, endorse or recommend any acquisition proposal, or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any acquisition proposal described in Section 5.06 of the Plan; provided, however, that nothing herein shall prohibit a Stockholder from taking any action in his capacity as a director or officer of the Company to the extent that the failure to take such action could reasonably be expected to subject the Stockholder to liability for breach of his or her fiduciary duties.

SECTION 6.    Further Assurances.    Each of the Stockholders shall, upon request of Purchaser or Acquisition Sub, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Purchaser or Acquisition Sub to be necessary or desirable to carry out the provisions hereof and to vest in Purchaser the power to vote the Shares as contemplated by Section 3 hereof.

SECTION 7.    Termination.    Except as otherwise provided in this Agreement, this Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earlier of (i) the termination of the Plan in accordance with its terms or (ii) the Effective Time; provided, however, that Sections 8 and 10 shall survive any termination of this Agreement.

SECTION 8.    Expenses.    All fees and expenses incurred by any party hereto shall be borne by the party incurring such fees and expenses.

SECTION 9.    Appraisal.    Each Stockholder also agrees not to exercise any rights (including, without limitation, under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares which may arise with respect to the Merger.

SECTION 10.    Miscellaneous.

(a) Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. If no such agreement is reached between the parties, the term or provision which is determined to be invalid, illegal or incapable of being enforced shall nonetheless be enforced to fulfill the intent of the parties to the extent legally permissible.

(b) Binding Effect and Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, assigns and legal representatives, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without prior written consent of the others.

(c) Amendments and Modification.    This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the party to be bound thereby.

(d) Specific Performance; Injunctive Relief.    The parties hereto acknowledge that Purchaser and Acquisition Sub shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Purchaser upon any such violation, Purchaser shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Purchaser at law or in equity.

(e) Notices.    All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given when delivered personally, by telecopy (by equipment providing confirmation of receipt), by nationally-recognized overnight courier, or by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to any Stockholder:

To the address set forth on Schedule I

With a copy to:

Kilpatrick Stockton LLP

1100 Peachtree Street

Atlanta, GA 30309

Attention: Reinaldo Pascual, Esq.

Telephone: (404) 815-6500

Telecopy No.: (404) 815-6555

If to Purchaser or Acquisition Sub:

Eastman Kodak Company

343 State Street

Rochester, NY 14650

Attention: Kenneth K. Doolittle

Telephone: (585) 724-1932

Telecopy No.: (585) 724-9448

With a copy to:

Nixon Peabody LLP

Clinton Square

P.O. Box 31051

Rochester, NY 14603-1051

Attention: Deborah McLean Quinn

Telephone: (585) 263-1307

Telecopy No.: (585) 263-1600

(f) Governing Law.    This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

(g) Entire Agreement.    This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

(h) Effect of Headings.    The section headings are for convenience only and shall not affect the construction or interpretation of this Agreement.

(i) Counterparts.    This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of Purchaser, the Acquisition Sub and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

PEACH ACQUISITION, INC.

By	/s/ DANIEL I. KERPELMAN

Daniel I. Kerpelman, President

EASTMAN KODAK COMPANY

By	/s/ DANIEL I. KERPELMAN

Daniel I. Kerpelman, Senior Vice President

STOCKHOLDERS

/s/ RICHARD E. PERLMAN

Richard E. Perlman

/s/ JAMES K. PRICE
James K. Price

/s/ JAMES C. DAVIS
James C. Davis

/s/ JAMES A. COCHRAN
James A. Cochran

/s/ C. LAMAR ROBERTS
C. Lamar Roberts

/s/ WILLIAM R. JELLISON
William R. Jellison

/s/ RAYMOND H. WELSH
Raymond H. Welsh

/s/ WILLIAM A. SHUTZER
William A. Shutzer

/s/ J. THOMAS PRESBY
J. Thomas Presby

SCHEDULE I

TO

VOTING AND PROXY AGREEMENT

NAME AND NOTICE ADDRESS	SHARES	OPTIONS
Richard E. Perlman 120 E. 79th Street, New York, NY 10021	348,735	800,508

James K. Price 4418 Club Drive Atlanta, GA 30319	456,606	800,750

James C. Davis 3564 Tuxedo Road Atlanta, GA 30305	266,139	434,620

C. Lamar Roberts 2710 Misty Morning Lane Roswell, GA 30076	2,865	301,347

James A. Cochran 2552 Berwicke Walk Snellville, GA 30078	4,719	258,972

William R. Jellison c/o Dentsply International 570 West College Avenue York, PA 17404	15,000	30,000

Raymond H. Welsh c/o UBS Financial Services, Inc. 1735 Market Street, 36th Floor Philadelphia, PA 19103	58,256	49,010

William A. Shutzer c/o Lehman Brothers 399 Park Avenue, 9th Floor New York, NY 10022	169,500	37,500

J. Thomas Presby Six Holton Lane Essex Falls, NJ 07021	-0-	27,500	(1)

(1)	Held by J. Thomas Presby, LLC

EXHIBIT A

IRREVOCABLE PROXY

The undersigned stockholder of PracticeWorks, Inc., a Delaware corporation (the “Company”), hereby irrevocably, to the fullest extent permitted by law, appoints Eastman Kodak Company and any executive officer thereof as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Proxy are listed on Schedule I to the Voting Agreement of even date herewith by and between Purchaser and the undersigned stockholder (“Voting Agreement”). Upon the execution of this Proxy by the undersigned, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to the Voting Agreement, and is granted in consideration of Purchaser entering into that certain Agreement and Plan of Merger (the “Plan”), by and among Purchaser, Peach Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Acquisition Sub”), and the Company, which provides for the merger of Acquisition Sub with and into the Company in accordance with its terms (the “Merger”). As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Plan shall have been validly terminated pursuant to its terms or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Plan.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting: (i) in favor of approval of the Merger and the adoption and approval of the Plan, and in favor of each of the other actions contemplated by the Plan and any action required in furtherance thereof; (ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Plan; (iii) against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Plan): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Plan; and (iv) in favor of waiving any notice that may have been or may be required relating to any reorganization of the Company or any subsidiary of the Company, any reclassification or recapitalization of the capital stock of the Company or any subsidiary of the Company, or any sale of assets, change of control, or acquisition of the Company or any subsidiary of the Company by any other person, or any consolidation or merger of the Company or any subsidiary of the Company with or into any other person.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: July , 2003

Print Name:

ANNEX C

July 20, 2003

Board of Directors

PracticeWorks, Inc.

1765 The Exchange, Suite 2000

Atlanta, GA 30339

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (collectively the “Stockholders”) of the outstanding shares of common stock, $0.01 par value per share (the “Common Stock”), of PracticeWorks, Inc. (the “Company”) of the consideration of $21.50 in cash per share of Common Stock (the “Common Stock Merger Consideration”) to be received pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) by and among Eastman Kodak Company (“Kodak”), Peach Merger Sub, a wholly-owned subsidiary of Kodak (the “Merger Sub”), and the Company. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, the Merger Sub will be merged with and into the Company (the “Merger”) and each share of Common Stock will be converted into the right to receive the Common Stock Merger Consideration upon consummation of the Merger.

We are familiar with the Company, having provided certain investment banking services to the Company from time to time, including, without limitation, acting as financial advisor with respect to the Company’s acquisition of Trex Medical France, SA in December 2002, financial advisor with respect to the adoption of the Company’s shareholder rights plan in November 2002, and lead managing underwriter with respect to the Company’s offering of 5.2 million shares of common stock in June 2002.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) a draft of the Merger Agreement dated July 19, 2003; (b) certain audited historical financial statements of the Company for each of the two years ended December 31, 2002; (c) the unaudited financial statements of the Company for the six months ended June 30, 2003; (d) certain internal business, operating and financial information and forecasts of the Company (the “Forecasts”), prepared by the senior management of the Company; (e) information regarding publicly available financial terms of certain other business combinations we deemed relevant; (f) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant; (g) current and historical market prices and trading volumes of the Common Stock; and (h) certain other publicly available information on the Company. We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant. In connection with our engagement, we were requested to approach, and held discussions with, a limited number of third parties to solicit indications of interest in a possible acquisition of the Company.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion including without limitation the Forecasts provided by senior management, and we have not assumed any responsibility or liability therefor. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company, nor have any such valuations or appraisals been provided to us. We have been advised by the senior management of the Company that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities

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(contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us. We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. We have also assumed that the definitive Merger Agreement will not differ in any material respects from the draft thereof furnished to us. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to certain legal matters on advice of counsel to the Company, and have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company.

William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company or Kodak for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the investment banker to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

We are expressing no opinion herein as to the price at which the Common Stock will trade at any future time. Such trading price may be affected by a number of factors, including but not limited to (i) changes in prevailing interest rates and other factors which generally influence the price of securities, (ii) adverse changes in the current capital markets, (iii) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or in the healthcare information technology market, (iv) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (v) timely completion of the Merger on terms and conditions that are acceptable to all parties at interest. In addition, we are expressing no opinion as to the consideration to be received in the Merger by the holders of the preferred stock of the Company or the relative allocation of the consideration to be received by the Stockholders and the holders of the preferred stock of the Company.

Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors of the Company in connection with its consideration of the Merger. Our opinion is limited to the fairness, from a financial point of view, to the Stockholders of the Common Stock Merger Consideration, and we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed Merger or any other matter. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to the stockholders by the Company with respect to the Merger.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Common Stock Merger Consideration is fair, from a financial point of view, to the Stockholders.

Very truly yours,

/s/ WILLIAM BLAIR & COMPANY, L.L.C.

WILLIAM BLAIR & COMPANY, L.L.C.

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ANNEX D

July 20, 2003

Board of Directors

PracticeWorks, Inc.

1765 The Exchange, Suite 200

Atlanta, GA 30339

Dear Sirs:

It is our understanding that, subject to execution of a definitive agreement and plan of merger (the “Merger Agreement”) between Eastman Kodak Company, a New Jersey corporation (“Eastman Kodak”), and Practice Works, Inc. (“PracticeWorks” or the “Company”), a Delaware corporation, Eastman Kodak will acquire the Company through a merger of a wholly-owned subsidiary of Eastman Kodak with the Company (the “Transaction”). Pursuant to the Merger Agreement all issued and outstanding Series B Convertible Preferred Stock (“Series B Preferred Stock”) will be exchanged for the Preferred Stock Merger Consideration, which in this case translates to $7.33 (the “Merger Consideration”).

You have requested our opinion as to the fairness, from a financial point of view, to the Series B Preferred Stockholders of the Merger Consideration. In arriving at our opinion, we have reviewed the draft dated July 17, 2003 of the Merger Agreement, the Certificate of Designation, Powers, Preferences and Rights of The Series B Preferred Stock, certain publicly available financial information concerning the Company and certain internal financial analyses and other information furnished to us by the Company. We have also held discussions with members of the senior management of the Company regarding the business and prospects of the Company. In addition, we have (i) compared certain financial information of the Company with similar information for selected publicly traded companies that we considered comparable in whole or in part to the businesses contemplated in the Merger Agreement, (ii) considered, to the extent publicly available, the financial terms of other recent business combinations involving companies whose operations we considered comparable in whole or in part to the operations of the Company, and (iii) performed such other studies and analyses and considered such other factors as we deemed appropriate.

We have not independently verified the information described above and, for purposes of this opinion, have assumed and relied upon the accuracy and completeness thereof. With respect to information relating to the Company and its operations, we have assumed that such information reflects the best currently available estimates and judgments of management of the Company and the likely future financial performance of the Company. We are not expressing any opinion as to what the value of the businesses proposed to be sold may be in the hands of the acquirer. In addition, we have not made nor been provided with an independent evaluation or appraisal of the assets or liabilities of the Company nor have we made any physical inspection of the properties or assets of the Company. We have not been asked to consider, and our opinion does not address, the relative merits of the Transaction to the Company as compared to any alternative business strategies that may exist for the Company. We were not requested to, and did not, determine or recommend the Transaction. Our opinion is based on market, economic and other conditions, including the circumstances regarding the Transaction, as they exist and can be evaluated as of the date of this letter. It should be understood that, although subsequent events may affect this opinion, we do not have any obligation to update, revise, or reaffirm this opinion.

In arriving at our opinion we were not authorized to solicit, and did not solicit, interest from any party with the respect to a business combinations or other extraordinary transaction involving the Company.

We are expressing no opinion herein as to the price at which the Series B Preferred Stock will trade at any future time. Such trading price may be affected by a number of factors, including but not limited to (i) changes in

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prevailing interest rates and other factors which generally influence the price of securities, (ii) adverse changes in the current capital markets, (iii) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or in the healthcare information technology market, (iv) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (v) timely completion of the Transaction on terms and conditions that are acceptable to all parties at interest.

Sanders Morris Harris Inc. has been engaged to deliver an opinion in connection with the Transaction and will receive a fee upon delivery of this opinion. A portion of our fee is contingent upon the consummation of the Transaction. In the ordinary course of our business, we may actively trade the equity securities of PracticeWorks or Kodak for our own account, the accounts of its principals or the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Sanders Morris Harris has provided financial advisory services to PracticeWorks in the past and has received fees for providing such services.

As customary part of its investment banking business, Sanders Morris Harris is regularly engaged in the issuance of fairness opinions and the valuations of businesses and their securities in connection with private placements, mergers and acquisitions, underwritings, and valuations for corporate and other purposes.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction contemplated by the Merger Agreement and such opinion does not constitute a recommendation as to whether the PracticeWork’s directors should engage in the transaction contemplated by the Merger Agreement.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Merger Consideration is fair, from a financial point of view, to the holders of the Series B Preferred Stock.

Sincerely,

Sanders Morris Harris Inc.

By:	/s/ JONAH D. SULAK

Jonah D. Sulak Vice President

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ANNEX E

Delaware General Corporation Law

Section 262 – Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRACTICEWORKS, INC.

ATLANTA, GEORGIA

COMMON STOCKHOLDER PROXY FOR

SPECIAL MEETING OF STOCKHOLDERS, OCTOBER 7, 2003

Solicited On Behalf of the Board of Directors

The undersigned hereby constitutes and appoints Richard E. Perlman and James K. Price, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the special meeting of stockholders of PracticeWorks, Inc. to be held on the 7th day of October, 2003 and at any postponements or adjournments thereof, and to vote all of the shares of PracticeWorks, Inc. common stock which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned hereby directs that this proxy be voted as marked on the reverse side hereof.

This Proxy will, when properly executed, be voted as directed. If no directions to the contrary are indicated in the boxes provided, the persons named herein intend to vote FOR the proposal listed on the reverse side hereof.

A majority of said attorneys and proxies present and acting at the meeting in person or by their substitutes (or if only one is present and acting, then that one) may exercise all the powers conferred hereby. Discretionary authority is conferred hereby as to certain matters as may properly come before the meeting.

(Continued and to be marked, signed and dated on the reverse side)

The Board of Directors recommends a vote FOR proposal 1.

(1)	Adoption of the Agreement and Plan of Merger, dated as of July 20, 2003, by and among PracticeWorks, Inc., Eastman Kodak Company and Peach Acquisition, Inc., pursuant to which PracticeWorks will merge with Peach Acquisition, a wholly-owned subsidiary of Kodak, with PracticeWorks being the surviving corporation and becoming a wholly-owned subsidiary of Kodak
☐ FOR	☐ AGAINST	☐ ABSTAIN

(2)	In their discretion, to transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Receipt of the Notice of Special Meeting of Stockholders and Proxy Statement dated August 29, 2003 is hereby acknowledged.

Signature

Signature

Dated:

Please sign exactly as your name or names appear hereon, including any official position or representative capacity.

PRACTICEWORKS, INC.

ATLANTA, GEORGIA

SERIES B PREFERRED STOCKHOLDER PROXY

FOR SPECIAL MEETING OF STOCKHOLDERS, OCTOBER 7, 2003

Solicited On Behalf of the Board of Directors

The undersigned hereby constitutes and appoints Richard E. Perlman and James K. Price, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the special meeting of stockholders of PracticeWorks, Inc. to be held on the 7th day of October, 2003 and at any postponements or adjournments thereof, and to vote all of the shares of PracticeWorks, Inc. series B preferred stock which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned hereby directs that this proxy be voted as marked on the reverse side hereof.

This Proxy will, when properly executed, be voted as directed. If no directions to the contrary are indicated in the boxes provided, the persons named herein intend to vote FOR the proposal listed on the reverse side hereof.

A majority of said attorneys and proxies present and acting at the meeting in person or by their substitutes (or if only one is present and acting, then that one) may exercise all the powers conferred hereby. Discretionary authority is conferred hereby as to certain matters as may properly come before the meeting.

(Continued and to be marked, signed and dated on the reverse side)

The Board of Directors recommends a vote FOR proposal 1.

(1)	Adoption of the Agreement and Plan of Merger, dated as of July 20, 2003, by and among PracticeWorks, Inc., Eastman Kodak Company and Peach Acquisition, Inc., pursuant to which PracticeWorks will merge with Peach Acquisition, a wholly-owned subsidiary of Kodak, with PracticeWorks being the surviving corporation and becoming a wholly-owned subsidiary of Kodak

☐ FOR	☐ AGAINST	☐ ABSTAIN

(2)	In their discretion, to transact such other business as may properly come before the meeting or any postponement or adjournment thereof and as to which the holders of series B preferred stock would have the right to vote.

Receipt of the Notice of Special Meeting of Stockholders and Proxy Statement dated August 29, 2003 is hereby acknowledged.

Signature

Signature

Dated:

Please sign exactly as your name or names appear hereon, including any official position or representative capacity.